As filed with the Securities and Exchange Commission on August 10, 1999


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM S-4

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933


                              HUDSON UNITED BANCORP
                              ---------------------
             (Exact name of registrant as specified in its charter)


                                   New Jersey
                                   ----------
         (State or other Jurisdiction of Incorporation or Organization)


         6711                                          22-2405746
         ----                                          ----------
(Primary Standard Industrial                (I.R.S. Employer Identification No.)
 Classification Code Number)


                            1000 MacArthur Boulevard
                            Mahwah, New Jersey 07430
                                  201-236-2600
                                  ------------
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                               Kenneth T. Neilson
                               Chairman, President
                           and Chief Executive Officer
                              Hudson United Bancorp
                            1000 MacArthur Boulevard
                            Mahwah, New Jersey 07430
                                  201-236-2600
                                  ------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                  Please send copies of all communications to:

     MICHAEL W. ZELENTY, ESQ.                         STEVEN R. BLOCK, ESQ.
   Pitney, Hardin, Kipp & Szuch                      Block & Balestri, P.C.
          P.O. Box 1945                         15851 Dallas Parkway, Suite 1020
Morristown, New Jersey 07962-1945                     Addison, Texas 75001
          (973) 966-8125                                 (972) 788-2700

         Approximate date of commencement of proposed sale to the public: At the Effective Date of the Merger, as defined in the Agreement and Plan of Merger dated June 28, 1999 (the "Merger Agreement"), among the Registrant, Hudson United Bank, Southern Jersey Bancorp of Delaware, Inc. and Farmers and Merchants National Bank attached as Appendix A to the Proxy Statement/Prospectus.

                  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

                  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| __________

                  If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| __________


                                           CALCULATION OF REGISTRATION FEE

================================ =============== ========================= =========================== ====================
    Title of each class of        Amount to be       Proposed maximum           Proposed maximum            Amount of
  securities to be registered      registered       offering price per     aggregate offering price**  registration fee***
                                                          unit**
  Common Stock, no par value         1,516,486              $30.46                     $46,186,654              $12,840
                                     Shares*


================================ =============== ========================= =========================== ====================


* The number of shares of SOJB Common Stock issuable in the Merger in exchange for shares of Hudson United Bancorp Common Stock at an exchange ratio of 1.260, as set forth in the Merger Agreement, and assuming that all currently outstanding options to acquire shares of SOJB Common Stock are exercised prior to the Effective Time of the Merger.

** Estimated solely for the purpose of calculating the registration fee for the filing on Form S-4 pursuant to Rule 457(f)(1) under the Securities Act based on the average $38.375 of the high $38.00 and low $38.75 prices reported by Nasdaq for JeffBanks as of August 6, 1999, a date within five business days prior to the filing of this Registration Statement, divided by the 1.260 exchange ratio.

*** $9,689 was previously paid in connection with the filing of the Preliminary Proxy Materials in connection with the Merger on July 29, 1999.



         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                                   [SOJB LOGO]


                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT


         The Board of Directors of Southern Jersey Bancorp of Delaware, Inc. has approved the merger of Southern Jersey into Hudson United Bancorp.

         In the merger, Southern Jersey shareholders will receive 1.26 shares of Hudson United common stock for each share of Southern Jersey common stock. Hudson United common stock is listed on the New York Stock Exchange under the symbol "HU". Based on August 10, 1999 closing prices, 1.26 shares of Hudson United common stock had a value of $_________. Cash will be paid instead of fractional shares. The 1.26 exchange ratio is subject to adjustments described in this proxy statement-prospectus.

         Southern Jersey shareholders will not be taxed on the exchange of Southern Jersey stock for Hudson United stock.

         The merger cannot be completed unless Southern Jersey's shareholders approve it. We have scheduled a special meeting so you can vote on the merger. The Southern Jersey Board of Directors unanimously recommends that you vote to approve the merger.

         The date, time and place of the meeting are as follows:

         September 16, 1999
         10:00 a.m.
         164 West Broad Street
         Bridgeton, New Jersey 08302

         Only shareholders of record as of July 31, 1999 are entitled to attend and vote at the meeting.

         Your vote is very important. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote your proxy will be counted as a vote in favor of the merger. A failure to return the proxy card will in most cases have the same effect as a vote against the merger.


[Insert Signature]

Clarence D. McCormick
Chairman and Chief Executive Officer
Southern Jersey Bancorp of Delaware, Inc.

Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                    This proxy statement-prospectus is dated
                 ___________, 1999, and is first being mailed to
                Southern Jersey shareholders on __________, 1999.

                    Southern Jersey Bancorp of Delaware, Inc.
                             53 South Laurel Street
                           Bridgeton, New Jersey 08302

                    Notice of Special Meeting of Shareholders
                          to be held September 16, 1999


To the Shareholders of Southern Jersey Bancorp of Delaware, Inc.:

         Notice is hereby given that a special meeting of shareholders of Southern Jersey Bancorp of Delaware, Inc. will be held at 53 South Laurel Street, Bridgeton, New Jersey 08302 at 10:00 a.m. on September 16, 1999, for the following purposes:

                  (1) To consider and vote upon an Agreement and Plan of Merger dated as of June 28, 1999, among Hudson United Bancorp, Hudson United Bank, Southern Jersey Bancorp of Delaware, Inc. and Farmers and Merchants National Bank, pursuant to which Southern Jersey will merge into Hudson United Bancorp.

                  (2) To transact other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

         Only shareholders of record at the close of business on July 31, 1999 are entitled to receive notice of and to vote at the special meeting or any adjournments or postponements of the special meeting.

         The Southern Jersey Board of Directors unanimously recommends that shareholders vote "FOR" approval of the merger.



                             By Order of the Board of Directors,


                             Clarence D. McCormick
                             Chairman and Chief Executive Officer

                                TABLE OF CONTENTS


                                               Page
                                               ----

QUESTIONS AND ANSWERS ABOUT THE MERGER            2
SUMMARY                                           3
      What this Document is About                 3
      Voting on the Merger                        3
      The Merger                                  3
      The Companies                               8
SUMMARY FINANCIAL DATA OF
      HUDSON UNITED                               9
SUMMARY FINANCIAL DATA OF
      SOUTHERN JERSEY                            12
COMPARATIVE PER SHARE DATA                       15
SUMMARY PRO FORMA FINANCIAL
      INFORMATION                                17
INTRODUCTION                                     18
FORWARD LOOKING STATEMENTS                       18
CERTAIN INFORMATION ABOUT
      HUDSON UNITED                              19
      General                                    19
      Recent Developments                        20
CERTAIN INFORMATION ABOUT
      SOUTHERN JERSEY                            22
      General                                    22
      Farmers and Merchants National
         Bank                                    23
      Recent Developments                        25
THE MEETING                                      26
      Date, Time and Place                       26
      Purpose                                    26
      Board Recommendation                       26
      Record Date; Required Vote                 26
      Voting Rights; Proxies                     27
      Solicitation of Proxies                    27
      Quorum                                     28
THE PROPOSED MERGER                              28
      General Description                        28
      Consideration; Exchange Ratio;
         Cash instead of Fractional Shares       28
      Conversion of Southern Jersey Options      29
      Background of and Reasons for the Merger   30
      Interests of Certain Persons in the Merger 32
      Opinion of Southern Jersey's Financial
         Advisor                                 33
      Resale Considerations Regarding
         Hudson United Common Stock              37
      Conditions to the Merger                   38
      Conduct of Business Pending the Merger     39
      Stock Option to Hudson United for
         Southern Jersey Shares                  39
      Representations, Warranties and
         Covenants                               40
      Regulatory Approvals                       40
      Management and Operations
         After the Merger                        41
      Exchange of Certificates                   41
      Amendments                                 41
      Termination                                41
      Special Termination Provisions             42
      Accounting Treatment of the Merger         44
      Federal Income Tax Consequences            44
      No Dissenters' Rights                      45
PRO FORMA FINANCIAL INFORMATION                  46
DESCRIPTION OF HUDSON UNITED
   CAPITAL STOCK                                 53
      General                                    53
      Dividend Rights                            53
      Voting Rights                              53
      Liquidation Rights                         54
      Assessment and Redemption                  54
      Preemptive and Conversion Rights           54
COMPARISON OF THE RIGHTS OF
   SHAREHOLDERS OF HUDSON UNITED
   AND SOUTHERN JERSEY                           54
      Voting Requirements                        55
      Cumulative Voting                          56
      Classified Board of Directors              57
      Rights of Dissenting Shareholders          57
      Shareholder Consent to Corporate Action    57
      Dividends                                  58
      By-laws                                    58
      Limitations of Liability of Directors
         and Officers                            58
      Consideration of Acquisition Proposals     59
      Preferred Stock                            59
INFORMATION INCORPORATED BY
      REFERENCE                                  60
OTHER MATTERS                                    61
LEGAL OPINION                                    62
EXPERTS                                          62
APPENDIX A    Merger Agreement                  A-1
APPENDIX B    Stock Option Agreement            B-1
APPENDIX C    First Capital Fairness Opinion    C-1

                     HOW TO GET COPIES OF RELATED DOCUMENTS

         This document incorporates important business and financial information about Hudson United Bancorp and Southern Jersey Bancorp of Delaware, Inc. that is not included in or delivered with this document. Southern Jersey shareholders may receive the information free of charge by writing or calling the persons listed below. For Hudson United documents, make your request to D. Lynn Van Borkulo-Nuzzo, Corporate Secretary, Hudson United Bancorp, 1000 MacArthur Boulevard, Mahwah, New Jersey; telephone number (201) 236-2641. For Southern Jersey documents, make your request to Paul J. Ritter, III, Assistant Corporate Secretary, Southern Jersey Bancorp of Delaware, Inc., 53 South Laurel Street, Bridgeton, New Jersey 08302; telephone number (856) 453-3126. We will respond to your request within one business day by sending the requested documents by first class mail or other equally prompt means. In order to ensure timely delivery of the documents in advance of the meeting, any request should be made by September 9, 1999.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       What do I need to do now?

A: Just indicate on your proxy card how you want to vote with respect to the merger. Sign and mail it in the enclosed prepaid return envelope as soon as possible so that your shares may be represented and voted at the special meeting.

Q:       Can I change my vote after I have mailed my signed proxy card?

A: Yes. There are three ways in which you, as a shareholder of Southern Jersey may revoke your proxy and change your vote. First, you may send a written notice of revocation to the corporate secretary. (Information on how to contact the corporate secretary of Southern Jersey is contained in the last item on this page.) Second, you may complete and submit a new proxy with a later date. Third, you may attend Southern Jersey's meeting and request a return of your proxy or vote in person. Simply showing up at the meeting will not alone revoke your proxy.

Q:       Should I send in my stock certificates now?

A: No. After the merger is completed, Hudson United's exchange agent will send you written instructions for exchanging your stock certificates.

Q:       When do you expect the merger to be completed?

A: We currently expect the merger to be completed during the fourth quarter of 1999. However, the exact time when the merger will be completed is dependent upon receipt of shareholder approval and bank regulatory approval, and satisfaction of a number of other conditions, some of which are not under Southern Jersey's control.

Q: Whom should I call with questions or to obtain additional copies of this document?

A:       You should contact:

         Paul J. Ritter, III
         Southern Jersey Bancorp of Delaware, Inc.
         53 South Laurel Street
         Bridgeton, NJ 08302
         (856) 453-3126

                                     SUMMARY

         This is a summary of certain information regarding the proposed merger and the shareholder meeting to vote on the merger. Because this is a summary, it does not contain all the detailed information contained elsewhere in this document. We urge you to carefully read the entire proxy statement-prospectus, including the appendixes, before deciding how to vote.

What this Document is About

         The Board of Directors of Southern Jersey Bancorp of Delaware, Inc. has approved the merger of Southern Jersey into Hudson United Bancorp. The merger cannot be completed unless the shareholders of Southern Jersey approve it. The Southern Jersey Board has called a special meeting of Southern Jersey shareholders to vote on the merger. This document is the proxy statement used by the Southern Jersey Board to solicit proxies for the meeting. It is also the prospectus of Hudson United regarding the Hudson United common stock to be issued if the merger is completed.

Voting  on the Merger

Shares   Entitled   to  Vote
(see page 26).............    Southern  Jersey has selected July 31, 1999 as the
                              record date for the meeting. Each of the 1,128,081 shares of Southern Jersey common stock outstanding on the record date are entitled to vote at the meeting.


Vote Required to Approve
the Merger (see page 26)....  The   affirmative   vote  of  a  majority  of  the
                              outstanding stock of Southern Jersey entitled to vote is required to approve the merger. The
                              Southern Jersey Board of Directors has unanimously approved the merger agreement and unanimously recommends that Southern Jersey shareholders vote
                              "FOR" the merger agreement.

The Merger

General Description (see
page 28)..................    Southern  Jersey  will merge with  Hudson  United,
                              with Hudson United as the surviving entity. The merger will be completed on a date determined by Hudson United, which must be between seven and ten business days after all material conditions to closing have been met, unless Hudson United and Southern Jersey agree on a different closing date.
                              The terms of the proposed merger are set forth in a merger agreement signed by Southern Jersey and Hudson United and their bank subsidiaries. A copy of the merger agreement is attached as Appendix A to this document and is incorporated herein by reference.

Consideration to Southern
Jersey Shareholders; 1.26
Exchange Ratio (see page 28)  In the  merger,  you will  receive  1.26 shares of
                              Hudson United common stock for each share of Southern Jersey common stock that you own. If there is any stock split, stock dividend or similar transaction affecting Hudson United common stock prior to the closing, the 1.26 exchange ratio will be adjusted appropriately. The exchange ratio may also be adjusted as summarized under "Terminating the Merger Agreement" on page 41 and as more fully described under "Special Termination Provisions" on pages 42-44.

No Federal Income Tax on
Shares Received in the
Merger (see page 44)........  Hudson United's counsel,  Pitney,  Hardin,  Kipp &
                              Szuch, has delivered its opinion that the merger will qualify as a tax-free reorganization for federal income tax purposes. The conversion of Southern Jersey stock into Hudson United stock will be tax-free for Hudson United, Southern Jersey and the Southern Jersey shareholders. Southern Jersey shareholders will recognize no taxable gain or loss until they sell the Hudson United common stock that they receive in the merger. The basis of the Hudson United common stock received by each Southern Jersey shareholder will be the basis of the Southern Jersey common stock converted in connection with the merger. The holding period of the Hudson United common stock will include the holding period of the Southern Jersey common stock converted.

                              We urge you to read the more complete description of the merger's tax consequences on page 44 and to consult your own tax advisors regarding the specific tax consequences of the merger to you under applicable tax laws.

Opinion of Southern
Jersey's Financial Advisor
(see page 33)...............  First  Capital  Group,  LLC is  Southern  Jersey's
                              financial advisor on the merger. As of the date of this proxy statement, First Capital considers the merger to be fair to Southern Jersey shareholders from a financial point of view. A copy of First Capital's opinion is included as Appendix C to this document. For information on how First Capital arrived at its opinion, see pages 33-37.

Share Information and
Market Prices (see page 16).  Hudson  United  common  stock is listed on the New
                              York Stock Exchange under the symbol "HU" and Southern Jersey common stock is traded on the NASDAQ Over-the-Counter Bulletin Board under the symbol "SOJB". The following table list the last sale prices of Hudson United common stock and Southern Jersey common stock on June 28, 1999, the last day before the merger agreement was announced, and on August 10, 1999, a date shortly before the date of this proxy statement. The table also presents the equivalent value of Hudson
                              United common stock per Southern Jersey share, computed by multiplying the last sale price of Hudson United common stock on the dates indicated by the 1.26 exchange ratio. We urge you to obtain current market quotations for Hudson United common stock and Southern Jersey common stock. Because the exchange ratio is fixed and trading prices fluctuate, Southern Jersey shareholders are not assured of receiving any specific market value of Hudson United common stock.


                                                Closing Sale      Equivalent Value of
                             Closing Sale      Price Per Share    Hudson United Common
                           Price Per Share       of Southern       Stock Per Share of
                           of Hudson United        Jersey            Southern Jersey
                             Common Stock        Common Stock          Common Stock
                             ------------        ------------          ------------
          Date

June 28, 1999..........         $ 34.94            $ 23.75               $ 44.02
August 10, 1999........



Cash Instead of Fractional
Shares (see page 28)........  You will not receive  fractional  shares of Hudson
                              United common stock in the merger. Instead you will receive, without interest, cash equal to the fractional share interest you otherwise would have received, multiplied by the value of Hudson United common stock. For this purpose, Hudson United stock will be valued at the median of its closing prices during the ten trading days ending on the fifth business day before the scheduled closing date.

No Dissenters Rights (see
page 45)....................  You do not have dissenters' rights of appraisal in connection with the merger.

Exchanging Your Stock
Certificates (see page 41)..  Promptly  after the merger  occurs,  the  exchange agent will send you letters of transmittal and instructions for exchanging your Southern Jersey stock certificates into Hudson United stock certificates. You should not send in your stock certificates until you receive instructions from the exchange agent.

Reselling the Stock You
Receive in the Merger (see
page 37)....................  The  shares of Hudson  United  common  stock to be issued in the merger will be registered under the Securities Act of 1933. Except as noted below, you may freely transfer those shares after you receive them. Southern Jersey has identified its directors, executive officers and others who may be deemed its "affiliates." Those persons have entered into agreements restricting their ability to transfer the shares they will get in the merger.

Conversion of Southern
Jersey Stock Options (see
page 29)....................  In the  merger,  holders of  options  to  purchase
                              Southern Jersey common stock will receive Hudson United common stock in exchange for their options.

Differences in
Share-holders' Rights (see
page 54)....................  In the  merger,  you will  become a Hudson  United shareholder. Your rights as a Southern Jersey shareholder are currently governed by Delaware corporate law and Southern Jersey's certificate of incorporation and by-laws. The rights of Hudson United shareholders are governed by New Jersey corporate law and Hudson United's certificate of incorporation and by-laws. The rights of Southern Jersey and Hudson United shareholders differ with respect to voting requirements and various other matters. See pages 54-60.

Reasons for the Merger (see
page 30)....................  As part of  Southern  Jersey's  strategic  review, which included working with a consultant, Southern Jersey determined that because of its need to raise additional capital if it were to remain independent, and the benefits associated with a merger with a larger institution, its interests were best served by a merger with Hudson United. Hudson United entered into the merger agreement as part of Hudson United's ongoing strategy of growth through acquisitions.

Financial   Interests  of
Southern  Jersey's  Directors
and  Officers  in  the
Merger(see page 32).........  Some of Southern  Jersey's  directors and officers have interests in the merger that are in addition to their interests as shareholders. Both Clarence
                              D. McCormick, the Chairman and CEO of Southern Jersey, and Clarence D. McCormick, Jr., the President of Southern Jersey, will be employed by Hudson United from the closing date of the merger to December 31, 1999. Clarence D. McCormick and Clarence D. McCormick, Jr. have also agreed to enter into agreements at the closing which will prohibit each of them from working for a competitor of Hudson United for a period of three years from January 1, 2000 to December 31, 2002. In consideration of the execution of these agreements, Hudson United will pay each their respective annual salary in effect immediately prior to the closing, during the three-year non-compete period. Also, James Mack, the CEO of Farmers and Merchants National Bank will receive a lump sum severance payment of $265,000 after the merger. All of the interests which directors and officers have in the merger are fully described under "Interests of Certain Persons in the Merger" on pages 32-33.

                              The merger agreement provides that Hudson United will indemnify the directors and officers of Southern Jersey against certain liabilities for a six-year period following completion of the merger.

                              At the July 31, 1999 record date, directors and executive officers of Southern Jersey and their affiliates beneficially owned 400,618 shares or 35.5% of the Southern Jersey common stock.

                              For additional information on the benefits of the merger to Southern Jersey management, see pages 32-33.

Conditions to the Merger
(see page 38)...............  Completion of the merger is contingent on a number of conditions, including:


                              o Approval of the merger by Southern Jersey shareholders at the meeting

                              o    Receipt of bank regulatory approvals

                              o Receipt of an updated opinion from Hudson United's counsel regarding the tax-free nature of the merger; this condition will not be waived without resoliciting the vote of Southern Jersey shareholders

                              o Receipt of a letter from Hudson United's independent public accountants regarding qualification of the merger for pooling-of-interests accounting and

                              o Receipt of a fairness opinion from First Capital Group, LLC, which is attached to this proxy statement-prospectus.

Regulatory Approval (see
page 40)....................  Completion  of the merger is subject to  obtaining all the necessary regulatory approvals from the FDIC and the New Jersey Department of Banking and Insurance. A waiver letter or an approval from the Federal Reserve Board is also necessary before the merger can be completed. Approval by bank regulators, however, does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to Southern Jersey shareholders.

                              We cannot assure you that the necessary regulatory approvals will be granted or that they will be granted on a timely basis without conditions unacceptable to Hudson United or Southern Jersey.


Terminating the Merger
Agreement (see page 41).....  Southern  Jersey  has the right to  terminate  the
                              Merger Agreement if, between June 25, 1999 and the fifth business day prior to the scheduled closing date, the price of Hudson United Common Stock falls:

                              o    By more than 30% in absolute terms, and

                              o    By at least 20% more  than an index  based on
                                   the  common  stock  of  17  other   financial
                                   institutions.

                              If Southern Jersey exercises this termination right, Hudson United can cancel the termination by increasing the exchange ratio as provided in the merger agreement. The merger agreement may be terminated by either Southern Jersey or Hudson United if the merger is not effected by April 30, 2000. For a more complete description of these and other termination rights available to Southern Jersey and Hudson United, see pages 41-44.

Amending the Merger
Agreement (see page 41).....  Hudson  United and  Southern  Jersey may amend the merger agreement any time before the merger is completed. However, an amendment to decrease the exchange ratio and certain other types of amendments cannot be made following adoption of the merger agreement by Southern Jersey shareholders without obtaining their approval.

Pooling Accounting
Treatment of the Merger
(see page 44)...............  Hudson United expects to account for the merger as a pooling-of-interests for financial reporting purposes. One of the conditions to Hudson United's and Southern Jersey's obligations to close the merger is that Hudson United receives a letter from its independent public accountants regarding qualification of the merger for pooling accounting treatment.

Southern Jersey has Agreed
Not to Solicit Alternative
Transactions (see page 39)..  Southern  Jersey  has  agreed  not  to  encourage, negotiate with, or provide any information to any person other than Hudson United concerning an acquisition transaction involving Southern Jersey or Farmers and Merchants National Bank until the merger is completed or the merger agreement is terminated. However, Southern Jersey may take certain of these actions if its Board of Directors determines that it should do so. This determination by the Board must be made after the Board consults with counsel, and must be based on the Board's fiduciary duties. This restriction, along with the option described in the following paragraph, may deter other potential acquirors of control of Southern Jersey.

Southern  Jersey has Granted
Hudson United a Stock Option
and Hudson United has
Granted Southern Jersey A Put
Option (see page 39)......... As a condition to Hudson United  entering into the merger agreement, Hudson United required that Southern Jersey grant Hudson United a stock option that was designed to deter other companies from attempting to acquire control of Southern Jersey. The option gives Hudson United the right to purchase for $24.00 per share up to 200,000 shares of Southern Jersey common stock, representing approximately 17.7% of the outstanding Southern Jersey shares when the option was granted. Hudson United's option is exercisable only if certain specific triggering events occur and the merger does not occur. Hudson United has no right to vote the shares covered by the option before its exercise.

                              Also under the stock option, Southern Jersey required that Hudson United grant to Southern Jersey the right to require Hudson United to purchase 200,000 Southern Jersey shares for $24.00 per share. Southern Jersey's "put" is exercisable in whole for six months following termination of the merger agreement by either Hudson United or Southern Jersey for any reason.

                              Hudson United could recognize a gain if it purchases the shares subject to the options and resells the shares for more than the exercise price. The existence of the option may deter other potential acquirors of control of Southern Jersey, because it would probably increase the cost of acquiring all the shares of Southern Jersey common stock. Hudson United's exercise of its option could also make pooling-of-interests accounting treatment unavailable to a subsequent acquiror. The agreement granting the option and the put is set forth as Appendix B to this document.
The Companies

Hudson United (see page 19)   Hudson United,  a New Jersey  corporation,  is the
                              bank  holding  company  for  Hudson  United  Bank.
                              Hudson  United  Bank  is  a  New  Jersey-chartered
                              commercial bank that operates 167 branches located
                              in New Jersey,  Connecticut and New York State. At
                              March 31, 1999,  Hudson United had $7.0 billion in
                              assets.   Hudson  United's   principal   executive
                              offices are located at 1000  MacArthur  Boulevard,
                              Mahwah,   New  Jersey   07430.   Hudson   United's
                              telephone number is (201) 236-2600

Southern Jersey (see page
22).........................  Southern  Jersey, a Delaware  corporation,  is the bank holding company for The Farmers and Merchants National Bank of Bridgeton. The Farmers and Merchants National Bank is a national bank that operates 17 branches located in Cumberland, Salem and Gloucester counties, New Jersey. Southern Jersey lost $7.8 million in 1998. At March 31, 1999, Southern Jersey had $465 million in assets. Southern Jersey's principal executive offices are located at 53 South Laurel Street, Bridgeton, New Jersey 08302. Southern Jersey's telephone number is (856) 453-3000. Farmers and Merchants is subject to a consent order with the Office of the Controller of the Currency and Southern Jersey is subject to a memorandum of understanding with the Federal Reserve.

                     SUMMARY FINANCIAL DATA OF HUDSON UNITED


         The following is a summary of certain historical consolidated financial data for Hudson United. The data presented for the years 1994 through 1998, and as of the end of those years, comes from Hudson United's audited consolidated financial statements. The data presented as of and for the three months ended March 31, 1999 and 1998 comes from Hudson United's unaudited consolidated financial statements. Hudson United's consolidated financial statements as of December 31, 1998 and 1997, and for the years 1996, 1997 and 1998, are incorporated by reference in this document. Hudson United's unaudited consolidated financial statements as of and for the three months ended March 31, 1999 and 1998 are incorporated by reference in this document. See pages 10-11.

         In the opinion of Hudson United's management, the unaudited data shown below reflects all adjustments necessary for a fair presentation of that data. All such adjustments were normal, recurring adjustments. Results for the three months ended March 31, 1999 do not necessarily indicate the results that you should expect for any other interim period or for the year as a whole.


                                                              At or for the Year Ended December 31,
                                      -----------------------------------------------------------------------------------
                                          1998             1997              1996             1995              1994
                                      -------------     ------------     -------------     ------------      ------------
                                                      (Dollars in thousands, except for per share amounts)
Earnings Summary:
Interest income                       $    468,547      $   471,215      $    442,514      $   406,991       $   344,341
Interest expense                           214,353          216,280           200,566          173,695           139,916
                                      -------------     ------------     -------------     ------------      ------------
Net interest income                        254,194          254,935           241,948          233,296           204,425
Provision for possible loan losses          14,374           12,775            17,140           20,072            15,109
                                      -------------     ------------     -------------     ------------      ------------

Net interest income after provision
    for possible loan losses               239,820          242,160           224,808          213,224           189,316
Other income                                33,299           54,180            40,257           28,624            32,641
Other expenses                             232,096          181,308           204,679          169,924           163,077
                                      -------------     ------------     -------------     ------------      ------------
Income before income taxes                  41,023          115,032            60,386           71,924            58,880
Income tax provision                        17,872           45,205            23,490           23,597            21,311
                                      =============     ============     =============     ============      ============
Net income                            $     23,151      $    69,827      $     36,896      $    48,327       $    37,569
                                      =============     ============     =============     ============      ============

Share Data:
Weighted average common shares
    Outstanding (in thousands):
    Basic                                   40,640           41,362            42,402           41,469            32,370
    Diluted                                 41,696           43,635            44,990           44,066            35,299
Basic earnings per share              $       0.57      $      1.67      $       0.85      $      1.14       $      1.15
Diluted earnings per share                    0.56             1.60              0.82             1.10              1.06
Cash dividends per common share               0.88             0.73              0.64             0.55              0.33
Book value per common share                  11.30            12.19             12.67            12.99             11.21

Balance Sheet Summary:
Securities held to maturity           $    634,971      $   764,831      $    761,244      $   910,738       $ 1,305,508
Securities available for sale            2,260,625        1,499,306         1,585,985          948,538           515,260
Loans                                    3,386,811        3,600,061         3,608,943        3,254,610         3,074,157
Total assets                             6,778,661        6,606,140         6,498,856        5,642,997         5,400,971
Deposits                                 5,051,390        5,252,956         5,334,673        4,684,451         4,571,450
Stockholders' equity                       456,815          507,101           533,364          536,042           395,419

Performance Ratios:
Return on average assets                      0.35 %           1.08 %            0.60 %           0.88 %            0.72 %
Return on average equity                      4.75            13.56              6.93             9.79             10.74
Dividend payout                             154.39            43.71             75.29            48.25             28.70
Average equity to average assets              7.34             7.99              8.68             9.02              6.72
Net interest margin                           4.10             4.25              4.23             4.55              4.25

Asset Quality Ratios:
Allowance for possible loan losses
    to total loans                            1.58 %           1.83 %            1.72 %           1.72 %            2.03 %
Allowance for possible loan losses
    to non-performing loans                    256               98                91              124                82
Non-performing loans to total loans
                                              0.62             1.86              1.88             1.39              3.28
Non-performing assets to total
    loans, plus other real estate             0.73             2.18              2.39             2.24              4.39
Net charge-offs to average loans              0.81             0.33              0.47             0.84              1.10



                                                                  At or for the Three Months ended March 31,
                                                               -------------------------------------------------
                                                                     1999                            1998
                                                               -----------------               -----------------
Earnings Summary:
Interest income                                                $        111,142                $        114,982
Interest expense                                                         48,595                          52,442
                                                               -----------------               -----------------
Net interest income                                                      62,547                          62,540
Provision for possible loan losses                                        2,500                           6,278
                                                               -----------------               -----------------

Net interest income after provision for
      possible loan losses                                               60,047                          56,262
Other income                                                             17,479                          13,880
Other expenses                                                           39,679                          46,852
                                                               -----------------               -----------------
Income before income taxes                                               37,847                          23,290
Income tax provision                                                     13,246                           8,356
                                                               =================               =================
Net income                                                     $         24,601                $         14,934
                                                               =================               =================

Share Data:
Weighted average common shares
      Outstanding (in thousands):
      Basic                                                              39,983                          41,016
      Diluted                                                            40,596                          42,356
Basic earnings per share                                       $            .62                $            .36
Diluted earnings per share                                                  .61                             .35
Cash dividends per common share                                             .25                             .19
Book value per common share                                               10.79                           12.38

Balance Sheet Summary:
Securities held to maturity                                    $        642,314                $        815,812
Securities available for sale                                         2,422,566                       1,490,195
Loans                                                                 3,424,314                       3,597,638
Total assets                                                          7,046,067                       6,528,972
Deposits                                                              4,931,967                       5,314,501
Stockholders' equity                                                    427,169                         515,180

Performance Ratios:
Return on average assets                                                   1.52 %                           .95 %
Return on average equity                                                  23.10                           11.84
Dividend payout                                                           40.32                           52.78
Average equity to average assets                                           6.59                            8.01
Net interest margin                                                        4.16                            4.27

Asset Quality Ratios:
Allowance for possible loan losses to total
      Loans                                                                1.59 %                          1.94 %
Allowance for possible loan losses to
      non-performing loans                                                  284                              97
Non-performing loans to total loans                                         .56                            2.01
Non-performing assets to total loans, plus
      Other real estate                                                     .59                            2.28
Net charge-offs to average loans                                            .18                             .46


                    SUMMARY FINANCIAL DATA OF SOUTHERN JERSEY

         The following is a summary of certain selected historical consolidated financial data for Southern Jersey. The data presented for the years 1994 through 1998, and as of the end of those years, comes from Southern Jersey's audited consolidated financial statements. The data presented as of and for the three months ended March 31, 1999 and 1998 comes from Southern Jersey's unaudited consolidated financial statements. Southern Jersey's consolidated financial statements as of December 31, 1998 and 1997, and for the years 1996, 1997 and 1998, are incorporated by reference in this document. Southern Jersey's unaudited consolidated financial statements as of and for the three months ended March 31, 1999 and 1998 are also incorporated by reference in this document. See pages 13-14.

         In the opinion of Southern Jersey's management, the unaudited data shown below reflects all adjustments necessary for a fair presentation of that data. All such adjustments were normal, recurring adjustments. Results for the three months ended March 31, 1999 do not necessarily indicate the results that you should expect for any other interim period or for the year as a whole.


                                                              At or for the Year Ended December 31,
                                      -----------------------------------------------------------------------------------
                                          1998             1997              1996             1995              1994
                                      -------------     ------------     -------------     ------------      ------------
                                                      (Dollars in thousands, except for per share amounts)
Earnings Summary:
Interest income                       $     33,283      $    33,800      $     30,390      $    28,212       $    24,616
Interest expense                            18,400           17,159            14,870           13,114            10,731
                                      -------------     ------------     -------------     ------------      ------------
Net interest income                         14,883           16,641            15,520           15,098            13,885
Provision for possible loan losses          15,270            7,967             1,805            1,266               725
                                      -------------     ------------     -------------     ------------      ------------

Net interest income after provision
    for possible loan losses                  (387)           8,674            13,715           13,832            13,160
Other income                                 3,509            3,043             3,246            2,743             2,308
Other expenses                              15,842           11,590            10,357           10,023             9,580
                                      -------------     ------------     -------------     ------------      ------------
Income before income taxes                 (12,720)             127             6,604            6,552             5,888
Income tax provision                        (4,888)            (710)            1,276            1,700             1,411
                                      =============     ============     =============     ============      ============
Net income                            $     (7,832)     $       837      $      5,328      $     4,852       $     4,477
                                      =============     ============     =============     ============      ============

Share Data:
Weighted average common shares
    Outstanding (in thousands):
    Basic                                    1,127            1,124             1,118            1,118             1,132
    Diluted                                  1,127            1,120             1,118            1,128             1,129
Basic earnings per share              $      (6.95)     $      0.75      $       4.77      $      4.30       $      3.97
Diluted earnings per share                   (6.95)            0.73              4.67             4.26              3.95
Cash dividends per common share               0.29             1.16              1.07             0.97              0.93
Book value per common share                  28.46            35.20             35.58            32.79             28.76

Balance Sheet Summary:
Securities held to maturity           $          0      $    55,415      $     61,765      $    80,566       $   117,728
Securities available for sale               98,974           37,278            34,904           33,754            20,416
Loans                                      268,894          305,556           290,885          232,113           192,518
Total assets                               482,665          483,354           430,324          404,240           372,896
Deposits                                   445,566          438,464           385,384          363,433           337,223
Stockholders' equity                        32,089           39,559            39,751           36,643            32,555

Performance Ratios:
Return on average assets                     (1.63) %          0.18 %            1.25 %           1.27 %            1.23 %
Return on average equity                    (23.18)            1.91             13.39            13.11             14.47
Dividend payout                              (4.32)          160.00             23.06            22.57             23.47
Average equity to average assets              7.04             9.39              9.36             9.66              8.49
Net interest margin                           3.36             3.84              3.89             4.22              4.09

Asset Quality Ratios:
Allowance for possible loan losses            3.77 %           1.71 %            1.10 %           1.04 %            1.11 %
    to total loans
Allowance for possible loan losses
    to non-performing loans                     60               82                89               37                63
Non-performing loans to total loans
                                              6.27             2.10              1.23             2.80              1.77
Non-performing assets to total
    loans, plus other real estate             7.28             2.68              1.91             3.19              2.33
Net charge-offs to average loans              3.57             1.96              0.39             0.47              0.42




                                                                  At or for the Three Months ended March 31,
                                                               -------------------------------------------------
                                                                       1999                           1998
                                                                  --------------                 --------------
Earnings Summary:
Interest income                                                   $       7,338                  $       8,397
Interest expense                                                          4,191                          4,553
                                                                  --------------                 --------------
Net interest income                                                       3,147                          3,844
Provision for possible loan losses                                          566                          1,200
                                                                  --------------                 --------------

Net interest income after provision for possible                          2,581                          2,644
      loan losses
Other income                                                              1,426                            855
Other expenses                                                            3,652                          3,467
                                                                  --------------                 --------------
Income before income taxes                                                  355                             32
Income tax provision                                                         99                             10
                                                                  ==============                 ==============
Net income                                                        $         256                  $          22
                                                                  ==============                 ==============

Share Data:
Weighted average common shares
      Outstanding (in thousands):
      Basic                                                               1,127                          1,094
      Diluted                                                             1,127                          1,094
Basic earnings per share                                                    .23                            .02
Diluted earnings per share                                                  .23                            .02
Cash dividends per common share                                               0                              0
Book value per common share                                               27.49                          36.08

Balance Sheet Summary:
Securities held to maturity                                                   0                         58,105
Securities available for sale                                           106,140                         35,237
Loans                                                                   240,782                        295,517
Total assets                                                            465,446                        477,606
Deposits                                                                429,429                        432,434
Stockholders' equity                                                     30,985                         39,469

Performance Ratios:
Return on average assets                                                    .22 %                          .02 %
Return on average equity                                                   3.30                           0.22
Dividend payout                                                               0                              0
Average equity to average assets                                           6.41                           7.91
Net interest margin                                                        2.95                           3.50

Asset Quality Ratios:
Allowance for possible loan losses to total Loans
                                                                           3.87 %                         2.05 %
Allowance for possible loan losses to
      non-performing loans                                                   36                             57
Non-performing loans to total loans                                       10.86                           3.59
Non-performing assets to total loans, plus Other
      real estate                                                         11.90                           4.24
Net charge-offs to average loans                                           2.21                            .50


                           COMPARATIVE PER SHARE DATA

         On this page, we set forth the earnings per share, period-end book value per share and cash dividends per share for the common stock of Hudson United and Southern Jersey for the periods noted. The data is presented on an historical and pro forma basis, as well as pro forma equivalent per share data for Southern Jersey. We have computed the Southern Jersey pro forma equivalent per share data by multiplying the pro forma combined per share data (giving effect to the merger) by the 1.26 exchange ratio used in the merger. The historical per share data was derived from the financial statements of Hudson United and Southern Jersey that are incorporated by reference herein. The pro forma combined share data were derived after giving effect to the merger as if it occurred at the beginning of the period presented using the pooling-of-interests method of accounting. The pro forma information is not necessarily indicative of the results of operations which would have been achieved had the merger been consummated as of the beginning of the periods for which such data are presented and should not be construed as being representative of future periods. The pro forma combined information does not include the effects of Hudson United's other pending or recently completed acquisitions or one-time merger related and restructuring charges. See "Certain Information about Hudson United - Recent Developments" on page 25-26.

         The historical per share data for Hudson United has been restated to retroactively reflect the effect of stock dividends and stock splits. See "Pro Forma Financial Information" on pages 17-18; "Summary Financial Data of Hudson United" on page 9; and "Summary Financial Data of Southern Jersey" on page 12.

         The dividend per share data shown below do not necessarily indicate the dividends that you should expect for any future period. The amount of future dividends payable by Hudson United, if any, is at the discretion of Hudson United's Board of Directors. When declaring dividends, the directors normally consider Hudson United's and Hudson United Bank's cash needs, general business conditions, dividends from subsidiaries and applicable governmental regulations and policies. Pro forma amounts assume that Hudson United would have declared cash dividends per share on Hudson United common stock, including the Hudson United common stock issued in the merger for Southern Jersey common stock, equal to its historical cash dividends per share declared on Hudson United common stock.


                                                                                                      Pro Forma
                                                                                                      Equivalent
                                                                                                         per
                                                 Historical        Historical                          Southern
                                                   Hudson           Southern        Pro Forma        Jersey Share
                                                   United            Jersey          Combined
                                                -------------     -------------    -------------     -------------
Three months Ended March 31, 1999
Net Income Per Share
         Basic...........................            $.62              $.23              $.60             $.76
         Diluted.........................             .61               .23               .59              .74
Book Value Per Share.....................           10.79             27.48             11.17            14.07
Cash Dividends Per Share.................             .25               --                .25              .31

Year Ended December 31, 1998
Net Income  (Loss) Per Share
         Basic...........................             .57             (6.95)              .36              .45
         Diluted.........................             .56             (6.95)              .36              .45
Cash Dividends Per Share.................             .88               .29               .88             1.11

Year Ended December 31, 1997
Net Income Per Share
         Basic...........................            1.67               .75              1.64             2.07
         Diluted.........................            1.60               .73              1.57             1.98
Cash Dividends Per Share.................             .73              1.16               .73              .92

Year Ended December 31, 1996
Net Income Per Share
         Basic...........................             .85              4.77               .94             1.18
         Diluted.........................             .82              4.67               .91             1.15
Cash Dividends Per Share.................             .64              1.07               .64              .81


         The first table below presents, for the periods indicated, the high and low closing prices per share of Hudson United common stock and Southern Jersey common stock. The closing prices of Hudson United common stock have been restated to give retroactive effect to stock dividends and stock splits. The second table presents information concerning the last closing price of Hudson United common stock and of Southern Jersey common stock on June 28, 1999, the last business day before the merger was announced, and on August 10, 1999, a date shortly before the date of this proxy statement-prospectus. The second table also presents the equivalent value of Hudson United common stock per Southern Jersey share which is computed by multiplying the last closing price of Hudson United common stock on the dates indicated by the 1.26 exchange ratio. Hudson United common stock is listed on the New York Stock Exchange under the symbol "HU" and Southern Jersey common stock is traded on the NASDAQ Over-the-Counter Bulletin Board under the symbol "SOJB". We urge you to obtain current market quotations for Hudson United common stock and Southern Jersey common stock. Because the exchange ratio is fixed and trading prices fluctuate, Southern Jersey shareholders are not assured of receiving any specific market value of Hudson United common stock, although Southern Jersey has certain price related termination provisions. See "Special Termination Provisions" on pages 42-44. The price of Hudson United common stock when the merger becomes effective may be higher or lower than its price when the merger agreement was signed, when this proxy statement was mailed or when Southern Jersey shareholders meet to vote on the merger.


                                        Closing Sale Price Per Share of Hudson         Closing Sale Price Per Share of
                                                        United                                 Southern Jersey
                                                     Common Stock                                Common Stock
                                                     ------------                                ------------

                                            High                 Low                    High               Low
                                            ----                 ---                    ----               ---
1997:
First Quarter......................      $   25.03            $   21.44             $    44.23          $    38.84
Second Quarter.....................          27.57                20.86                  44.66               41.26
Third Quarter......................          31.11                26.16                  45.63               43.69
Fourth Quarter.....................          37.99                30.05                  60.19               44.90

1998:
First Quarter......................     $    37.86           $    32.28             $    61.17          $    58.25
Second Quarter.....................          37.62                31.25                  61.17               48.54
Third Quarter......................          35.00                25.38                  48.54               40.78
Fourth Quarter.....................          30.13                21.63                  41.99               32.25

1999:
First Quarter......................     $    34.25           $    29.75             $    32.00          $    27.00
Second Quarter.....................          36.00                30.63                  37.75               21.75
Third Quarter (through August 10,
1999)..............................


                                                                                                    Equivalent
                                                                                                 Common Stock Per
                                           Closing Sale               Closing Sale            Value of Hudson United
                                         Price Per Share            Price Per Share              Common Stock Per
                                         of Hudson United          of Southern Jersey        Share of Southern Jersey
                                           Common Stock               Common Stock                 Common Stock
                                           ------------               ------------                 ------------
Date

June 28, 1999...................              $34.94                     $23.75                       $44.02
August 10, 1999.................


                     SUMMARY PRO FORMA FINANCIAL INFORMATION

         We present on this page certain unaudited combined condensed financial information derived from the unaudited pro forma financial information for the periods and at the dates indicated. The pro forma combined information gives effect to the proposed merger accounted for as a pooling-of-interests, as if the merger had been consummated for statement of income purposes on the first day of the applicable periods and for balance sheet purposes on March 31, 1999. See "Pro Forma Financial Information" on pages 46-52. The summary pro forma financial information is based on the historical financial statements of Hudson United and Southern Jersey incorporated by reference herein. See pages 46-52. The Summary Pro Forma Financial Information assumes a 1.26 exchange ratio. Hudson United's historical earnings per share have been restated to give retroactive effect to stock dividends and splits. The pro forma combined information does not include the effect of the pending merger of Hudson United with JeffBanks or the pending acquisition of loans and deposits from Advest Bank or the recently completed acquisition of Little Falls Bancorp. The pro forma financial information does not give effect to anticipated cost savings net of expected merger related expenses and restructuring charges. The historical amounts presented in future financial statements of Hudson United for periods reported in this proxy statement will differ and in certain cases, will differ materially as a result of the effects of accounting for the merger and the pending acquisition of JeffBanks, when consummated, as pooling of interests. See "Certain Information about Hudson United - Recent Developments" on page 20-22.

         The Summary Pro Forma Financial Information should be read in conjunction with the Pro Forma Financial Information and the related notes thereto on pages 51-52 and the consolidated financial statements and related notes incorporated by reference in this document. The Summary Pro Forma Financial Information does not necessarily indicate the results of operations which would have been achieved had the merger been consummated as of the beginning of the periods for which the data are presented and should not be construed as being representative of future periods.



                                 Summary Pro Forma Unaudited Combined Condensed Financial Information
                                               (In thousands, except for per share data)

                                                                      For the
                                                                   Three-Months
                                                                  Ended March 31,           For the Years Ended December 31,
                                                                 ------------------ ------------------------------------------------
                                                                     1999              1998               1997              1996
                                                                 --------------     ------------       -----------        ----------
Net interest income before provision for possible loan losses..  $      65,694     $     269,077        $  271,576        $  257,468
Provision for possible loan losses.............................          3,066            29,644            20,742            18,945
Net interest income after provision for possible loan losses...         62,628           239,433           250,834           238,523
Income before income taxes.....................................         38,202            28,303           115,159            66,990
Net income.....................................................         24,857            15,319            70,664            42,224
Earnings per share
     Basic.....................................................            .60               .36              1.64               .94
     Diluted...................................................            .59               .36              1.57               .91


                                                                  As of March 31,
                                                                        1999
                                                                 -------------------
Balance Sheet:
Total assets...................................................  $   7,511,513
Total deposits.................................................      5,361,396
Total stockholders' equity.....................................        458,154
Book value per common share....................................          11.17


                                  INTRODUCTION

         The Board of Directors of Southern Jersey Bancorp of Delaware, Inc. and Hudson United Bancorp have approved an Agreement and Plan of Merger, dated as of June 28, 1999, among Hudson United, Hudson United's bank subsidiary, Hudson United Bank, Southern Jersey and Southern Jersey's bank subsidiary, The Farmers and Merchants National Bank of Bridgeton. The merger agreement was amended to clarify an issue about the conversion of options. The merger agreement provides for Southern Jersey to be merged with Hudson United, with Hudson United as the surviving corporation. The merger cannot be completed unless the shareholders of Southern Jersey approve it.

         This document serves two purposes. It is the proxy statement being used by the Southern Jersey Board to solicit proxies for use at a special Southern Jersey shareholders' meeting called by the Board to seek approval of the merger agreement. It is also the prospectus of Hudson United regarding the Hudson United common stock to be issued if the merger is completed. Thus, we sometimes refer to this document as the proxy statement-prospectus.

         This document describes the merger agreement in detail. A copy of the merger agreement is attached as Appendix A to this document and is incorporated herein by reference. We urge you to read this entire document and the appendixes carefully.

         All information and statements contained or incorporated by reference in this document about Southern Jersey were supplied by Southern Jersey and all information and statements contained or included by reference in this document about Hudson United were supplied by Hudson United.

         You should rely only on the information contained in or incorporated by reference in this document. We have not authorized anyone to provide you with information that is different.

                           FORWARD LOOKING STATEMENTS

         This document contains and incorporates by reference certain forward looking statements regarding the financial condition, results of operations and business of Hudson United and Southern Jersey. These statements are not historical facts and include expressions about Hudson United's and/or Southern Jersey's

         o    confidence,

         o    strategies and expressions about earnings,

         o    new and existing programs and products,

         o    relationships,

         o    opportunities,

         o    technology and

         o    market conditions.

You may identify these statements by looking for

         o    forward-looking   terminology,   like   "expect,"   "believe"   or
              "anticipate," or

         o    expressions of confidence like "strong" or "on-going," or

         o    similar statements or variations of those terms.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from the results the forward looking statements contemplate because of, among others, the following possibilities:

         o Hudson United does not realize expected cost savings or revenue enhancements from the merger or from Hudson United's other acquisitions as anticipated;

         o deposit attrition, customer loss or revenue loss following the merger or following Hudson United's other acquisitions is greater than expected;

         o    competitive   pressure  in  the  banking  and  financial  services
              industry increases significantly;

         o    changes occur in the interest rate environment;

         o Hudson United's Year 2000 compliance program does not effectively address Year 2000 computer problems; and

         o general economic conditions, either nationally or in the states in which Hudson United operates, are less favorable than expected.

Neither Hudson United nor Southern Jersey assumes any obligation for updating its forward-looking statements at any time.

                     CERTAIN INFORMATION ABOUT HUDSON UNITED

General

         Hudson United is a New Jersey corporation and bank holding company. Hudson United's principal operating subsidiary is Hudson United Bank. Hudson United Bank is a full service commercial bank that serves small and mid-sized businesses and customers through:

         o    more than 85 branches in Northern New Jersey,

         o more than 45 offices located mainly in Fairfield, Hartford, Middlesex and New Haven counties in Connecticut, and

         o more than 30 branches in Dutchess, Orange, Putnam and Rockland Counties in New York.

Until March, 1999, Hudson United maintained separate bank operating subsidiaries in Connecticut, New Jersey and New York which were merged into Hudson United Bank at that time.

         Hudson United's strategy has been to enhance profitability and build market share through both internal growth and acquisitions. Hudson United has completed over 25 acquisitions since 1990, and Hudson United has added over 140 branches and over $6 billion in assets through acquisitions this decade.

         Hudson United is continually evaluating acquisition opportunities and frequently conducts discussions, certain financial analyses and due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected.
Acquisitions typically involve the payment of a premium over book and market values, and, therefore, some dilution of Hudson United's book value and net income per common share may occur in connection with any future transactions. From time to time, Hudson United may issue new equity or debt securities to fund its acquisition plans or for other purposes. Hudson United believes it has successfully managed its acquisitions to date to improve its core earnings. However there can be no assurance that Hudson United will continue to effectively manage the risks involved. If acquisitions are not managed effectively or acquired institutions are not assimilated efficiently, Hudson United's business, financial condition, and results of operations may be adversely impacted.

         As of March 31, 1999, Hudson United had:

         o    consolidated assets               $ 7.0 billion

         o    deposits                          $ 4.9 billion

         o    stockholders' equity            $ 427.2 million

         o    loans                             $ 3.4 billion

         Hudson United's principal executive offices and telephone number are:

         1000 MacArthur Boulevard
         Mahwah, New Jersey 07430
         (201) 236-2600

Recent Developments

         Second Quarter Earnings Release. On July 15, 1999, Hudson United reported second quarter earnings of $25.5 million, or $0.63 per share on a diluted basis, compared with operating earnings of $21.0 million, or $0.50 per share for the same period in 1998. The 1998 operating earnings exclude $25.2 million pre-tax ($16.5 million after-tax) of merger-related and restructuring charges resulting from 1998 acquisitions. Net income, including such merger-related and restructuring charges for the 1998 period, was $4.6 million. Hudson United also reported on July 15, 1999 that its total assets at June 30, 1999 were $7.2 billion, compared to $6.8 billion at year-end 1998. Total loans at June 30, 1999 were $3.5 billion, an increase of $151 million from December 31, 1998. At June 30, 1999, total deposits were $5.0 billion, stockholders' equity was $423 million and book value per common share was $10.70.

         Little Falls Bancorp. On May 20, 1999, Hudson United completed its previously announced acquisition of Little Falls Bancorp, Inc. and Little Falls' wholly-owned banking subsidiary, Little Falls Bank. In the merger, 51% of the Little Falls' common stock was converted into Hudson United common stock, and 49% of the Little Falls' common stock was exchanged for $20.64 in cash per share. As of March 31, 1999, Little Falls had total assets of approximately $351 million, total deposits of approximately $244 million and stockholders' equity of approximately $37 million.

         JeffBanks Pending Acquisition. On June 29, 1999, Hudson United also announced that it entered into a definitive agreement to acquire JeffBanks, Inc., under which Hudson United will acquire JeffBanks in a tax-free stock-for-stock exchange which is intended to be accounted for as a pooling of interests. Under the terms of the JeffBanks merger agreement, each share of JeffBanks common stock will be exchanged for 0.95 shares of Hudson United common stock. JeffBanks is a $1.7 billion holding company with 32 branches located throughout the greater Philadelphia area of Pennsylvania and southern New Jersey. JeffBanks, as of March 31, 1999, had approximately $1.265 billion in total loans, $1.25 billion in total deposits and $133.0 million in stockholders' equity. The transaction is expected to close in the fourth quarter of 1999.

         Advest Pending Acquisition. On May 11, 1999, Hudson United announced the signing of a definitive agreement to acquire the loans and other financial assets and assume the deposit liabilities of Advest Bank, a subsidiary of The Advest Group, Inc. and, separately, to enter into a strategic alliance with Advest, Inc., the broker-dealer subsidiary of Advest Group. Pursuant to the acquisition agreement, Hudson United will acquire all of the loans of the Advest Bank and assume substantially all of the deposit liabilities of the Bank for a premium. At March 31, 1999, Advest Bank had approximately $159 million in loans.


                                                    Recently Completed Acquisitions
                                                    -------------------------------

                                            Asset Size
             Institution                  (in millions)          Type of Consideration             Closing Date
                                               (1)
---------------------------------------  ----------------- -----------------------------------  -------------------
Little Falls Bancorp, Inc., Little         $    351          Approximately 810,000 shares of       May 20, 1999
    Falls, New Jersey and its                                 Hudson United common stock and
    subsidiaries, including Little                                 $25.1 million of cash
    Falls Bank



(1)      Approximate total assets at March 31, 1999.


                                                         Pending Acquisitions

                                           Asset Size                                               Projected
              Institution               (in millions) (1)        Type of Consideration            Closing Date
---------------------------------------------------------- ----------------------------------- --------------------
JeffBanks, Inc., Philadelphia,             $  1,684        Approximately 10,000,000 shares       Fourth Quarter
    Pennsylvania, and its                                      of Hudson United Common                1999
    subsidiaries, including Jefferson                          Stock(2)
    Bank, Jefferson Bank of New
    Jersey

Assets and Liabilities of Advest           $    159         Assumption of Liabilities less        Third Quarter
    Bank, Hartford, Connecticut from                             value of assets (at book)            1999
    the Advest Group, Inc.(3)                                        and less premium



(1)      Approximate total assets at March 31, 1999.
(2)      Consideration calculated using the 0.95 exchange ratio.
(3) Transaction includes a strategic alliance with Advest, Inc., a broker-dealer

         If the pending acquisitions and the merger are consummated and taking into account the recently completed acquisition, Hudson United anticipates it will have at least $9.0 billion in assets and approximately $550 million in stockholders' equity.

         In connection with its acquisitions which are accounted for as pooling of interests transactions, Hudson United normally incurs significant one-time merger related and restructuring charges and realizes significant operating cost savings. Upon the announcement of significant acquisitions, Hudson United initially estimates one-time merger related and restructuring costs, which are then reported on the Current Report on Form 8-K reporting the announcement of the acquisition. Thereafter, Hudson United does not update or repeat its initial estimate of such one-time charges. Rather, Hudson United reports the actual one-time merger related and restructuring charges for the transaction in the earnings release for the quarter in which the transaction closes. While such one-time charges adversely effect earnings in the quarter in which a transaction closes, Hudson United also reports its earnings excluding such one-time charges to allow investors to focus on core earnings results. See "Information Incorporated by Reference" at page 60.

         At the time of the announcement of a significant transaction, Hudson United sometimes provides estimated cost savings but not revenue enhancement estimates for the acquired institution. Hudson United does not update or repeat its initial estimate of such cost savings. Historically, Hudson United has realized significant cost savings in the acquisitions it has consummated, and thereby significantly increased core earnings for the acquired institutions. Hudson United relies on its quarterly earnings releases following consummation to reflect the operating efficiencies achieved in its acquisitions.

         In quarters in which one or more pooling transactions close, earnings for that quarter will be adversely affected, sometimes significantly. However, core earnings, to a limited extent in the closing quarter, and more fully in subsequent quarters, will reflect cost savings and revenue enhancements. Hudson United expects that due to the anticipated closings of the pending acquisitions of both Southern Jersey and JeffBanks, it will incur material one-time merger related and restructuring charges in the fourth quarter of 1999 which will adversely affect reported earnings in the fourth quarter of 1999.

         Hudson United attempts to price and structure its acquisitions to provide earnings per share accretion, excluding one time charges, calculated before the restatement of prior period results required under pooling-of-interests accounting treatment.

                    CERTAIN INFORMATION ABOUT SOUTHERN JERSEY

General

         Southern Jersey Bancorp of Delaware, Inc., a Delaware corporation and a bank holding company, was organized under the laws of the State of Delaware on June 9, 1989. On July 17, 1989, Southern Jersey acquired all the outstanding common shares of Southern Jersey Bancorp, a bank holding company organized under the laws of the State of New Jersey (a predecessor corporation to Southern Jersey) in a merger transaction in which the predecessor corporation was merged with and into Southern Jersey.

Southern Jersey's principal executive offices and telephone number are:

              53 South Laurel Street
              Bridgeton, New Jersey 08302
              (856) 453-3000

         During 1998, Southern Jersey suffered substantial losses and Southern Jersey and its subsidiary, Farmers and Merchants, are both subject to bank regulatory actions. Southern Jersey suffered a net loss of $7.8 million for the year ending December 31, 1998. During 1998, Southern Jersey charged off $12.5 million, or 4.63%, of its total loans. At year end 1998, $16.2 million, or 6.01%, of its total loans were in non-accrual status. In connection with these problems and the related failure of internal controls in the bank's loan department, the Office of Comptroller of the Currency, the OCC, entered into a memorandum of understanding with Farmers and Merchants on December 10, 1998, which among other things required the bank to maintain a 6% leverage ratio and hire a new chief operating officer. On February 28, 1999, the leverage ratio was only 5.76% and the bank had not hired a new chief operating officer. On May 10, 1999, the Company hired a new chief executive officer. On May 24, 1999, the OCC and the Bank entered into a consent order, a more serious form of bank regulatory action, which among other things required the bank to take a series of actions to improve its compliance, asset quality, and capital and to maintain a 5.5% leverage ratio through June 30, 1999 and achieve a 6% leverage ratio by September 30, 1999. On August 4, 1999, Southern Jersey was notified by the OCC that it was waiving four items required by the OCC in the consent order as a result of the proposed merger with Hudson United. Included in those four items was the requirement that Southern Jersey achieve a 6% leverage ratio by September 30, 1999. The waiver is conditioned on completion of the merger. If the merger is not completed for any reason whatsoever, the original consent order will remain in full force and effect and Southern Jersey will be required to comply with each of the requirements of the original consent order. If the merger is not completed, Southern Jersey will be required to comply with these requirements within the time frames required by the original consent order, except that Southern Jersey would have 90 days to comply with the 6% leverage ratio requirement.

         On January 28, 1999, the Federal Reserve Bank of Philadelphia entered into a memorandum of understanding with Southern Jersey, which prohibited Southern Jersey from paying dividends or incurring debt and required Southern Jersey, among other things, to take a series of actions intended to improve its operations and compliance procedures. During the first quarter of 1999, Southern Jersey reported net income of $256, but its non-performing loans increased to 9.22% of total loans. Southern Jersey expects to report a loss for the second quarter of 1999. Its leverage ratio at June 30, 1999 is expected to decline to 5.5%.

         Hudson United anticipates that if the merger closes it will sell all of the non-performing assets and certain other identified loans of Southern Jersey aggregating approximately $55 million and take a related charge of up to $25 million, pre-tax, to write these assets down to their estimated realizable value based upon an accelerated sale process.

         In the event the merger with Hudson United does not occur, Southern Jersey's management anticipates it would have difficulty complying with the terms of the bank regulatory actions without outside financial assistance. As a result, the stock option with Hudson United provides a put option under which Hudson United may be required to purchase 200,000 shares of Southern Jersey at $24 a share within six months after the termination of the merger agreement.

Farmers and Merchants National Bank

         Southern Jersey's wholly-owned subsidiary, The Farmers and Merchants National Bank of Bridgeton, is a commercial bank which was organized under the laws of the United States in 1909. Farmers and Merchants has three wholly-owned subsidiaries, F&M Investment Company, Woulf Asset Holdings, Inc., and AMFDCM, Inc. F&M Investment Company was organized under the laws of the State of Delaware in 1984 for the purpose of holding and managing investment securities. Woulf Asset Holdings, Inc. and AMFDCM, Inc. were organized under the laws of the State of New Jersey in 1996 for the purpose of holding and managing real estate.

         Farmers and Merchants is a full service commercial bank which provides a wide range of banking services for its customers, including checking accounts, negotiable order of withdrawal ("NOW") accounts, individual retirement accounts ("IRAs"), savings and other time deposits of various types, and business, real estate, personal use, home improvement, automobile, and a variety of other loans, as discussed more fully below. Other services include letters of credit, safe deposit boxes, bank money orders, traveler's checks, credit cards, wire transfer, electronic banking, night deposit, and drive-in facilities. Prices and rates charged for services offered are competitive with the area's existing financial institutions.

         Farmers and Merchants offers a wide variety of fixed and variable rate loans to qualified borrowers. Farmers and Merchants offers interest rates competitive with the other financial institutions in its market area. Farmers and Merchants offers the following types of loans:

         o Consumer Loans. Farmers and Merchants' consumer loans consist of automobile, mobile home, recreational vehicle, and boat loans; home improvement and second-mortgage loans; secured and unsecured personal expense loans; and educational and government-sponsored student loans;

         o    Real Estate  Loans.  Farmers  and  Merchants'  real  estate  loans
              consist  of  residential   first  and  second  mortgage  loans  on
              one-to-four family homes; construction and development loans; multiple dwelling unit loans; housing rehabilitation loans; loans to purchase developed real property; and commercial real estate loans;

         o Commercial Loans (Secured and Unsecured). Farmers and Merchants' commercial loans consist of working capital loans, accounts receivable loans, and inventory loans to small businesses; and

         o Mortgage Lending. Farmers and Merchants offers 15- and 30-year fixed and adjustable rate conventional and jumbo home mortgages. The Bank sells all mortgage loans in the secondary market and does not retain the servicing rights thereon.

         Lending authority is delegated by Farmers and Merchants' board of directors to loan officers, each of whom is limited as to the amount of secured and unsecured loans that he or she can make to a single borrower or related group of borrowers. Farmers and Merchants provides written guidelines for lending activities. Secured loans, except indirect installment loans which are generally secured by the vehicle purchased, are made to persons who are well established and have net worth, collateral, and cash flow to support the loan. Real estate loans usually are made only when such loans are secured by real property located in the bank's primary market. Unsecured loans, except credit card loans, are normally made by Farmers and Merchants only to existing customers.

         Under certain circumstances, Farmers and Merchants takes investment securities as collateral for loans. If the purpose of the loan is to purchase or carry margin stock, the bank will not advance loan proceeds of more than 50% of the market value of the stock serving as collateral. If the loan proceeds will be used for purposes other than purchasing or carrying margin stock, the bank generally will lend up to 50% of the current market value of the stock serving as collateral.

         Farmers and Merchants loans to businesses for working capital which are expected to be repaid out of the current earnings of the commercial entity. The ability of the borrower to service its debt is dependent upon the success of the commercial enterprise. It is Farmers and Merchants' policy to secure these loans.

         For loans that are collateralized by inventory, furniture, fixtures and equipment of small business, Farmers and Merchants does not generally advance loan proceeds of more than 50% of the inventory value and more than 50% of the furniture, fixtures and equipment value serving as collateral. When inventory serves as primary collateral, accounts receivable generally will also be taken as collateral. Maximum collateral values for accounts receivable are recognized as follows: 70% for receivables outstanding 60 days or less; 0% for receivables outstanding 61 to 90 days; and no collateral value will be assigned for accounts receivable outstanding past 90 days.

         Many of the Farmers and Merchants' commercial loans are secured by real estate because such collateral may be superior to other types of collateral owned by small businesses. Loans secured by commercial real estate, however, are subject to certain inherent risks. Commercial real estate may be substantially illiquid, and commercial values are difficult to ascertain and are subject to wide fluctuations depending upon economic conditions. Farmers and Merchants requires that qualified outside appraisers determine the value of any commercial real estate taken as collateral, and Farmers and Merchants will generally lend the lesser of 75% of the appraised value or the purchase price of the real estate.

Recent Developments

         Farmers and Merchants had a net loss of $256,000 for the first six months of 1999 as compared to net loss of $218,000 for the comparable period of 1998. The increase in the net loss is primarily a result of the decrease in interest income resulting from the increased amount of non-performing loans experienced by Farmers and Merchants during this period. The increase in non-performing loans caused Farmers and Merchants to incur additional legal and professional expenses to collect them. Finally, the proceeds realized by Farmers and Merchants from the sale of approximately $19,700,000 of marine loans were re-deployed into lower yielding federal fund investments as opposed to higher interest yielding loans.

         Farmers and Merchants had $242,194,000 in total loans at June 30, 1999 as compared to $289,582,000 in total loans at June 30, 1998. The 16.4% decrease in total loans for the first six months of 1999 is a result of Farmers and Merchants tightening of credit standards and the continued implementation of its revised loan policy with its stricter underwriting guidelines.

         Farmers and Merchants had interest income from its loans and investment securities of $14,499,000 for the first six month period ended June 30, 1999 as compared to $17,264,000 for the comparable period in 1998. This 19.1% decrease in interest income is primarily attributable to the $47,388,000 decrease in loans at Farmers and Merchants. As a result of fewer loans booked at Farmers and Merchants, its net interest income fell 33.7% from $8,109,000 for the first six months of 1998 to $6,064,000 for the comparable period in 1999.

         Farmers and Merchants' non-interest income held steady for the first six months of 1999 with Farmers and Merchants earning $1,721,000 as compared to $1,739,000 during the first six months of 1998.

         Farmers and Merchants' non-interest expense increased for the first six months of 1999 with Farmers and Merchants expensing $7,534,000 as compared to $7,166,000 during the first six months of 1998. This increase was primarily a result of a $303,000 increase in legal and professional fees experienced in the first six months of 1999 as compared to the comparable period in 1998.

         Farmers and Merchants had $419,109,000 in total deposits for the first six months of 1999 as compared to $438,956,000 for the first six months of 1998. This 4.7% decrease is primarily a result of Farmers and Merchants lowering the interest rates it paid on its deposits in the second quarter of 1999.

         The increase in Farmers and Merchants' Allowance for Loan and Lease Losses of $2,128,000 from $7,054,000 as of June 30, 1998 to $9,182,000 as of
June 30, 1999 was a result of the $9,476,000 (108.8%) increase in non-performing loans experienced by Farmers and Merchants in the first six months 1999 as compared to the first six months of 1998. The increase in the amount of loans on non-performing status is a result of Farmers and Merchants' internal loan review of its commercial portfolio and the classifications resulting therefrom.

         The  following  discussion  contains  forward-looking   statements  and
Farmers and Merchants' actual results may differ significantly from those projected in the forward-looking statements.


                                   THE MEETING

Date, Time and Place

         This document solicits, on behalf of the Southern Jersey Board, proxies to be voted at a special meeting of Southern Jersey shareholders and at any adjournments or postponements thereof. The meeting is scheduled for:

              September 16, 1999
              10:00 a.m.
              164 West Broad Street
              Bridgeton, New Jersey 08302


Purpose

         At the meeting, Southern Jersey shareholders will consider and vote on:

         o    approval and adoption of the merger agreement

         o    any other matters that may properly be brought before the meeting.

Board Recommendation

         The Southern Jersey Board of Directors has unanimously approved the merger agreement and unanimously recommends a vote FOR approval and adoption of the merger agreement.

Record Date; Required Vote

         The Southern Jersey Board has fixed the close of business on July 31, 1999 as the record date for the meeting. Only holders of record of Southern Jersey common stock at that time are entitled to get notice of the meeting and to vote at the meeting. On the record date, there were 1,128,081 shares of Southern Jersey common stock outstanding. Each of those shares will be entitled to one vote on each matter properly submitted to the meeting.

         The merger cannot be completed without Southern Jersey shareholder approval. The affirmative vote of a majority of the outstanding stock of Southern Jersey entitled to vote is required to approve the merger agreement. A failure to return the proxy card or to vote in person at the meeting will have the same effect as a vote against the merger.

         On the July 31, 1999 record date, the directors and executive officers of Southern Jersey as a group beneficially owned 400,618 shares of Southern Jersey common stock, representing 35.5% of the issued and outstanding shares. These figures are calculated without counting shares that could be acquired by exercising stock options since the shares underlying those options cannot be voted at the meeting. The directors and executive officers of Southern Jersey and Farmers and Merchants National Bank have indicated their intention to vote all the shares they beneficially own FOR the merger agreement.

         The matters to be considered at the meeting are of great importance to the shareholders of Southern Jersey. Accordingly, we urge you to read and carefully consider the information presented in this proxy statement-prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage paid envelope.

Voting Rights; Proxies

         If you properly execute a proxy card and send it to Southern Jersey in a timely manner, your proxy will be voted in accordance with the instructions you indicate on the proxy card, unless you revoke your proxy prior to the vote. If you send us a proxy card that does not instruct us how to vote, your shares will be voted FOR approval and adoption of the merger agreement.

         The Southern Jersey Board is not aware of any matters that will come before the meeting other than the vote on the merger. If any other matters come before the meeting, the persons named on the enclosed proxy card will have the discretion to vote on those matters using their best judgment, unless you specifically withhold that authorization when you complete your proxy card.

         You may revoke any proxy that you give at any time before it is used to cast your vote. Simply showing up at the meeting will not automatically revoke your proxy. To revoke a proxy, you must either file a written notice of revocation with the Southern Jersey Corporate Secretary, or deliver a properly executed proxy with a later date to the Southern Jersey Assistant Corporate Secretary. The Southern Jersey Assistant Corporate Secretary will be in attendance at the meeting and, prior thereto, can be reached at the following address:

              Paul J. Ritter, III
              Assistant Corporate Secretary
              Southern Jersey Bancorp of Delaware, Inc.
              53 South Laurel Street
              Bridgeton, New Jersey 08302

         The election inspectors appointed for the meeting, who will determine whether or not a quorum is present, will tabulate votes cast by proxy or in person at the meeting. Abstentions and "broker non-votes" will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions occur when proxies are marked as abstentions, or when shareholders who have not filed proxies appear in person but abstain from voting. "Broker non-votes" occur when a broker indicates on a proxy that it does not have discretionary authority regarding certain shares.

Solicitation of Proxies

         In addition to using the mails, the directors, officers and employees of Southern Jersey may solicit proxies for the meeting from shareholders in person or by telephone. These directors, officers and employees will not be specifically compensated for their services. Southern Jersey will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so. Southern Jersey will bear all costs of soliciting proxies for the meeting.

Quorum

         The presence, in person or by proxy, of at least a majority of the Southern Jersey common stock issued and outstanding and entitled to be voted at the meeting is necessary to constitute a quorum.


                               THE PROPOSED MERGER

         A copy of the merger agreement is attached as Appendix A to this proxy statement-prospectus and is incorporated by reference herein. Descriptions of the merger and the merger agreement are qualified in their entirety by reference to the merger agreement.

General Description

         The merger agreement provides for the merger of Southern Jersey with and into Hudson United, with Hudson United as the surviving entity. The merger agreement will be completed on a date determined by Hudson United, which must be between seven and ten business days after all material conditions to closing, including receipt of regulatory approvals and the expiration of regulatory waiting periods, have been met. The merger agreement provides that Hudson United will set the exact closing date in a notice delivered to Southern Jersey. The merger agreement also provides that Hudson United and Southern Jersey may agree on a different closing date. The parties currently anticipate closing in the fourth quarter of 1999. The merger will become effective at the time specified in a certificate of merger which Hudson United and Southern Jersey will prepare and which Hudson United will file with the New Jersey Department of Treasury, Division of Commercial Recording and the Delaware Secretary of State following the closing. Hudson United and Southern Jersey anticipate that the merger will become effective at the close of business on the closing date. Immediately after the merger is effective, Hudson United will merge Farmers and Merchants National Bank with Hudson United Bank, with Hudson United Bank as the surviving entity. The exact closing date and effective time are dependent upon satisfaction of numerous conditions, some of which are not under Hudson United's or Southern Jersey's control.

Consideration; Exchange Ratio; Cash Instead of Fractional Shares

         When the merger becomes effective, except as noted below, each outstanding share of Southern Jersey common stock will be converted into the right to receive 1.26 shares of Hudson United common stock. The 1.26 exchange ratio is subject to adjustment to take into account any stock split, stock dividend or similar transaction with respect to Hudson United common stock between the date of the merger agreement and the effective time of the merger. The exchange ratio is also subject to adjustment as described under "Special Termination Provisions" on pages 42-44. Certain shares of Southern Jersey common stock held by Southern Jersey or by Hudson United or its subsidiaries will be cancelled in the merger and will not be converted into Hudson United common stock.

         Instead of fractional shares of Hudson United common stock, Southern Jersey shareholders will receive, without interest, a cash payment equal to the fractional share interest to which they would otherwise be entitled multiplied by the median pre-closing price of Hudson United common stock. The median pre-closing price of Hudson United common stock will be calculated by taking the price half-way between the closing prices left after discarding the four lowest and four highest closing prices in the ten consecutive trading day period which ends on, and includes, the fifth business day before the scheduled closing date. All shares of Hudson United common stock to be issued to a Southern Jersey shareholder will be combined to make as many whole shares as possible before calculating that shareholder's fractional share interest.

         The price of Hudson United common stock at the time the merger becomes effective may be higher or lower than the price

         o    when the merger agreement was signed,

         o    when this proxy statement was mailed,

         o when the Southern Jersey shareholders meet to vote on the merger or

         o when Southern Jersey shareholders receive Hudson United stock certificates from the exchange agent following the merger.

We urge you to obtain current market quotations for the Hudson United common stock and the Southern Jersey common stock.

Conversion of Southern Jersey Options to Hudson United Common Stock

         Options to acquire Southern Jersey common stock have been issued pursuant to the Southern Jersey Bancorp of Delaware, Inc. Stock Option and Stock Appreciation Plans. The merger agreement provides that each of these options which is outstanding when the merger becomes effective will be converted into Hudson United common stock. At the effective time of the merger, holders of options to purchase Southern Jersey common stock will receive the value of their options in Hudson United common stock without the need to exercise their options. For each outstanding option held at the effective time of the merger, Southern Jersey option holders will receive the number of Hudson United shares which is determined through the following formula: (i) the number of Southern Jersey shares covered by the option are multiplied by the exchange ratio of 1.26, and that product is then multiplied by the median pre-closing price of a share of Hudson United's common stock, (ii) the exercise price of the Southern Jersey option multiplied by the number of Southern Jersey shares covered by the option is then subtracted from the resulting product, and (iii) the net amount is then divided by the median pre-closing price of a share of Hudson United's common stock. Hudson United will pay cash in lieu of issuing fractional shares of its common stock, and each Southern Jersey option holder who would otherwise be entitled to a fractional interest will receive an amount in cash that is determined by multiplying their fractional interest by the median pre-closing price.

         As of August 10, 1999, there were options outstanding for 75,480 shares of Southern Jersey common stock which would be converted in the merger as described above.

         While the merger will be a tax-free exchange for holders of Southern Jersey common stock, the conversion of the options to Hudson United common stock will be a taxable event for the option holders. For tax purposes each option holder will recognize income, taxable at ordinary income rates, on the value of the Hudson United common stock received.

Background of and Reasons for the Merger

         Background of the Merger

         As a result of the large marine and commercial loan losses suffered by Southern Jersey in 1998 and the first half of 1999, and the concomitant need to raise additional equity capital, the Southern Jersey Board discussed and evaluated alternatives intended to enhance shareholder value, including the potential sale of the company. Based upon increased competition, declining net interest spreads, risks associated with the loan portfolio, lack of asset generation capability, and equity market volatility, the Southern Jersey Board determined that the most effective means of increasing shareholder value was the sale of Southern Jersey. The Board decided to contact potential merger partners on a select and confidential basis, in order to make the process manageable and to minimize its impact on its day-to-day operations. The Board authorized First Capital Group LLC, its financial advisor, to compile a confidential information packet with respect to Southern Jersey and to approach potential interested parties.

         First Capital provided Southern Jersey with a comprehensive list of potentially interested parties. Southern Jersey reviewed and narrowed the list. A total of 12 institutions were approached to ascertain their interest. These institutions varied in size and structure and included regional and community banking institutions. Interested parties were given confidentiality agreements and informational packets regarding Southern Jersey, including its historical financial performance and a description of its market area. Southern Jersey encouraged interested parties to submit indications of interest as promptly as possible. Three parties expressed an interest in Southern Jersey and were permitted to conduct some preliminary due diligence to refine their level of interest and to enable them to formulate an offer. First Capital reviewed the expressions of interest and ranked them according to the benefits offered to the shareholders. When ranking the expressions of interest, First Capital considered among other things the ability of the interested party to complete the merger without contingencies, the consideration offered, the tax consequences, the liquidity of any non-cash consideration and the underlying value of any non-cash consideration, and the future prospects of the potential acquirer. At a Board meeting on May 27, 1999, First Capital reviewed with the Southern Jersey Board the expressions of interest it had received to that date.

         Southern Jersey provided the prospective buyers with the opportunity to present a final indication of interest and to clarify their indication of interest on specific issues to provide a common basis for comparison. Based on final indications of interest as of June 21, 1999, First Capital prepared an analysis on each one individually and compared them in terms of conditions and shareholder value. After reviewing First Capital's analysis, the Board determined that Hudson United's final indication of interest was superior to the others. The Board authorized First Capital and the Chairman of the Board and Chief Executive Officer and the President of Southern Jersey to continue negotiations with Hudson United and authorized Block & Balestri, P.C., Dallas, Texas, Southern Jersey's counsel, to negotiate a definitive agreement with Hudson United.

         On Friday June 25,  1999,  First  Capital and  Southern  Jersey's  duly authorized representatives met with Hudson United to further negotiate and refine Hudson United's expression of interest. As a result of their negotiations, Southern Jersey's Chairman instructed Southern Jersey's counsel to begin negotiating a definitive agreement with Hudson United's counsel, following receipt of a draft agreement. On June 25, 1999, Southern Jersey's counsel received from Hudson United's counsel a draft definitive agreement representing Hudson United's offer. Negotiations regarding the terms of the Hudson United transaction proceeded over the next few days.

         On June 28, 1999, the Southern Jersey Board met with its legal counsel and First Capital to discuss the terms of the definitive agreement. First Capital provided the Board with an oral opinion that the merger terms were fair to the shareholders of Southern Jersey from a financial perspective and that the merger with Hudson United constituted the best indication of interest available from the financial perspective of the Southern Jersey shareholders. The Southern Jersey Board approved the definitive agreement, which was completed and signed on June 28, 1999.

Southern Jersey's Reasons for the Merger

         In reaching its determination that the merger is fair to, and in the best interests of, Southern Jersey and its shareholders, the Southern Jersey Board considered a number of factors, including the following:

         o the current condition and growth prospects of Southern Jersey and The Farmers and Merchants National Bank, their historical results of operations and their prospective results of operations were Southern Jersey and Farmers and Merchants to remain independent;

         o the economic, business and competitive climate for banking and financial institutions in the southern part of New Jersey, with special consideration given to recent transactions that have increased the competitive environment in the financial services and banking industry;

         o the consideration offered to Southern Jersey shareholders by Hudson United in absolute terms as compared to the value of other offers received from qualified and informed potential acquirers; and as compared to recent mergers and acquisitions involving other banking and financial institutions in New Jersey and nationally;

         o the potential market value, liquidity and dividend yield of Southern Jersey common stock if Southern Jersey were to remain independent;

         o Southern Jersey's necessity to raise additional equity capital if it was to remain independent;

         o the historically greater liquidity represented by the Hudson United common stock to be received in the merger;

         o the greater financial and management resources and customer product offering of Hudson United which could increase the competitiveness of the combined institution in Southern Jersey's market area and the ability to serve the depositors, customers and communities currently served by Southern Jersey;

         o    the  historical  results of operation and  financial  condition of
              Hudson  United  and  the  future   prospects  for  Hudson  United,
              including anticipated benefits of the merger;

         o    the future growth prospects of Hudson United following the merger;

         o the fact that the merger will be a tax-free exchange to Southern Jersey shareholders for federal income tax purposes to the extent they receive Hudson United common stock as consideration in exchange for their shares of Southern Jersey common stock;

         o the number of acquisitions completed by Hudson United in recent years; and

         o the presentation of First Capital and the fact that First Capital would render an opinion that the consideration to be received in the merger by Southern Jersey shareholders was fair to such holders from a financial point of view.

         This list of factors is not intended to be an exhaustive list, but is intended to include the material factors considered by the Southern Jersey Board. In reaching its determination to approve and recommend the merger, the Southern Jersey Board did not assign any relative or specific weights to the these factors, and the individual directors may have given differing weights to different factors.

         Recommendations of the Southern Jersey Board of Directors

         The Southern Jersey Board believes that the merger is fair to, and in the best interests of, Southern Jersey and its shareholders. Accordingly, the Board unanimously approved the merger agreement and recommends that Southern Jersey shareholders vote FOR the approval of the merger agreement and merger.

         Hudson United's Reasons for the Merger

         Hudson United entered into the merger agreement with Southern Jersey as part of Hudson United's ongoing strategy of growth through acquisitions.

         Hudson United's acquisition strategy consists of identifying financial institutions with business philosophies that are similar to Hudson United's, which operate in markets that are geographically within or close to those of Hudson United, and which provide an ability to enhance earnings per share over an acceptable period after the acquisition, while providing acceptable rates of return. Acquisitions are also evaluated in terms of asset quality, interest rate risk, core deposit base stability, potential operating efficiencies and management abilities.

         Pursuant to this acquisition strategy, Hudson United has pursued acquisitions of financial institutions in New Jersey and in other states which are geographically close to Hudson United's current markets and which otherwise meet Hudson United's acquisition goals. Hudson United's expressions of interest in and merger with Southern Jersey are consistent with this strategy. Hudson United anticipates that combining the New Jersey operations of Southern Jersey and Hudson United will enhance Hudson United's ability to promote operational efficiencies and services to the combined institutions' customers.

Interests of Certain Persons in the Merger

         In considering the recommendation of the Southern Jersey Board regarding the merger, Southern Jersey shareholders should know that certain directors and officers of Southern Jersey have interests in the merger in addition to their interests as shareholders of Southern Jersey. All those additional interests are described below, to the extent they are material and are known to Southern Jersey. The Southern Jersey Board was aware of these interests and considered them, among other matters, in approving the merger agreement:

         Employment and Change in Control Agreements.

         Employment and Non-Competition Agreements When the merger becomes effective, Clarence D. McCormick, the Chairman and CEO of Southern Jersey, and Clarence D. McCormick, Jr., the President of Southern Jersey, will be employed by Hudson United from the closing date of the merger to December 31, 1999. Clarence D. McCormick and Clarence D. McCormick, Jr. have also agreed to enter into agreements at the closing which will prohibit each of them from working for a competitor of Hudson United, in certain counties in New Jersey, for a period of three years from January 1, 2000 to December 31, 2002. In consideration of the execution of these agreements, Hudson United will pay each their respective annual salary in effect immediately prior to the closing during the three-year non-compete period. Hudson United has agreed, after the merger becomes effective, to assign to both Clarence D. McCormick and Clarence D. McCormick, Jr., certain insurance policies on each of their respective lives upon payment by each of the McCormicks to Hudson United of an amount equal to the "split dollar" obligation owed with respect to the policies. The monetary benefit to the McCormicks from these assignments is $14,358 for Clarence D. McCormick and $1,172 for Clarence D. McCormick, Jr. Hudson United has also agreed that after the merger it will assign to Clarence D. McCormick, Jr. a vehicle, which he currently operates. The vehicle has a value of $38,000. Hudson United will also assume lease payments with respect to a vehicle operated by Clarence D. McCormick. The aggregate value of such lease payments is $56,639. Also, James Mack, the CEO of Farmers and Merchants National Bank will receive a lump sum severance payment of $265,000 after the merger.

         Stock Benefits. When the merger becomes effective, each outstanding Southern Jersey option will be converted directly into Hudson United common stock. All outstanding non-vested options will vest as a result of the merger. See page 28.

         Indemnification; Directors and Officers. The merger agreement requires Hudson United to indemnify each director and officer of Southern Jersey and Farmers and Merchants National Bank to the fullest extent permitted under applicable law and its certificate of incorporation and by-laws, for a period of six years after the merger is completed. The merger agreement also requires Hudson United to provide Southern Jersey and its subsidiary bank's officers and directors with directors' and officers' liability insurance for at least six years after the merger takes effect upon terms and conditions substantially similar to Southern Jersey's and its subsidiary bank's existing directors' and officers' insurance policies.

         Share Ownership. As of the July 31, 1999 record date for the meeting, the directors of Southern Jersey and Farmers and Merchants National Bank beneficially owned in the aggregate approximately 34.1% of the issued and outstanding shares of Southern Jersey common stock. The directors of Southern Jersey and its bank subsidiary have indicated their intention to vote in favor of the merger agreement. As of August 10, 1999, executive officers of Southern Jersey who are not also directors beneficially owned, in the aggregate, 1.4% of the issued and outstanding shares of Southern Jersey common stock. A director of Hudson United, Thomas R. Farley, owns approximately 7,700 shares, or 59%, of Southern Jersey common stock.

Opinion of Southern Jersey's Financial Advisor

General

         Southern Jersey hired First Capital Group, LLC to serve as its financial advisor in connection with the merger and related matters based on First Capital's qualifications, expertise and reputation. On July 8, 1999, First Capital delivered its written opinion to the Southern Jersey board of directors that the consideration that Southern Jersey will receive from Hudson United is fair, from a financial point of view, to Southern Jersey shareholders. That opinion has been updated as of the date of this proxy statement-prospectus. The full text of First Capital's updated opinion, which includes the assumptions made by First Capital, the procedures followed by First Capital, the matters considered by First Capital, and the limitations on the review undertaken by First Capital, is attached as Appendix C to this proxy statement-prospectus. You should read this opinion carefully and in full. First Capital's opinion is not a recommendation to you as to how you should vote at the Southern Jersey shareholder meeting.

         In providing its opinion, First Capital, among other things:

         o analyzed certain internal financial statements and other financial and operating data concerning Southern Jersey prepared by Southern Jersey's management;

         o analyzed certain publicly available audited and unaudited financial statements and other information about Southern Jersey and Hudson United, including information included in Southern Jersey's annual reports for the three years ended December 31, 1998, in Hudson United's annual reports for the three years ended December 31, 1998, in Hudson United's quarterly reports for the periods ended March 31, 1999, September 30, 1998 and June 30, 1998, and in Southern Jersey's financial statements for the quarters ended March 31, 1999, September 30, 1998 and June 30, 1998;

         o analyzed certain financial projections of Southern Jersey prepared by Southern Jersey's management;

         o discussed Southern Jersey's past and current operations and financial condition with its senior executives;

         o reviewed the reported stock prices and trading activity for Hudson United common stock;

         o compared the financial performance of Hudson United common stock and trading activity with that of certain other comparable publicly-traded companies and their securities;

         o reviewed and compared certain security analysts' reports of Hudson United's common stock prepared by various investment banking firms;

         o reviewed the financial terms, to the extent publicly available, of certain comparable past transactions;

         o    reviewed the merger agreement; and

         o    performed   other  analyses  that  First  Capital   believed  were
              appropriate.

         In connection with its review, First Capital relied on, and assumed the accuracy and completeness of, all of the information that was provided to it by Southern Jersey or by others or that was made publicly available, and did not independently verify this information. First Capital has assumed that the financial projections have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of Southern Jersey's future financial performance. First Capital has not made any independent valuation or appraisal of Southern Jersey's assets or liabilities. First Capital has not been given any appraisals, and has not examined any of Southern Jersey's individual loan files.

         First Capital relied solely on Hudson United's publicly available data and did not discuss Hudson United's financial condition, performance, and prospects with Hudson United's management. First Capital did not independently evaluate or appraise Hudson United's assets, liabilities or business prospects, it was not furnished with any evaluations or appraisals, and it did not review any individual credit files. First Capital is not an expert in evaluating loan portfolios to assess the adequacy of the allowance for losses with respect to such loan portfolios, and First Capital has assumed that the allowances for each of the companies are adequate to cover such losses. First Capital's opinion is based on economic, market and other conditions in effect on the date of its opinion and on information which was made available to it as of the date of its opinion.

         In connection with rendering its opinion, First Capital performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Furthermore, the evaluation of the fairness, from a financial point of view, of the exchange ratio to the holders of Southern Jersey common stock was, to some extent, a subjective one based on the experience and judgment of First Capital and not merely the result of mathematical analysis of financial data. Accordingly, you should consider First Capital's analyses as a whole and should not select portions of its analyses or factors considered by it without also considering all of its analyses and factors, because doing so could create an incomplete view of the evaluation process upon which First Capital based its opinion. You should not take the ranges of valuations which result from any particular analysis that is described below to be First Capital's view of Southern Jersey's actual value. In performing its analyses, First Capital made many assumptions about industry performance, business and economic conditions and other matters, many of which are beyond Southern Jersey's control. The analyses performed by First Capital do not necessarily indicate actual values or future results, which may be significantly more or less favorable than those that are suggested by the analyses. These analyses are not appraisals and do not necessarily reflect the prices at which a company might actually be sold. In addition, you should not consider First Capital's analyses to be the same as that of the Southern Jersey Board or Southern Jersey's management with respect to Southern Jersey's value.

         The following is a summary of the analyses performed by First Capital in connection with its opinion:

Analysis of Selected Transactions

         First Capital performed an analysis of premiums paid in selected pending or recently completed acquisitions of banking organizations in Delaware, New Jersey, New York and Pennsylvania which are similar to the merger. These transactions are ones in where the seller possessed similar asset size, regional location and form of consideration. The comparable transactions consisted of 25 mergers and acquisitions of banking organizations in Delaware, New Jersey, New York and Pennsylvania from January 1, 1998 to June 28, 1999, with the total assets of the sellers ranging from $200 million to $1 billion. Based on the closing stock price of Hudson United common stock on June 28, 1999, and Southern Jersey's financial data as of March 31, 1998, the analysis yielded ratios of the transactions' purchase price as follows:



                                            For this
               Ratio                      transaction          For comparable transactions
               -----                      -----------          ---------------------------
                                                            Low        High     Average     Median
                                                            ---        ----     -------     ------
Equity to 3/31/99 book value                   1.64x       1.12x      3.75x      2.42x       2.25x

Tangible equity to 3/31/99
      tangible book value                      1.64x       1.15x      3.75x      2.48x       2.41x

Trailing last 12 months earnings to
      annualized 3/31/99 income               49.52x       9.61x     45.22x     27.49x      28.22x

Seller's equity to assets                      6.66%          --         --     10.73%       9.08%


Discounted Cash Flow Analysis

         Using discounted cash flow analysis, First Capital estimated the present value of the future stream of after-tax cash flow that Southern Jersey could produce through the year 2003, under various circumstances, assuming that Southern Jersey performed in accordance with its management's earnings/return projections. First Capital used two separate terminal values for Southern Jersey at the end of the period by applying multiples of earnings ranging from 20 times to 22 times and multiples of book value ranging from 2.0 times to 3.0 times. First Capital then discounted the cash flow streams, dividends paid to the shareholders (assuming any earnings in excess of that required to maintain the current regulatory mandated tangible equity to tangible asset ratio are paid out in dividends and the raising of such equity capital through the issuance of additional shares of Southern Jersey common stock) and terminal values using discount rates ranging from 12.0% to 16.0% chosen to reflect different assumptions regarding the required rates of return for Southern Jersey and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $31.39 per share to $40.66 per share utilizing multiples of earnings as residual values and $28.25 per share to $41.10 per share utilizing multiples of book value. This compares favorably to the consideration to be paid to Southern Jersey shareholders of: (i) $44.02 per share of Southern Jersey common stock, based on a closing price of $34.94 per share of Hudson United common stock on the date before the announcement of the merger, June 28, 1999; and (ii) $41.11 per share of Southern Jersey common stock, based on a closing price of $32.63 per share of Hudson United common stock on July 7, 1999.

Comparable Company Analysis

         First Capital compared selected balance sheet data, asset quality, capitalization and profitability ratios and market statistics using financial data at or for the twelve months ended March 31, 1999, and market data as of July 7, 1999, for Hudson United to a group of selected bank holding companies which First Capital deemed to be relevant, all of which are bank holding companies with assets between $1 billion and $15 billion, including:

o        Carolina First Corporation
o        Centura Banks, Inc.
o        Commercial Federal Corp.
o        Community First Bankshares
o        Cullen/Frost Bankers, Inc.
o        First Bancorp Puerto Rico
o        First Midwest Bancorp, Inc.
o        FirstMerit Corporation
o        Premier Bancshares, Inc.
o        Provident Bankshares Corporation
o        Riggs National Corporation
o        Silicon Valley Bancshares
o        Susquehanna Bancshares, Inc.
o        Trustco Bank Corporation
o        United Bankshares, Inc.
o        Whitney Holding Corporation

This comparison, among other things, showed that:

         o Hudson United's equity to asset ratio was 6.06%, compared to an average of 8.13% and a median of 7.80% for the group of selected bank holding companies;

         o for the twelve-month period ended March 31, 1999, Hudson United's return on average assets was 1.50%, compared to an average of 1.11% and a median of 1.12% for the group of selected bank holding companies;

         o for the twelve-month period ended March 31, 1999, Hudson United's return on average equity was 22.78%, compared to an average of 13.25% and a median of 14.15% for the group of selected bank holding companies;

         o at March 31, 1999, Hudson United's non performing loans to gross loans ratio was 1.20%, compared to an average of 1.03% and a median of 0.86% for the group of selected bank holding companies;

         o at June 28, 1999, Hudson United's price per share to book value per share at March 31, 1999, was 3.31 times, compared to an average of 2.45 times and median of 2.61 times for the group of selected bank holding companies;

         o at June 28, 1999, Hudson United's price per share to earnings per share at March 31, 1999, was 14.09 times, compared to an average of 20.83 times and median of 18.79 times for the group of selected bank holding companies; and

         o at June 28, 1999 Hudson United's dividend yield was 2.86%, compared to an average of 2.00% and a median of 2.00% for the group of selected bank holding companies.

         First Capital also compared selected stock market results of Hudson United to the publicly available corresponding data of other composites which First Capital deemed to be relevant, including Philadelphia KBW Bank Index, NASDAQ Bank Index of publicly traded banks and the S&P 500. Results from indexing the S&P 500, Philadelphia KBW Bank Index , the NASDAQ Bank Index of publicly traded banks, and Hudson United's stock from January 1, 1999, to July 7, 1999, revealed favorable trends for Hudson United's common stock performance to that of the other bank indices. No company or transaction used in the comparable company and comparable transaction analyses is identical to Southern Jersey or the merger. Accordingly, First Capital's analysis of the results of these comparisons involves complex considerations and judgments concerning differences in financial and operating characteristics of Southern Jersey and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

         The summary set forth above does not purport to be a complete description of the analyses and procedures performed by First Capital in the course of arriving at its opinion.

         In payment  for its  services  as the  financial  advisor  to  Southern
Jersey, First Capital is to be paid a fee equal to one percent of the consideration paid to Southern Jersey as consideration for the merger.

         The full text of the updated opinion of First Capital dated the date of this proxy statement-prospectus, which sets forth assumptions made and matters considered, is attached hereto as Appendix C to this proxy statement-prospectus. Southern Jersey shareholders are urged to read this opinion in its entirety. First Capital's opinion is directed only to the consideration to be received by Southern Jersey shareholders in the merger and does not constitute a recommendation to any Southern Jersey shareholder as to how such shareholder should vote at the shareholders meeting.

Resale Considerations Regarding Hudson United Common Stock

         The shares of Hudson United common stock that will be issued if the merger is consummated have been registered under the Securities Act of 1933. These registered shares will be freely transferable, except for shares received by persons, including directors and executive officers of Southern Jersey, who may be deemed to be "affiliates" of Southern Jersey pursuant to Rule 145 promulgated under the Securities Act. An "affiliate" of an issuer is generally a person who "controls" the issuer. Directors, executive officers and 10% shareholders may be deemed to control the issuer. Affiliates may not sell their shares of Hudson United common stock acquired pursuant to the merger, except pursuant to an effective registration statement under the Securities Act or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

         Persons who may be deemed to be "affiliates" of Southern Jersey have delivered letters to Hudson United in which they have agreed to certain restrictions on their ability to transfer, whether by sale or otherwise, any Southern Jersey common stock owned by them and any Hudson United common stock they acquire in the merger. Hudson United required these restrictions in order to comply with the accounting rules governing a pooling-of-interests, and to comply with Rule 145 under the Securities Act. These persons have agreed not to transfer the shares during a period which begins 30 days before the merger is completed and ends when Hudson United publishes financial results covering at least 30 days of post-merger combined operations of Hudson United and Southern Jersey. Those persons have also agreed not to transfer their Southern Jersey common stock before that restricted period without giving Hudson United advance notice and an opportunity to object if the transfer would interfere with pooling-of-interests accounting for the merger. These persons have also agreed to refrain from transferring Hudson United common stock acquired by them in the merger, except in compliance with certain restrictions imposed by Rule 145. Certificates representing the shares of Hudson United common stock issued to those persons pursuant to the merger will bear a legend stating that the shares are restricted in accordance with the letter signed by the person and may not be transferred except in compliance with those restrictions.

         Persons who may be deemed "affiliates" of Hudson United have also delivered letters to Hudson United in which they have agreed not to transfer Hudson United common stock beneficially owned by them in violation of the pooling accounting restrictions.

Conditions to the Merger

         The obligation of each party to consummate the merger is subject to satisfaction or waiver of certain conditions, including:

         o approval of the merger agreement by the shareholders of Southern Jersey;

         o receipt of all necessary consents, approvals and authorizations from federal and state government authorities;

         o absence of any litigation that would restrain or prohibit the consummation of the merger, or that has significant potential to be resolved in a way that would deprive the terminating party of the material benefits of the merger;

         o receipt of a letter from Hudson United's independent accountants regarding qualification of the merger for pooling-of-interests accounting treatment; and

         o receipt of another opinion of Pitney, Hardin, Kipp & Szuch at closing regarding the tax-free nature of the merger. If this condition is waived, i.e., if the merger is not necessarily tax-free but Hudson United and Southern Jersey wish to consummate it anyway, Southern Jersey will resolicit its shareholders' vote on the merger.

         The obligation of Hudson United to consummate the merger is also conditioned on, among other things:

         o    continued   accuracy,   in   all   material   respects,   of   the
              representations and warranties of Southern Jersey contained in the merger agreement;

         o performance by Southern Jersey, in all material respects, of its obligations under the merger agreement; and

         o    Execution by Clarence  McCormick  and Clarence  McCormick,  Jr. of
              non-competition   agreements,   in  accordance   with  the  merger
              agreement.

         The obligation of Southern Jersey to consummate the merger is also conditioned on, among other things:

         o    continued   accuracy,   in   all   material   respects,   of   the
              representations and warranties of Hudson United contained in the merger agreement;

         o performance by Hudson United, in all material respects, of its obligations under the merger agreement; and

         o receipt by Southern Jersey of the updated fairness opinion letter of First Capital, which is attached as Appendix C to this proxy statement-prospectus.

Conduct of Business Pending the Merger

         The merger agreement requires Southern Jersey to conduct its business until the merger takes place only in the ordinary course of business and consistent with past banking practices, except as permitted under the merger agreement or with the written consent of Hudson United. Under the merger agreement, Southern Jersey has agreed not to take certain actions without the prior written consent of Hudson United or unless permitted by the merger agreement, including, among other things, the following:

         o change any provision of its certificate of incorporation, by-laws or similar governing documents;

         o grant anyone severance or termination pay, or enter into or amend any employment agreement;

         o    issue new stock, grant an option, set aside or pay any dividend;

         o adopt any new employee benefit plan, or award any increase in compensation or benefits;

         o file any applications or make any contracts regarding branching or site location or relocation;

         o agree to acquire any business or entity (other than to foreclose on collateral for a defaulted loan);

         o make any capital expenditure in excess of $100,000 in the aggregate (other than certain agreed upon expenditures);

         o make or commit to make any new loan in excess of $100,000, renew for a period greater than one year any existing loan or extension of credit in an amount of $100,000 or more, or increase by $100,000 or more the aggregate credit outstanding of any borrower;

         o make any material change in its accounting methods or practices not required by generally accepted accounting principles, also known as "GAAP"; and

         o take any action that would cause any of its representations or warranties in the merger agreement to be materially untrue or incorrect when the merger takes effect.

         Under the merger agreement, Southern Jersey cannot encourage or solicit or hold discussions or negotiations with, or provide any information to anyone other than Hudson United, concerning any (1) merger, (2) sale of stock, (3) sale of substantial assets or liabilities outside the ordinary course of business or
(4) similar transactions. However, Southern Jersey may enter into discussions or negotiations or provide any information in connection with an unsolicited possible transaction of this sort if the Southern Jersey Board, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that it should take those actions. Southern Jersey has agreed to promptly communicate to Hudson United the terms of any proposal it may receive with respect to any acquisition transaction. This restriction, along with the option described in the following section, may deter other potential acquirors of control of Southern Jersey.

Stock Option to Hudson United for Southern Jersey Shares

         As a condition to Hudson United entering into the merger agreement, Hudson United required that Southern Jersey grant Hudson United an option that was designed to deter other companies from attempting to acquire control of Southern Jersey. The option gives Hudson United the right to purchase for $24.00 per share up to 200,000 shares of Southern Jersey common stock, representing approximately 17.7% of the outstanding Southern Jersey shares when the option was granted. The option is exercisable only if certain specific triggering events occur and the merger does not occur. Hudson United has no right to vote the shares covered by the option before its exercise.

         Also as part of the stock option, Southern Jersey required that Hudson United grant to Southern Jersey the right to require Hudson United to purchase 200,000 Southern Jersey shares for $24.00 per share. Southern Jersey's "put" option is exercisable in whole or in part for a period of six months upon termination of the merger agreement by either Hudson United or Southern Jersey for any reason.

         Hudson United could recognize a gain if it purchases the shares subject to the options and resells the shares for more than the exercise price. The existence of the option may deter other potential acquirors of control of Southern Jersey, because it would probably increase the cost of acquiring all the shares of Southern Jersey common stock. Hudson United's exercise of its option could also make pooling-of-interests accounting treatment unavailable to a subsequent acquiror. The agreement granting the option and the "put" appears as Appendix B to this document.

Representations, Warranties and Covenants

         The merger agreement contains customary mutual representations and warranties, as well as covenants, relating to, among other things:

         o    corporate organization and similar corporate matters,

         o    authorization,   execution  and   enforceability   of  the  merger
              agreement,

         o the accuracy of information contained in each party's filings with the SEC,

         o the accuracy of information supplied by each party in creating this document,

         o    compliance with applicable laws,

         o    the absence of material litigation,

         o    certain bank regulatory matters,

         o the absence of certain material changes or events since December 31, 1998,

         o    the adequacy of loan loss reserves, and

         o each party's preparations to have its data processing systems be Year 2000 compliant.

Regulatory Approvals

         Consummation of the Hudson United-Southern Jersey merger and the merger of The Farmers and Merchants National Bank of Bridgeton into Hudson United Bank requires approvals from the FDIC and the New Jersey Department of Banking and Insurance. Approval by any and all bank regulators, however, does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to Southern Jersey shareholders or Hudson United shareholders.

         Hudson United filed applications for approval with the FDIC on July 12, 1999, and with the New Jersey Department of Banking and Insurance on July 13, 1999. Hudson United has also corresponded with the Federal Reserve Board on July 13, 1999, to obtain from the Federal Reserve Board a confirmation that it will waive its approval requirement to complete the merger based upon the FDIC approval. A waiver letter or an approval from the Federal Reserve Board is also necessary before the merger can be completed. While Hudson United and Southern Jersey anticipate receiving the necessary regulatory approvals, we can give no assurance that they will be granted, or that they will be granted on a timely basis without conditions unacceptable to Hudson United or Southern Jersey.

Management and Operations After the Merger

         As a result of the merger, Southern Jersey will be merged with and into Hudson United, with Hudson United as the surviving entity. Immediately following the merger, The Farmers and Merchants National Bank of Bridgeton will be merged with and into Hudson United Bank, with Hudson United Bank as the surviving entity. Hudson United Bank will continue to operate as a wholly-owned subsidiary of Hudson United. The current directors of Southern Jersey will be invited to be advisory directors for a division of Hudson United Bank but will not sit on Hudson United's Board.

Exchange of Certificates

         When the merger takes effect, no one will any longer have any rights as a Southern Jersey shareholder. Certificates that represented shares of Southern Jersey common stock automatically will represent the shares of Hudson United common stock and cash, if any, into which the merger converts those shares of Southern Jersey common stock.

         Promptly after the merger takes effect, Hudson United's exchange agent will send written instructions and a letter of transmittal to each Southern Jersey stockholder, indicating how to exchange Southern Jersey stock certificates for the Hudson United stock certificates. Southern Jersey stockholders should not send in their stock certificates until they receive instructions from the exchange agent.

         Each share of Hudson United common stock issued in exchange for Southern Jersey common stock will be deemed to have been issued at the time the merger becomes effective. Thus, Southern Jersey shareholders who receive Hudson United common stock in the merger will be entitled to receive any dividend or other distribution which may be payable to holders of record of Hudson United common stock as of any date on or after the time the merger becomes effective. However, no dividend or other distribution will actually be paid with respect to any shares of Hudson United common stock until the certificates formerly representing shares of Southern Jersey common stock have been surrendered. At that time any accrued dividends and other distributions on those shares of Hudson United common stock will be paid without interest.

         Southern Jersey shareholders, promptly after they surrender their Southern Jersey stock certificates to the exchange agent, will receive a certificate representing the full number of shares of Hudson United common stock into which their shares of Southern Jersey common stock have been converted. At the time the new stock certificate is issued, a check for the amount of the fractional share interest, if any, will also be issued to the former Southern Jersey shareholder.

Amendments

         Hudson United and Southern Jersey may amend the merger agreement by mutual written consent at any time before the merger is completed. However, the merger agreement provides that certain types of amendments, such as an amendment to decrease the exchange ratio, cannot be made following adoption of the merger agreement by the Southern Jersey shareholders without their approval.

Termination

         Hudson United and Southern Jersey may terminate the merger agreement by mutual written consent at any time.

         Either Hudson United or Southern Jersey may terminate the merger agreement for certain reasons, including the following:

         o    the merger has not been completed by April 30, 2000,

         o Southern Jersey shareholders fail to approve the merger agreement at the meeting, or

         o a regulatory approval needed to complete the merger has been denied or withdrawn.

         Hudson United may terminate the merger agreement if:

         o there has been a material adverse change in Southern Jersey's business, operations, assets or financial condition, or

         o    Southern Jersey materially breaches the merger agreement.

         Southern Jersey may terminate the merger agreement if:

         o there has been a material adverse change in Hudson United's business, operations, assets or financial condition since December 31, 1998 (which excludes the affects of any pending acquisition by Hudson United);

         o Southern Jersey's Board has approved an acquisition of Southern Jersey by another entity after determining, upon advice of counsel, that such approval is necessary in the exercise of its fiduciary obligations (which would cause a triggering event under the stock option granted to Hudson United); or

         o    Hudson United materially breaches the merger agreement.

         If the merger agreement is terminated, each party will bear its own expenses and will retain all rights and remedies it may have at law or equity under the merger agreement.

Special Termination Provisions

         The merger agreement also contains provisions designed to let the Southern Jersey's Board terminate the agreement upon a "Termination Event," which is when both of the following occurs

         o the price of Hudson United common stock falls by more than 30% from its level on June 25, 1999, which was $34.6563,

                                       and

         o the percentage drop in the price of Hudson United common stock is at least 20% more than the percentage drop in an index of 17 comparable bank stocks. For example, if the bank stock index falls by 12%, Hudson United common stock would have to fall by more than 32% for the second test to be met.

         These particular termination provisions are also designed to let Hudson United override the termination by increasing the exchange ratio to a level that would give Southern Jersey shareholders consideration with the minimum value they could have received without triggering the termination provisions.

         It is not possible to know whether a Termination Event will occur before the Southern Jersey shareholders vote at the Southern Jersey meeting. We cannot assure you either that the Southern Jersey Board would exercise its right to terminate the merger agreement if a Termination Event occurs, or that Hudson United would increase the exchange ratio to override any such termination by Southern Jersey.

         The Southern Jersey Board has not determined if it would exercise its right to terminate the merger agreement upon a Termination Event. Similarly, the Hudson United Board has not determined if it would increase the exchange ratio to override any termination by Southern Jersey upon a Termination Event. In making these determinations, each board would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at the time and would consult with its financial advisors and legal counsel. By approving the merger agreement, the shareholders of Southern Jersey will give the Southern Jersey Board the power, consistent with its fiduciary duties, to complete the merger following a Termination Event without any further action by, or resolicitation of, the Southern Jersey shareholders regardless of whether the exchange ratio is increased.

         The working of these special termination provisions can be explained using the following definitions:

         "Determination Date"-- the fifth business day prior to the scheduled closing date for the merger. Unless the parties agree on a different date, Hudson United will schedule the closing date in a notice to Southern Jersey.
Hudson United must schedule the closing on a date which is at least seven but not more than ten days after all material conditions to closing the merger have been met.

         "Determination Price" -- the median of the closing prices for Hudson United common stock for the ten trading days ending with the Determination Date. The median will be determined by discarding the four highest and four lowest closing prices for Hudson United common stock during the ten-day pricing period and then averaging the remaining two closing prices.

         "Hudson United Average Starting Date Price" -- the average of high and low sale price of Hudson United common stock on June 25, 1999 (i.e., $34.6563), adjusted to reflect any stock split, stock dividend or similar event affecting Hudson United common stock through the closing of the merger.

         "Hudson United Floor Price" -- 30% less than the Hudson United Average Starting Date Price (i.e., $24.2594).

         "Hudson   United  Ratio"  --  the  number   obtained  by  dividing  the
Determination Price by the Hudson United Average Starting Date Price.

         "Index Price" -- the number obtained using the index of 17 financial institutions set forth on Exhibit A to the merger agreement. As noted on Exhibit A to the merger agreement, a financial institution will be removed from the index (and treated as though it was never included in the index) if the common stock of that institution ceases to be publicly traded or there is a public announcement of a proposal for the institution to be acquired or for the institution to acquire another company or companies in transactions with a value exceeding 25% of the acquirer's market capitalization.

         "Index Ratio" -- the number obtained by dividing the Index Price on the Determination Date by the Index Price on June 25, 1999, and then subtracting 0.20.

         Using these definitions, there is a "Termination Event" only if both of the following are true:

         o    The Determination Price is less than the Hudson United Floor Price

                                       and

         o    The Hudson United Ratio is less than the Index Ratio.

         Under the merger agreement, Southern Jersey has three business days following the Determination Date to exercise its termination rights based on a Termination Event. Hudson United then has two business days to override the termination, if it so chooses, by increasing the exchange ratio so that it equals the lesser of the following two amounts:

         o a number (rounded to four decimals) equal to a fraction in which the numerator is the Hudson United Floor Price multiplied by the exchange ratio then in effect and the denominator is the Determination Price, and

         o a number (rounded to four decimals) equal to a fraction in which the numerator is the Index Ratio multiplied by the exchange ratio then in effect and the denominator is the Hudson United Ratio.

Accounting Treatment of the Merger

         Hudson United expects to account for the merger under the pooling-of-interests method of accounting in accordance with generally accepted accounting principles. Each party's obligation to consummate the merger is conditioned upon Hudson United's receiving a letter from its independent public accountants that the merger qualifies for such accounting treatment.

         Under pooling-of-interests accounting principles, as of the time the merger becomes effective, the assets and liabilities of Southern Jersey would be added to those of Hudson United at their recorded book values and the stockholders' equity accounts of Hudson United and Southern Jersey would be combined on Hudson United's consolidated balance sheet. Under the pooling of interests method of accounting, Hudson United's consolidated financial statements will be retroactively adjusted after the merger to combine the statements of condition and results of operations for periods prior to the consummation of the merger. The pro forma financial information contained in this proxy statement has been prepared using the pooling-of-interests accounting basis to account for the merger. See "Pro Forma Financial Information" beginning on page 46.

         Both the pooling-of-interests and purchase methods of accounting are acceptable methods of recording business combinations. However, they are not alternative choices in accounting for the same transaction. If all the criteria for recording a transaction as a pooling are met, the transaction must be so recorded. The method of accounting for a business combination can have a significant effect on the reported earnings and financial condition of a company.

Federal Income Tax Consequences

         The   following  is  a  discussion  of  certain   federal   income  tax
consequences of the merger. The discussion may not apply to special situations, such as those of any Southern Jersey shareholders

         o that hold Southern Jersey common stock as part of a "straddle" or "conversion transaction," or

         o    that  are  insurance  companies,   securities  dealers,  financial
              institutions or foreign persons.

         This discussion does not address any aspects of state, local or foreign taxation. It is based upon laws, regulations, rulings and decisions now in effect and on proposed regulations. All of these are subject to change by legislation, administrative action or judicial decision, and the changes could have retroactive effects. No ruling has been or will be requested from the Internal Revenue Service on any tax matter relating to the tax consequences of the merger.

         As an exhibit to the Registration Statement of which this proxy statement is a part, Pitney, Hardin, Kipp & Szuch, counsel to Hudson United, have advised Hudson United and Southern Jersey in an opinion dated the date of this proxy statement that:

         o the merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

         o    Southern Jersey will not recognize any gain or loss.

         o Southern Jersey shareholders will not recognize any gain or loss for federal income tax purposes upon the exchange in the merger of shares of Southern Jersey common stock solely for Hudson United common stock, except with respect to cash received instead of a fractional share interest in Hudson United common stock.

         o The basis of Hudson United common stock received in the merger by Southern Jersey stockholders will be the same as the basis of the shares of Southern Jersey common stock surrendered in exchange therefor.

         o The holding period of Hudson United common stock will include the holding period during which the shares of Southern Jersey common stock surrendered in exchange were held by the Southern Jersey shareholder, provided those shares of Southern Jersey common stock were held as capital assets.

         o Cash received by a holder of Southern Jersey common stock instead of a fractional share interest in Hudson United common stock will be treated as received in exchange for such fractional share interest. If the fractional share would have constituted a capital asset in hands of that holder, the holder generally should recognize a capital gain or loss equal to the amount of cash received, less the portion of the adjusted tax basis in Southern Jersey common stock allocable to the fractional share interest.

         Consummation of the merger is conditioned, among other things, on receipt by each of Hudson United and Southern Jersey of an opinion of Pitney, Hardin, Kipp & Szuch, dated the closing date of the merger, to the same effect. If this condition is waived, i.e., if the merger is not necessarily tax-free but Hudson United and Southern Jersey wish to consummate it anyway, Southern Jersey will resolicit its shareholders' vote on the merger.

         The opinions of Pitney, Hardin, Kipp & Szuch summarized above are or will be based, among other things, on representations contained in certificates of officers of Southern Jersey and Hudson United.

         Certain tax consequences of the merger may vary depending upon the particular circumstances of each holder of Southern Jersey common stock, and other factors. Therefore, you are urged to consult your own tax advisor to determine the particular tax consequences to you of the merger, including the application and effect of state and local income and other tax laws.

No Dissenters' Rights

         Under   applicable  New  Jersey  and  Delaware  law,   Southern  Jersey
shareholders do not have dissenters' rights of appraisal in connection with the merger.

                         PRO FORMA FINANCIAL INFORMATION

         Presented on the following page is a pro forma combined condensed balance sheet of Hudson United and Southern Jersey at March 31, 1999, giving effect to the merger as if it had been consummated at such date. Also presented are the pro forma combined condensed statements of income for the three month period ending March 31, 1999 and for the years ended December 31, 1998, 1997 and 1996. The unaudited pro forma financial information is based on the historical financial statements of Hudson United and Southern Jersey after giving effect to the merger under the pooling-of-interests method of accounting and based upon the assumptions and adjustments contained in the accompanying notes to pro forma combined condensed financial information. The unaudited pro forma financial information has been prepared by Hudson United's management based upon the historical financial statements and related notes thereto of Hudson United and Southern Jersey incorporated herein by reference. The unaudited pro forma financial information should be read in conjunction with such historical financial statements and notes. The pro forma combined information does not include the effect of the pending merger of Hudson United with Jeff Banks or the pending acquisition of loans and deposits from Advest Bank or the recently completed acquisition of Little Falls Bancorp. The pro forma financial information does not give effect to anticipated cost savings net of expected merger related expenses and restructuring charges. The historical amounts presented in future financial statements of Hudson United for periods reported in this proxy statement will differ and in certain cases will differ materially as a result of the effects of accounting for the merger and the pending acquisition of JeffBanks, when consummated, as pooling of interests. See "Certain Information about Hudson United - Recent Developments" on page 20-22.

         The pro forma financial data are not necessarily indicative of the actual financial results that would have occurred had the merger been consummated as of the beginning of the periods for which such data are presented and should not be construed as being representative of future periods.


Pro forma Unaudited Combined Condensed Balance Sheet As of March 31, 1999 ($ in thousands, except per share data)



                                                           Hudson
                                                           United              Southern            Pro forma            Pro forma
  Assets                                                   Bancorp              Jersey            Adjustments           Combined
                                                        --------------       --------------      --------------       -------------
  Cash and due from banks                               $     242,368        $      18,008       $          --        $     260,376
  Federal funds sold                                            8,819               75,350                  --               84,169
  Securities                                                3,064,880              106,140                  --            3,171,020
  Assets held for sale                                             --                   --                  --                   --
  Loans                                                     3,424,314              240,782                  --            3,665,096
  Less:  Allowance for loan losses                            (54,504)              (9,327)                 --              (63,831)
                                                        --------------       --------------      --------------       -------------
         Total Loans                                        3,369,810              231,455                  --            3,601,265
                                                        --------------       --------------      --------------       -------------
  Other assets                                                275,253               34,493                  --              309,746
  Intangibles, net of amortization                             84,937                   --                  --               84,937
                                                        ==============       ==============      ==============       =============
         Total Assets                                   $   7,046,067        $     465,446       $          --        $   7,511,513
                                                        ==============       ==============      ==============       =============

  Liabilities and Stockholders' Equity
  Deposits:
         Noninterest bearing                            $     870,506        $      60,551       $          --        $     931,057
         Interest bearing                                   4,061,461              368,878                  --            4,430,339
                                                        --------------       --------------      --------------       -------------
             Total deposits                                 4,931,967              429,429                                5,361,396
                                                        --------------       --------------      --------------       -------------
  Borrowings                                                1,292,644                   --                  --            1,292,644
  Other liabilities                                           194,287                5,032                  --              199,319
                                                        --------------       --------------      --------------       -------------
         Total Liabilities                                  6,418,898              434,461                  --            6,853,359
  Subordinated debt                                           100,000                   --                  --              100,000
  Capital Trust Securities                                    100,000                   --                  --              100,000
  Stockholders' Equity:
         Preferred stock                                           --                   --                  --                   --
         Common stock                                          72,246                2,184                 395               74,825
         Additional paid in capital                           262,855                3,259              (4,234)             261,880
         Retained earnings                                    128,030               29,805                  --              157,835
         Treasury Stock                                       (34,484)              (3,839)              3,839              (34,484
         Employee stock awards & ESOP shares                   (2,243)                  --                  --               (2,243)
         Accumulated other comprehensive income                   765                 (424)                 --                  341
                                                        --------------       --------------      --------------       -------------
             Total Stockholders' Equity                       427,169               30,985                  --              458,154
                                                        --------------       --------------      --------------       -------------
         Total Liabilities and Stockholders' Equity     $   7,046,067        $     465,446       $          --        $   7,511,513
                                                        ==============       ==============      ==============       =============

  Common shares outstanding (in thousands)                     39,574                1,127                  --               41,024
  Book value per common share                           $       10.79        $       27.48       $          --        $       11.17


See notes to pro forma financial information.



Pro forma Unaudited Combined Condensed Statements of Income For the Three Months
Ended March 31, 1999 ($ in thousands, except per share data)


                                                     Hudson
                                                     United              Southern            Pro forma
                                                     Bancorp              Jersey              Combined
                                                  --------------       --------------       -------------
  Interest on loans                               $      68,862        $       4,857        $     73,719
  Interest on securities                                 41,956                1,514              43,470
  Other interest income                                     324                  967               1,291
         Total Interest Income                          111,142                7,338             118,480
                                                  --------------       --------------       -------------
  Interest on deposits                                   31,984                4,191              36,175
  Interest on borrowings                                 16,611                   --              16,611
                                                  --------------       --------------       -------------
         Total Interest Expense                          48,595                4,191              52,786
                                                  --------------       --------------       -------------
  Net Interest Income before
    Provision for loan loss                              62,547                3,147              65,694
  Provision for loan loss                                 2,500                  566               3,066
                                                  --------------       --------------       -------------
  Net Interest Income after
    Provision for loan loss                              60,047                2,581              62,628
  Noninterest income                                     17,479                1,426              18,905
  Noninterest expense                                    39,679                3,652              43,331
                                                  --------------       --------------       -------------
  Income before income taxes                             37,847                  355              38,202
  Income tax provision                                   13,246                   99              13,345
                                                  --------------       --------------       -------------
         Net income                               $      24,601        $         256        $     24,857
                                                  ==============       ==============       =============

  Earnings per share:
         Basic                                    $        0.62        $        0.23        $       0.60
         Diluted                                  $        0.61        $        0.23        $       0.59

  Weighted Average Common Shares:
             (in thousands)
         Basic                                           39,983                1,127              41,403
         Diluted                                         40,596                1,127              42,016


See notes to pro forma financial information.



Pro forma Unaudited Combined  Condensed  Statements of Income For the Year Ended
December 31, 1998 ($ in thousands, except per share data)


                                                     Hudson
                                                     United              Southern            Pro forma
                                                     Bancorp              Jersey              Combined
                                                  --------------       --------------       -------------
  Interest on loans                               $     298,311        $      24,624        $    322,935
  Interest on securities                                162,783                5,983             168,766
  Other interest income                                   7,453                2,676              10,129
                                                  --------------       --------------       -------------
         Total Interest Income                          468,547               33,283             501,830
                                                  --------------       --------------       -------------
  Interest on deposits                                  161,077               18,400             179,477
  Interest on borrowings                                 53,276                   --              53,276
                                                  --------------       --------------       -------------
         Total Interest Expense                         214,353               18,400             232,753
                                                  --------------       --------------       -------------
  Net Interest Income before
    Provision for loan loss                             254,194               14,883             269,077
  Provision for loan loss                                14,374               15,270              29,644
                                                  --------------       --------------       -------------
  Net Interest Income/Loss after
    Provision for loan loss                             239,820                 (387)            239,433
  Noninterest income                                     33,299                3,509              36,808
  Noninterest expense                                   232,096               15,842             247,938
                                                  --------------       --------------       -------------
  Income/loss before income taxes                        41,023              (12,720)             28,303
  Income tax provision (benefit)                         17,872               (4,888)             12,984
                                                  --------------       --------------       -------------
         Net Income/Loss                          $      23,151        $      (7,832)       $     15,319
                                                  ==============       ==============       =============

  Earnings/Loss per share:
         Basic                                    $        0.57        $       (6.95)       $       0.36
         Diluted                                  $        0.56        $       (6.95)       $       0.36

  Weighted Average Common Shares:
             (in thousands)
         Basic                                           40,640                1,127              42,060
         Diluted                                         41,696                1,127              43,116


See notes to pro forma financial information.


Pro forma Unaudited Combined  Condensed  Statements of Income For the Year Ended
December 31, 1997 ($ in thousands, except per share data)


                                                     Hudson
                                                     United              Southern            Pro forma
                                                     Bancorp              Jersey              Combined
                                                  --------------       --------------       -------------
  Interest on loans                               $     306,800        $      25,834        $    332,634
  Interest on securities                                159,620                6,123             165,743
  Other interest income                                   4,795                1,843               6,638
                                                  --------------       --------------       -------------
         Total Interest Income                          471,215               33,800             505,015
                                                  --------------       --------------       -------------
  Interest on deposits                                  175,645               17,159             192,804
  Interest on borrowings                                 40,635                   --              40,635
                                                  --------------       --------------       -------------
         Total Interest Expense                         216,280               17,159             233,439
                                                  --------------       --------------       -------------
  Net Interest Income before
    Provision for loan loss                             254,935               16,641             271,576
  Provision for loan loss                                12,775                7,967              20,742
                                                  --------------       --------------       -------------
  Net Interest Income after
    Provision for loan loss                             242,160                8,674             250,834
  Noninterest income                                     54,180                3,043              57,223
  Noninterest expense                                   181,308               11,590             192,898
                                                  --------------       --------------       -------------
  Income before income taxes                            115,032                  127             115,159
  Income tax provision (benefit)                         45,205                 (710)             44,495
                                                  --------------       --------------       -------------
         Net Income                               $      69,827        $         837        $     70,664
                                                  ==============       ==============       =============

  Earnings per share:
         Basic                                    $        1.67        $        0.75        $       1.64
         Diluted                                  $        1.60        $        0.73        $       1.57

  Weighted Average Common Shares:
             (in thousands)
         Basic                                           41,362                1,120              42,808
         Diluted                                         43,635                1,148              45,081


See notes to pro forma financial information.



Pro forma Unaudited Combined  Condensed  Statements of Income For the Year Ended
December 31, 1996 ($ in thousands, except per share data)

                                                     Hudson
                                                     United              Southern            Pro forma
                                                     Bancorp              Jersey              Combined
                                                  --------------       --------------       -------------
  Interest on loans                               $     287,671        $      22,441        $    310,112
  Interest on securities                                150,856                6,802             157,658
  Other interest income                                   3,987                1,147               5,134
                                                  --------------       --------------       -------------
         Total Interest Income                          442,514               30,390             472,904
                                                  --------------       --------------       -------------
  Interest on deposits                                  173,521               14,870             188,391
  Interest on borrowings                                 27,045                   --              27,045
                                                  --------------       --------------       -------------
         Total Interest Expense                         200,566               14,870             215,436
                                                  --------------       --------------       -------------
  Net Interest Income before
    Provision for loan loss                             241,948               15,520             257,468
  Provision for loan loss                                17,140                1,805              18,945
                                                  --------------       --------------       -------------
  Net Interest Income after
    Provision for loan loss                             224,808               13,715             238,523
  Noninterest income                                     40,257                3,246              43,503
  Noninterest expense                                   204,679               10,357             215,036
                                                  --------------       --------------       -------------
  Income before income taxes                             60,386                6,604              66,990
  Income tax provision                                   23,490                1,276              24,766
                                                  --------------       --------------       -------------
         Net Income                               $      36,896        $       5,328        $     42,224
                                                  ==============       ==============       =============

  Earnings per share:
         Basic                                    $        0.85        $        4.77        $       0.94
         Diluted                                  $        0.82        $        4.67        $       0.91

  Weighted Average Common Shares:
             (in thousands)
         Basic                                           42,402                1,118              43,840
         Diluted                                         44,990                1,141              46,428


See notes to pro forma financial information.

Notes to Pro Forma Financial Information

(1) Pro forma information assumes the merger was consummated as of March 31, 1999 for the pro forma unaudited combined condensed balance sheet and as for the beginning of each of the periods indicated for the pro forma unaudited combined condensed statements of income. The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

(2) It is assumed that the merger will be accounted for on a pooling-of-interests accounting basis, and accordingly, the related pro forma adjustments herein reflect, where applicable, an exchange ratio of 1.26 shares of Hudson United common stock for each of the 1,127,481 shares of Southern Jersey common stock which were outstanding at March 31, 1999.

(3) Following consummation of the merger, it is anticipated that Hudson United will sell substantially all of the nonperforming assets and contain certain other identified loans of Southern Jersey aggregating approximately $55 million and take a related charge of up to $25 million to write these assets down to their estimated realizable value based upon an accelerated sale process.

(4) Anticipated cost savings net of expected merger-related expenses and restructuring charges are not expected to be material and therefore the pro forma financial information does not give effect to these items.

(5) In summary, the pro forma financial information was adjusted for the merger by the (i) addition of 1,420,626 shares of Hudson United common stock with a stated value of $1.778 per share amounting to $2,525,873;
         (ii) elimination of 1,307,683 shares of Southern Jersey common stock with a stated value of $1.67 per share amounting to $2,183,831; (iii) addition of 29,777 shares of Hudson United common stock amounting to $52,944 in exchange for Southern Jersey's stock options; (iv) elimination of 180,202 shares of Southern Jersey common stock held in Southern Jersey's treasury at a cost of $3,839,000.

(6) Earnings per share data has been computed based on the combined historical net income applicable to common stockholders of Hudson United using historical weighted average shares outstanding of Hudson Untied common stock for the given period and the common stock to be issued in connection with the merger.

(7) The pro forma information presented above does not reflect Hudson United's pending acquisitions of JeffBanks and certain assets and liabilities of Advest Bank or its recently completed acquisition of Little Falls Bancorp. See "Certain Information about Hudson United - Recent Developments" on page 20.

                   DESCRIPTION OF HUDSON UNITED CAPITAL STOCK

General

         The authorized capital stock of Hudson United presently consists of 54,636,350 shares of common stock and 10,609,000 shares of preferred stock. As of May 31, 1999, 40,633,204 shares of Hudson United common stock were issued and outstanding.

         Hudson United's certificate of incorporation gives the Board of Directors authority at any time to:

         o divide the authorized but unissued shares of preferred stock into series;

         o determine the designations, number of shares, relative rights, preferences and limitations of any series of preferred stock;

         o    increase the number of shares of any preferred series; and

         o decrease the number of shares in a preferred series, but not to a number less than the number of shares outstanding.

         Hudson United Series A Convertible Preferred Stock was issued under this authority in connection with Hudson United's acquisition of Washington Bancorp, Inc. on July 1, 1994. At this time no Hudson United Series A Preferred Stock remains outstanding and the Series A Preferred Stock has been cancelled. In December 1996, as part of the acquisition of Westport Bancorp, Inc., Hudson United issued Hudson United Series B Convertible Preferred Stock. At this time no shares of Hudson United Series B Convertible Preferred Stock remain outstanding. There are no other shares of Hudson United preferred stock outstanding.

         Except in limited circumstances, Hudson United's certificate of incorporation authorizes the Hudson United Board of Directors to issue new shares of Hudson United common stock or preferred stock without further shareholder action. Therefore, the Board could adversely affect the voting power of holders of Hudson United common stock or preferred stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. The purpose of this power is the ability to potentially discourage any attempt to gain control of Hudson United.

Dividend Rights

         Holders of Hudson United common stock are entitled to dividends when, as and if declared by the Hudson United Board of Directors out of funds legally available for the payment of dividends. The only statutory limitation is that such dividends may not be paid when Hudson United is insolvent. Funds for the payment of dividends by Hudson United must come primarily from the earnings of Hudson United's bank subsidiaries. Thus, as a practical matter, any restrictions on the ability of Hudson United's subsidiaries to pay dividends will act as restrictions on the amount of funds available for payment of dividends by Hudson United. As a New Jersey chartered commercial bank, Hudson United is subject to the restrictions contained in the New Jersey Banking Act on the payment of dividends. Under the Banking Act, Hudson United Bank may pay dividends only out of retained earnings, and out of surplus to the extent that surplus exceeds 50% of stated capital.

Voting Rights

         At meetings of shareholders, holders of Hudson United common stock are entitled to one vote per share. The quorum for a shareholders meeting is a majority of the outstanding shares. Except as indicated below, actions and authorizations to be taken or given by shareholders require the approval of a majority of the votes cast by holders of Hudson United common stock at a meeting at which a quorum is present.

         The Board of Directors is divided into three classes of directors, each class being as nearly equal in number of directors as possible. Approximately one-third of the entire Board of Directors is elected each year and the directors serve for terms of up to three years, and, in all cases, until their respective successors are duly elected and qualified.

         The exact number of directors and the number constituting each class is fixed by resolution adopted by a majority of the entire Board of Directors. Shareholders may remove any director from office for cause. The vote of at least three-quarters of the shares of Hudson United entitled to vote is required to amend or repeal the provisions of Hudson United's certificate of incorporation relating to the classification of the Board of Directors and the removal of directors.

         Hudson United's certificate of incorporation contains a "minimum price" provision. If a "related person" proposes to enter into certain "business combinations" with Hudson United, the proposed transaction will require the affirmative vote of at least three-quarters of the outstanding shares entitled to vote on the transaction. This voting requirement is in effect unless either the proposed transaction is first approved by a majority of Hudson United's directors or the shareholders of Hudson United are offered consideration in an amount determined in accordance with a formula contained in the certificate of incorporation. If either of these tests are met, the proposed transaction need only be approved by the vote otherwise required by law, the certificate of incorporation and any agreement with a national securities exchange. A related person is defined in the certificate of incorporation to include persons that, together with their affiliates, own 10% or more of Hudson United's common stock.

Liquidation Rights

         Upon a liquidation, dissolution or winding up of Hudson United, holders of Hudson United common stock are entitled to share equally and ratably in assets available for distribution after payment of debts and liabilities. However, if shares of Hudson United preferred stock are outstanding at the time of liquidation, the shares of preferred stock may have prior rights upon liquidation.

Assessment and Redemption

         All outstanding shares of Hudson United common stock are fully paid and nonassessable. The Hudson United common stock is not redeemable at the option of Hudson United or the shareholders.

Preemptive and Conversion Rights

         Holders of Hudson United common stock do not have conversion rights or preemptive rights with respect to any securities of Hudson United.


            COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF HUDSON UNITED
                               AND SOUTHERN JERSEY

         At the time the merger becomes effective, each Southern Jersey shareholder will become a shareholder of Hudson United. Hudson United is a business corporation incorporated in New Jersey under the New Jersey Business Corporation Act and Southern Jersey is a business corporation incorporated in Delaware under the Delaware General Corporation Law. The following is a comparison of certain provisions of the respective certificates of incorporation and by-laws of each of Southern Jersey and Hudson United, and a description of certain provisions of the Business Corporation Act and the General Corporation Law which are applicable to Hudson United and Southern Jersey. This summary is not complete and is qualified in its entirety by reference to the Business Corporation Act or the General Corporation Law, which may change from time to time, and the respective certificates of incorporation and by-laws of Hudson United and Southern Jersey, which also may be changed.

Voting Requirements

         Under the New Jersey corporate law, unless a greater vote is specified in the certificate of incorporation, the affirmative vote of a majority of the votes cast by shareholders entitled to vote on the matter is required to approve:

         o    an amendment to the certificate of incorporation,

         o    the voluntary dissolution of the corporation,

         o the sale or other disposition of all or substantially all of the corporation's assets outside the ordinary course of business, or

         o the merger or consolidation of the corporation with another corporation.

         Under Hudson United's certificate of incorporation, the amendment or repeal of the provisions governing the classification of directors requires the approval of at least three-quarters of the shares entitled to vote.

         Hudson United's certificate of incorporation also contains a "minimum price" provision. If a "related person" proposes to enter into certain "business combinations" with Hudson United, the proposed transaction will require the affirmative vote of a least three-quarters of the outstanding shares entitled to vote on the transaction. This voting requirement is in effect unless either the proposed transaction is first approved by a majority of Hudson United's directors or the shareholders of Hudson United are offered consideration in an amount determined in accordance with a formula contained in the certificate of incorporation. If either of these tests are met, the proposed transaction need only be approved by the vote otherwise required by law, the certificate of incorporation and any agreement with a national securities exchange. A related person is defined in the Certificate of Incorporation to include persons that, together with their affiliates, own 10% or more of Hudson United's common stock.

         The New Jersey Shareholders Protection Act limits certain transactions involving an "interested shareholder" and a "resident domestic corporation." An "interested shareholder" is one that is directly or indirectly a beneficial owner of 10% or more of the voting power of the outstanding voting stock of a resident domestic corporation. The New Jersey Shareholders Protection Act prohibits certain business combinations between an interested shareholder and a resident domestic corporation for a period of five years after the date the interested shareholder acquired its stock, unless the business combination was approved by the resident domestic corporation's board of directors prior to the interested shareholder's stock acquisition date. After the five-year period expires, the prohibition on certain business combinations continues unless

         o the combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested shareholder,

         o the combination is approved by the board prior to the interested shareholder's stock acquisition date, or

         o    certain fair price provisions are satisfied.

         Set forth below is a summary of provisions in Southern Jersey's certificate of incorporation and the Delaware General Corporation Law that, under certain circumstances require greater than a majority of the votes eligible to be cast or limit certain voting rights.

         Under Delaware corporate law, unless otherwise specified in the certificate of incorporation of a Delaware corporation, the amendment to the certificate of incorporation, the sale or other disposition of all or substantially all of the assets of a corporation, or the merger or consolidation of a stock corporation with another stock corporation requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon (with respect to the amendment of the certificate of incorporation, the affirmative vote of a majority of the outstanding shares of stock of each class entitled to vote thereon is also required).

         Southern Jersey's certificate of incorporation contains a provision requiring the affirmative vote of the holders of 80% of its outstanding shares entitled to vote thereon in order to amend or restate its certificate of incorporation in the event such amendment or restatement is brought on the initiative of the Southern Jersey stockholders themselves. If the amendment or restatement is brought on the initiative of Southern Jersey's board of directors, then the amendment or restatement may be approved by a lesser percentage, though not less than a majority of Southern Jersey's shares outstanding and entitled to vote.

         Southern Jersey's certificate of incorporation contains a "Business Combinations" provision restricting certain transactions between Southern Jersey and its "major stockholders", which are defined as those stockholders who beneficially own greater than 10% of Southern Jersey's outstanding voting shares, including, but not limited to, mergers, sales, leases, transfers, and/or acquisitions involving a substantial part of the assets or stock of a major stockholder, the issuance of securities, options or rights warrants to a major stockholder, or certain other actions which may have the effect of increasing the proportionate amount of voting stock held by a major stockholder in Southern Jersey or any of its subsidiaries. This provision prohibits any such action or attempted action unless (i) it is approved by the board of directors prior to the time the major stockholder became a major stockholder; (ii) the major stockholder sought and received unanimous prior approval form the board of directors to become a major stockholder and the transaction in question was approved by a majority of such directors; (iii) the transaction in question received an 80% affirmative vote by the directors of Southern Jersey who were directors immediately prior to the major stockholder becoming such; (iv) the transaction in question was approved by both the holders of not less than 80% of the outstanding stock entitled to vote thereon and the holders of not less than 80% of the outstanding voting stock not held by any major stockholder; or (v) the transaction falls within the parameters of certain "fair price" requirements.

         Section 203 of the Delaware General Corporation Law, entitled "Business Combinations with Interested Stockholders", prohibits an interested stockholder, which is defined as a stockholder who directly or indirectly owns 15% or more of the outstanding voting stock of a corporation, and a corporation from entering into certain transactions or business combinations similar to those described in the previous paragraph for three years after such person becomes an interested stockholder, unless the transaction is approved by the board of directors prior to his becoming an interested stockholder, the interested stockholder is the holder of at least 85% of the voting stock of the corporation, or the transaction  is  approved  by the board of  directors  and then  approved by the affirmative vote of two-thirds of the outstanding voting stock of the corporation, excluding those shares held by the interested stockholder himself. Southern Jersey, as authorized by the Delaware General Corporation Law, has in its certificate of incorporation, opted out of the foregoing provision, and has substituted its own "Business Combinations" restrictions in its certificate of incorporation as more fully described in the preceding paragraph.

Cumulative Voting

         Under New Jersey corporate law, shareholders of a New Jersey corporation do not have cumulative voting rights in the election of directors unless the certificate of incorporation so provides. Hudson United's certificate of incorporation does not presently provide for cumulative voting.

         Under Delaware corporate law, shareholders of a Delaware corporation do not have cumulative voting rights in the election of directors unless the certificate of incorporation so provides. Southern Jersey's certificate of incorporation does not presently provide for cumulative voting.

Classified Board of Directors

         New Jersey corporate law permits a New Jersey corporation to provide for a classified board in its certificate of incorporation and Hudson United currently has a classified board of directors. The Hudson United board is divided into three classes, with one class of directors generally elected for three-year terms at each annual meeting. A vacancy on the Hudson United board of directors may be filled by the affirmative vote of two-thirds of the directors remaining in office.

         Delaware corporate law permits a Delaware corporation to provide for a classified board of directors in its certificate of incorporation or by-laws. Southern Jersey's certificate of incorporation provides that the board of directors be divided into three classes, each of which contains approximately one-third of the whole number of members of the board. Each class serves a staggered term, with approximately one-third of the total number of directors being elected each year.

Rights of Dissenting Shareholders

         Shareholders of a New Jersey corporation who dissent from a merger, consolidation, sale of all or substantially all of the corporation's assets or certain other corporate transactions are generally entitled to appraisal rights. No statutory right of appraisal exists, however, where the stock of the New Jersey corporation is (i) listed on a national securities exchange, (ii) is held of record by not less than 1,000 holders, or (iii) where the consideration to be received pursuant to the merger, consolidation or sale consists of cash or securities or other obligations which, after the transaction, will be listed on a national securities exchange or held of record by not less than 1,000 holders.

         Stockholders of a Delaware corporation who dissent from a merger or consolidation of the corporation may be entitled to appraisal rights. There are no statutory rights of appraisal with respect to stockholders of a corporation whose shares are either (i) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held of record by more than 2,000 stockholders, where such stockholders receive only shares of stock or depository receipts of the corporation surviving or resulting from the merger or consolidation or shares of stock or depository receipts of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders (or cash in lieu of fractional share interests therein). The exceptions from the Delaware statutory right of appraisal apply to the Southern Jersey common stock since the Hudson United common stock to be received pursuant to the Merger is presently listed on the New York Stock Exchange.

Shareholder Consent to Corporate Action

         Unless the certificate of incorporation provides otherwise (and Hudson United's certificate of incorporation is currently silent on this issue), New Jersey corporate law permits any action that can be taken at a shareholders' meeting, other than the annual election of directors, to be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize the action at a shareholders' meeting at which all shareholders entitled to vote were present and voting. The annual election of directors, if not conducted at a shareholders' meeting, may only be effected by unanimous written consent. Under New Jersey corporate law, a shareholder vote on a plan of merger or consolidation may be effected only:

         o    at a shareholders' meeting,

         o by unanimous written consent of all shareholders entitled to vote on the issue with advance notice to any other shareholders, or

         o by written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting, together with advance notice to all other shareholders.

         Likewise, under Delaware corporate law, unless the certificate of incorporation states otherwise (Southern Jersey's certificate of incorporation is silent on this issue), any action which can be taken at a special or annual stockholders' meeting may be taken without, or in lieu of, such meeting if the written consent or consents setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize such action. Notwithstanding, the election of directors may only be accomplished by unanimous written consent of the outstanding stock entitled to vote unless all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action. Delaware corporate law allows for a plan of merger or consolidation to be approved at a special or annual meeting of the stockholders by the affirmative vote of a majority of the outstanding stock entitled to vote thereon, or by written consent of a majority of the outstanding stock entitled to vote in lieu of such special or annual meeting of the stockholders.

Dividends

         New Jersey corporate law generally provides that a New Jersey corporation may declare and pay dividends on its outstanding stock so long as the corporation is not insolvent and would not become insolvent as a consequence of the dividend payment. Because funds for the payment of dividends by Hudson United must come primarily from the earnings of Hudson United's bank subsidiary, as a practical matter, any restrictions on the ability of Hudson United to pay dividends act as restrictions on the amount of funds available for the payment of dividends by Hudson United.

         Delaware corporate law generally limits dividends by Southern Jersey to an amount equal to the excess of the net assets of Southern Jersey (the amount by which total assets exceed total liabilities) over its stated capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year. Because Southern Jersey does not conduct any material activities at the holding company level, its ability to pay dividends depends on capital distributions from its subsidiaries.

By-laws

         Under New Jersey corporate law, the board of directors of a New Jersey corporation has the power to adopt, amend, or repeal the corporation's by-laws, unless such powers are reserved in the certificate of incorporation to the shareholders. Hudson United's certificate of incorporation does not presently reserve such powers to shareholders.

         Under Delaware corporate law, the stockholders of a Delaware corporation have the power to adopt, amend, or repeal the corporation's by-laws, unless such powers also are reserved in the certificate of incorporation to the board of directors. Southern Jersey's bylaws may also be amended by its board of directors, and such power is concurrent with that of Southern Jersey's shareholders.

Limitations of Liability of Directors and Officers

         Under New Jersey corporate law, a New Jersey corporation may include in its certificate of incorporation a provision that would eliminate or limit directors' or officers' liability to the corporation or to its shareholders, for monetary damage for breaches of their fiduciary duty of care. However, a director or officer cannot be relieved from liability or otherwise indemnified for any breach of duty based upon an act or omission:

         o in breach of the person's duty of loyalty to the corporation or its shareholders,

         o    not in good faith or involving a knowing violation of law, or

         o    resulting in the person's receipt of an improper personal benefit.

         Hudson United's certificate of incorporation contains provisions that limit its directors' and officers' liability to the full extent permitted by New Jersey law.

         Under Delaware corporate law, a Delaware corporation may include in its certificate of incorporation a provision which would, subject to the limitations described below, eliminate or limit directors' liability (but not an officers' liability) to the corporation or its shareholders, for monetary damage for breaches of their fiduciary duty of care. A director cannot be relieved from liability or otherwise indemnified for any breach of duty based upon an act or omission:

         o    in breach of the director's duty of loyalty,

         o not in good faith or involving intentional misconduct or knowing violation of law,

         o which constitutes willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds, or

         o    resulting in the person's receipt of an improper personal benefit.

Southern Jersey's certificate of incorporation contains provisions which limit a director's liability to the full extent permitted by Delaware law.

Consideration of Acquisition Proposals

         New Jersey corporate law provides that in determining whether a proposal or offer to acquire a corporation is in the best interest of the corporation, the board may, in addition to considering the effects of any action on shareholders, consider any of the following:

         o the effects of the proposed action on the corporation's employees, suppliers, creditors and customers;

         o the effects on the community in which the corporation operates, and

         o    the long-term as well as short-term  interests of the  corporation and its shareholders, including the possibility that those interests may be served best by the continued independence of the corporation.

         The statute further provides that if, based on those factors, the board determines that any such offer is not in the best interest of the corporation, it may reject the offer. These provisions may make it more difficult for a shareholder to challenge the Hudson United board's rejection of, and may facilitate the board's rejection of, an offer to acquire Hudson United.

         There are no comparable provisions in Delaware corporate law and Southern Jersey's certificate of incorporation is silent on this issue.

Preferred Stock

         Under both New Jersey and Delaware law, if the Company's certificate of incorporation so provides, the board of directors without shareholder approval may issue preferred stock with the terms set by the board.

         Hudson United's certificate of incorporation contains "blank check preferred stock" provisions which authorize Hudson United's board of directors to issue shares of authorized but unissued preferred stock without shareholder approval.

         Southern Jersey's certificate of incorporation also contains so-called "blank check preferred stock" provisions -- provisions whereby Southern Jersey's board of directors can issue new shares of authorized but unissued preferred stock without shareholder approval. Southern Jersey does not currently have any preferred stock issued or outstanding.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents filed by Hudson United (Commission File No. 1-8660) with the SEC are hereby incorporated in this proxy statement-prospectus:

         o    Annual Report on Form 10-K for the year ended December 31, 1998.

         o Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

         o Current Reports on Form 8-K filed with the SEC on January 28, March 29, April 19, April 22, May 25, June 29 and July 26, 1999.

         o The description of Hudson United common stock set forth in Hudson United's Registration Statement on Form 8-A12B filed by Hudson United on April 22, 1999, pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

         o Hudson United changed its name from HUBCO, Inc. on April 22, 1999 and documents filed before that date may be located on the SEC Edgar database under that name.

         The following  documents filed by Southern Jersey  (Commission File No.
0-12635)    with   the   SEC   are   hereby    incorporated    in   this   proxy
statement-prospectus:

         o    Annual Report on Form 10-K for the year ended December 31, 1998.

         o Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

         o The description of Southern Jersey common stock set forth in Southern Jersey's Registration Statement on Form 8-A filed by
              Southern Jersey pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

         All documents filed by Hudson United or Southern Jersey pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this document but before the earlier of (1) the date of the Southern Jersey meeting, or (2) the termination of the merger agreement, are hereby incorporated by reference into this document and shall be deemed a part of this document from the date they are filed.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement-prospectus.

         The public may read and copy any documents Hudson United or Southern Jersey file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information about Hudson United and Southern Jersey at http://www.sec.gov.

                                  OTHER MATTERS

         As of the date of this proxy statement, the Southern Jersey Board of Directors knows of no other matters to be presented for action by the shareholders at the meeting. If any other matters are properly presented, however, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.

                                  LEGAL OPINION

         Pitney, Hardin, Kipp & Szuch, counsel to Hudson United, will pass upon certain legal matters relating to the issuance of the shares of Hudson United common stock offered hereby and certain tax consequences of the merger.

                                     EXPERTS

         The consolidated financial statements of Hudson United as of December 31, 1998 and 1997 and for each of the years in the three-year period ended
December   31,  1998  have  been   incorporated   by  reference  in  this  proxy
statement-prospectus in reliance upon the report of Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Southern Jersey as of December 31, 1998 and 1997 and for each of the years in the three-year period ended
December 31, 1998 have been incorporated by reference in this proxy statement-prospectus and elsewhere in the registration statement, have been audited by Athey & Company, independent public accountants, and Belfint, Lyons & Shuman, P.A., as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of such firms as experts in accounting and auditing in giving said reports.

         Representatives of Athey & Company will be present at the meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting.

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER


                  THIS AGREEMENT AND PLAN OF MERGER, dated as of June 28, 1999 and reflecting an amendment to Section 2.4 hereof made as of such date ("Agreement"), is among Hudson United Bancorp. ("HUB"), a New Jersey corporation and registered bank holding company, Hudson United Bank (the "Bank"), a New Jersey state-chartered commercial banking corporation and wholly-owned subsidiary of HUB, Southern Jersey Bancorp of Delaware, Inc., a Delaware corporation and registered bank holding company ("SJBDI"), and Farmers and Merchants National Bank, a national bank and wholly-owned subsidiary of SJBDI ("FAMNB").

                                    RECITALS

                  The respective Boards of Directors of HUB and SJBDI have each determined that it is in the best interests of HUB and SJBDI and their respective shareholders for HUB to acquire SJBDI by merging SJBDI with and into HUB with HUB surviving and SJBDI shareholders receiving the consideration hereinafter set forth. Immediately after the merger of SJBDI into HUB, FAMNB shall be merged with and into the Bank with the Bank surviving.

                  The respective Boards of Directors of SJBDI, HUB, the Bank and FAMNB have each duly adopted and approved this Agreement and the Board of Directors of SJBDI has directed that it be submitted to SJBDI's shareholders for approval.

                  As a condition for HUB to enter into this Agreement, HUB has required that it receive an option on certain authorized but unissued shares of SJBDI Common Stock (as hereinafter defined) and, simultaneously with the execution of this Agreement, SJBDI is issuing an option to HUB (the "HUB Stock Option") to purchase certain shares of the authorized and unissued SJBDI Common Stock subject to the terms and conditions set forth in the Agreement governing the HUB Stock Option (the "HUB Stock Option Agreement").

                  As a condition for SJBDI to enter into this Agreement, SJBDI has required that it receive a put option on certain authorized but unissued shares of SJBDI Common Stock (as hereinafter defined) and, simultaneously with the execution of this Agreement, HUB is issuing a put option to SJBDI (the "SJBDI Put Option") to require HUB to purchase certain shares of the authorized and unissued SJBDI Common Stock subject to the terms and conditions set forth in the Agreement governing the HUB Stock Option Agreement.

                  NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:


                             ARTICLE I - THE MERGER

                  1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), SJBDI shall be merged with and into HUB (the "Merger") in accordance with the New Jersey Business Corporation Act (the "NJBCA") and the Delaware General Corporation Law (the "DGCL") and HUB shall be the surviving corporation (the "Surviving Corporation").

                  1.2. Effect of the Merger. At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of HUB and SJBDI and thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of HUB and SJBDI shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of HUB and SJBDI and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of HUB and SJBDI in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of HUB or SJBDI is a party shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of HUB or SJBDI if the Merger had not occurred.

                  1.3. Certificate of Incorporation. As of the Effective Time, the certificate of incorporation of HUB shall be the certificate of incorporation of the Surviving Corporation until otherwise amended as provided by law.

                  1.4. Bylaws. As of the Effective Time, the Bylaws of HUB shall be the Bylaws of the Surviving Corporation until otherwise amended as provided by law.

                  1.5. Directors and Officers. As of the Effective Time, the directors and officers of HUB shall be the directors and officers of the Surviving Corporation.

                  1.6 Closing, Closing Date and Effective Time. Unless a different date, time and/or place are agreed to by the parties hereto, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., at the offices of Pitney, Hardin, Kipp & Szuch, 200 Campus Drive, Florham Park, New Jersey, on a date determined by HUB on at least five business days notice (the "Closing Notice") given by HUB to SJBDI, which date (the "Closing Date") shall be not less than seven nor more than 10 business days following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing). The Closing Notice shall specify the scheduled Closing Date, and shall specify the "Determination Date," which shall be the fifth business day prior to the scheduled Closing Date. Simultaneous with or immediately following the Closing, HUB and SJBDI shall cause to be filed certificates of merger, in form and substance satisfactory to HUB and SJBDI, with the Department of the Treasury, State of New Jersey (the "New Jersey Certificate of Merger") and with the Secretary of State of the State of Delaware (the "Delaware Certificate of Merger" and, together with the New Jersey Certificate of Merger, the
"Certificates of Merger"). The Certificates of Merger shall specify the "Effective Time" of the Merger, which Effective Time shall be a date and time following the Closing agreed to by HUB and SJBDI (which date and time the parties currently anticipate will be the close of business on the Closing Date). In the event the parties fail to specify the date and time in the Certificates of Merger, the Merger shall become effective upon (and the "Effective Time" shall be) the time of the filing of the later of the two Certificates of Merger.


                  1.7 The Bank Merger. Immediately following the Effective Time, FAMNB shall be then merged with and into the Bank (the "Bank Merger") in accordance with the provisions of the New Jersey Banking Act of 1948, as amended (the "Banking Act") and applicable federal law. In the Bank Merger, the Bank shall be the surviving bank (the "Surviving Bank"). Upon the consummation of the Bank Merger, the separate existence of FAMNB shall cease and the Surviving Bank shall be considered the same business and corporate entity as FAMNB and the Bank and all of the property, rights, privileges, powers and franchises of FAMNB and the Bank shall vest in the Surviving Bank and the Surviving Bank shall be deemed to have assumed all of the debts, liabilities, obligations and duties of FAMNB and the Bank and shall have succeeded to all or each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Bank Merger, the certificate of incorporation and Bylaws of the Bank shall be the certificate of incorporation and Bylaws of the Surviving Bank and the officers and directors of the Bank shall be the officers and directors of the Surviving Bank. Following the execution of this Agreement, FAMNB and the Bank shall execute and deliver a merger agreement (the "Bank Merger Agreement"), in form and substance reasonably satisfactory to the parties hereto, as substantially set forth in Exhibit 1.7 hereto, for delivery to the Commissioner of the New Jersey Department of Banking and Insurance (the "Department"), the Federal Deposit Insurance Corporation (the "FDIC") and the Office of the Comptroller of the Currency (the "OCC") for approval of the Bank Merger.

                     ARTICLE II - CONVERSION OF SJBDI SHARES

                  2.1. Conversion of SJBDI Common Stock. Each share of common stock, par value $1.67 per share, of SJBDI ("SJBDI Common Stock"), issued and outstanding immediately prior to the Effective Time (other than Excluded Shares, as hereinafter defined) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted as follows:

                  (a) Exchange of Common Stock; Exchange Ratio. Subject to the provisions of this Section 2.1, each share of SJBDI Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be converted at the Effective Time into the right to receive 1.26 shares (the "Exchange Ratio") of Common Stock, no par value, of HUB ("HUB Common Stock") subject to adjustment as provided in Section 2.1(c) and subject to the payment of cash in lieu of fractional shares in accordance with Section 2.2(e).

                  (b) Cancellation of SJBDI Certificates. After the Effective Time, all such shares of SJBDI Common Stock (other than those canceled pursuant to Section 2.1(d)) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares (other than those canceled pursuant to Section 2.1(d)) shall thereafter represent the right to receive the Merger Consideration (as defined in Section 2.2(b)). The holders of such certificates previously evidencing such shares of SJBDI Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of SJBDI Common Stock except as otherwise provided herein or by law. Such certificates previously evidencing such shares of SJBDI Common Stock (other than those canceled pursuant to Section 2.1(d)) shall be exchanged for certificates evidencing shares of HUB Common Stock issued pursuant to this Article II, upon the surrender of such certificates in accordance with this Article II. No fractional shares of HUB Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.2(e).

                  (c)  Capital  Changes.  If  between  the date  hereof  and the
Effective Time the outstanding shares of HUB Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, stock split, reclassification, recapitalization, merger, combination or exchange of shares (a "Capital Change"), the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, stock split, reclassification, recapitalization, merger, combination or exchange of shares.

                  (d) Excluded Shares. All shares of SJBDI Common Stock held by SJBDI in its treasury or owned by HUB or by any of HUB's wholly-owned subsidiaries (other than shares held as trustee or in a fiduciary capacity and shares held as collateral on or in lieu of a debt previously contracted) immediately prior to the Effective Time ("Excluded Shares") shall be canceled.

                  2.2.  Exchange of Certificates.

                  (a) Exchange Agent. As of the Effective Time, HUB shall deposit, or shall cause to be deposited, with Hudson United Bank, Trust Department or another bank or trust company designated by HUB and reasonably acceptable to SJBDI (the "Exchange Agent"), for the benefit of the holders of shares of SJBDI Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates evidencing shares of HUB Common Stock and cash in such amount such that the Exchange Agent possesses such number of shares of HUB Common Stock and such amount of cash as are required to provide all of the consideration required to be exchanged by HUB pursuant to the provisions of this Article II (such certificates for shares of HUB Common Stock, together with any dividends or distributions with respect thereto, and cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the HUB Common Stock and cash out of the Exchange Fund in accordance with Sections 2.1 and 2.2(b). Except as contemplated by Section 2.2(f) hereof, the Exchange Fund shall not be used for any other purpose.

                  (b) Exchange Procedures. As soon as reasonably practicable either before or after the Effective Time, but in any event no later than five business days after the Effective Time, HUB will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of SJBDI Common Stock (the "Certificates"), (i) a letter of transmittal (the form and substance of which is reasonably agreed to by HUB and SJBDI prior to the Effective Time and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall have such other provisions as HUB may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates evidencing shares of HUB Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (x) certificates evidencing that number of whole shares of HUB Common Stock which such holder has the right to receive in respect of the shares of SJBDI Common Stock formerly evidenced by such Certificate in accordance with Section 2.1 and (y) cash in lieu of fractional shares of HUB Common Stock to which such holder may be entitled pursuant to Section 2.2(e) (the shares of HUB Common Stock and cash described in clauses (x) and (y) being collectively referred to as the "Merger Consideration") and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of SJBDI Common Stock which is not registered in the transfer records of SJBDI, a certificate evidencing the proper number of shares of HUB Common Stock and/or cash may be issued and/or paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of SJBDI Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

                  (c) Distributions with Respect to Unexchanged Shares of HUB Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to HUB Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of HUB Common Stock evidenced thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate (or a suitable affidavit of loss and customary bond). Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates evidencing shares of HUB Common Stock issued in exchange therefor, without interest, (i) promptly, the Merger Consideration to which such holder is entitled pursuant to Section 2.2(b) and the amount of dividends or other distributions with a record date on or after the Effective Time theretofore paid with respect to the shares of HUB Common Stock to which such holder is entitled, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date on or after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of HUB Common Stock.

                  (d) No Further Rights in SJBDI Common Stock. All shares of HUB Common Stock issued and cash paid upon conversion of the shares of SJBDI Common Stock in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of SJBDI Common Stock.

                  (e) No Fractional Shares; Median Pre-Closing Price. No certificates or scrip evidencing fractional shares of HUB Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of HUB. Cash shall be paid in lieu of fractional shares of HUB Common Stock, based upon the Median Pre-Closing Price of the HUB Common Stock on the Closing Date. The "Median Pre-Closing Price" shall be determined by taking the price half-way between the Closing Prices left after discarding the four lowest and four highest Closing Prices in the 10 consecutive trading day period which ends on (and includes) the Determination Date. The "Closing Price" shall mean the closing price of HUB Common Stock as supplied by the New York Stock Exchange and published in The Wall Street Journal. A "trading day" shall mean a day for which a Closing Price is so supplied and published. (The New York Stock Exchange, or such other national securities exchange on which HUB Common Stock may be traded after the date hereof, is referred to herein as the "NYSE")

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of SJBDI Common Stock for two years after the Effective Time shall be delivered to HUB, upon demand, and any holders of SJBDI Common Stock who have not theretofore complied with this
Article II shall thereafter look only to HUB for, and HUB will provide, the Merger Consideration, dividends and distributions to which they are entitled.

                  (g) No Liability. Neither HUB, the Bank nor the Exchange Agent shall be liable to any holder of shares of SJBDI Common Stock for any such shares of HUB Common Stock or cash (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (h) Withholding Rights. HUB shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of SJBDI Common Stock, the minimum amounts (if any) that HUB is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 3.8), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by HUB, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of SJBDI Common Stock in respect of which such deduction and withholding was made by HUB.

                  2.3. Stock Transfer Books. At the Effective Time, the stock transfer books of SJBDI shall be closed and there shall be no further registration of transfers of shares of SJBDI Common Stock thereafter on the records of SJBDI. On or after the Effective Time, any Certificates presented to the Exchange Agent or HUB for transfer shall be converted into the Merger Consideration.

                  2.4. SJBDI Stock Options. Other than the HUB Stock Option, all options which may be exercised for issuance of SJBDI Common Stock (each, a "Stock Option" and collectively the "Stock Options") are described in the SJBDI Disclosure Schedule and are issued and outstanding pursuant to the Stock Option and Stock Appreciation Plans adopted on March 25, 1993 and December 8, 1994 (collectively, the "SJBDI Stock Option Plan") and the agreements pursuant to which such Stock Options were granted (each, an "Option Grant Agreement"). HUB acknowledges and agrees to honor the provisions of the SJBDI Stock Option Plan and the Option Grant Agreements, including those relating to vesting and conversion in connection with a change in control of SJBDI. Each Stock Option outstanding at the Effective Time shall be converted into the right to receive immediately after the Effective Time a number of whole shares of HUB Common Stock equal to the positive number (or zero, if the result is negative) determined by (x) subtracting (i) the aggregate exercise price for the Stock Option from (ii) the product determined by multiplying (A) the number of shares of SJBDI Common Stock covered by the Stock Option, times (B) the Exchange Ratio, times (C) the Median Pre-Closing Price, and (y) dividing the resulting number by the Median Pre-Closing Price. No fractional shares of HUB Common Stock shall be issued pursuant to this Section 2.4 and in lieu thereof, each optionee who would otherwise be entitled to a fractional interest will receive an amount in cash determined by multiplying such fractional interest by the Median Pre-Closing Price.


              ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SJBDI

                  References herein to "SJBDI Disclosure Schedule" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered on the date hereof by SJBDI to HUB. SJBDI hereby represents and warrants to HUB as follows:

                  3.1.  Corporate Organization.

                  (a) SJBDI is a corporation duly organized and validly existing under the laws of the State of Delaware. SJBDI has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of SJBDI and the SJBDI Subsidiaries (as defined below), taken as a whole. SJBDI is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA").

                  (b) Each SJBDI Subsidiary and its jurisdiction of incorporation is listed in the SJBDI Disclosure Schedule. For purposes of this Agreement, the term "SJBDI Subsidiary" means any corporation, partnership, joint venture or other legal entity in which SJBDI, directly or indirectly, owns at least a 50% stock or other equity interest or for which SJBDI, directly or indirectly, acts as a general partner, provided that to the extent that any representation or warranty set forth herein covers a period of time prior to the date of this Agreement, the term "SJBDI Subsidiary" shall include any entity which was a SJBDI Subsidiary at any time during such period. The term "SJBDI Subsidiary" shall not include any entity in which SJBDI's equity interest was acquired pursuant to a debt previously contracted. FAMNB is a national bank duly organized and validly existing in stock form under the laws of the United States. All eligible accounts of depositors issued by FAMNB are insured by the Bank Insurance Fund of the FDIC (the "BIF") to the fullest extent permitted by law. Each SJBDI Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of SJBDI and the SJBDI Subsidiaries, taken as a whole.

                  (c) The SJBDI Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation and Bylaws, as in effect on the date hereof, of SJBDI and each SJBDI Subsidiary. Except as set forth in Disclosure
Schedule 3.1(b), FAMNB and SJBDI do not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity.

                  3.2. Capitalization. The authorized capital stock of SJBDI consists of 5,000,000 shares of SJBDI Common Stock, $1.67 par value, and 500,000 shares of SJBDI preferred stock, no par value ("SJBDI Preferred Stock"). As of June 27, 1999, there were 1,307,683 shares of SJBDI Common Stock issued and outstanding, including 179,602 treasury shares. As of June 27, 1999, there were 75,480 shares of SJBDI Common Stock issuable upon exercise of outstanding stock options. No SJBDI Preferred Stock has been issued or is outstanding. The SJBDI Disclosure Schedule contains (i) a list of all Stock Options, their strike prices and expiration dates, and (ii) true and complete copies of the SJBDI Stock Option Plan and a specimen of each form of Option Grant Agreement pursuant to which any outstanding Stock Option was granted, including a list of each outstanding Stock Option issued pursuant thereto. All Stock Options will be fully vested on the Closing Date, in each case in accordance with the terms of the SJBDI Stock Option Plan and Option Grant Agreements pursuant to which such Stock Options were granted. All issued and outstanding shares of SJBDI Common Stock, and all issued and outstanding shares of capital stock of each SJBDI Subsidiary, have been duly authorized and validly issued, are fully paid, nonassessable (other than pursuant to federal law), and free of preemptive rights and are free and clear of any liens, encumbrances, charges, restrictions or rights of third parties imposed by SJBDI or any SJBDI Subsidiary. Except for the Stock Options listed on the SJBDI Disclosure Schedule and the HUB Stock Option and the SJBDI Put Option, neither SJBDI nor FAMNB has granted nor is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, subscription or issuance of any shares of capital stock of SJBDI or FAMNB or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares; there are no agreements or understandings with respect to voting of any such shares as to which SJBDI or FAMNB is a party, and, to the knowledge of SJBDI, there are no other agreements or understandings with respect to voting of any such shares.

                  3.3.  Authority; No Violation.

                  (a) Subject to the approval of this Agreement and the transactions contemplated hereby by all applicable regulatory authorities and by the shareholders of SJBDI, and except as set forth in the SJBDI Disclosure Schedule, SJBDI and FAMNB have the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the directors of SJBDI and FAMNB in accordance with their respective Certificates or Articles of Incorporation and Bylaws and applicable laws and regulations. Except for such approvals, no other corporate proceedings not otherwise contemplated hereby on the part of SJBDI or FAMNB are necessary to consummate the transactions so contemplated. Without limiting the foregoing, the SJBDI Board of Directors has taken all actions necessary so that the transactions contemplated hereby will not be adversely affected by SJBDI's Shareholder Rights Agreement dated November 30, 1989, as amended (the "SJBDI Shareholder Rights Plan"). This Agreement has been duly and validly executed and delivered by SJBDI and FAMNB, and constitutes a valid and binding obligation of each of SJBDI and FAMNB, enforceable against SJBDI and FAMNB in accordance with its terms, except to the extent that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of national banks or their holding companies, (ii) general equitable principles, and (iii) laws relating to the safety and soundness of insured depository institutions and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief.

                  (b) Neither the  execution  and delivery of this  Agreement by
SJBDI or FAMNB, nor the consummation by SJBDI or FAMNB of the transactions contemplated hereby in accordance with the terms hereof, or compliance by SJBDI or FAMNB with any of the terms or provisions hereof, will (i) violate any provision of SJBDI's or FAMNB' Certificate or Articles of Incorporation or Bylaws, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SJBDI, FAMNB or any of their respective properties or assets, or (iii) except as set forth in the SJBDI Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of SJBDI or FAMNB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which SJBDI or FAMNB is a party, or by which they or any of their respective properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of SJBDI and the SJBDI Subsidiaries, taken as a whole, and which will not prevent or materially delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the Board of Governors of the Federal Reserve System (the "FRB"), the FDIC, the Department, the OCC, the New Jersey Department of Environmental Protection (the "DEP") (if required), the Securities and Exchange Commission (the "SEC"), and the shareholders of SJBDI, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of SJBDI or FAMNB in connection with (x) the execution and delivery by SJBDI of this Agreement and (y) the consummation by SJBDI of the Merger, and the consummation by SJBDI and FAMNB of the other transactions contemplated hereby, except (i) such as are listed in the SJBDI Disclosure Schedule and (ii) such as individually or in the aggregate will not (if not obtained) have a material adverse effect on the business, operations, assets or financial condition of SJBDI and the SJBDI Subsidiaries taken as a whole or prevent or materially delay the consummation of the transactions contemplated hereby. To the knowledge of SJBDI, no fact or condition exists which SJBDI has reason to believe will prevent it and FAMNB from obtaining the aforementioned consents and approvals.

                  3.4.  Financial Statements; Reserves.

                  (a) The SJBDI Disclosure Schedule sets forth copies of the consolidated statements of financial condition of SJBDI as of December 31, 1997 and 1998, and the related consolidated statements of income, changes in stockholders' equity and of cash flows for the periods ended December 31, in each of the three fiscal years 1996 through 1998, in each case accompanied by the audit report of Athey & Company, Certified Public Accountants, Professional Association, independent public accountants with respect to SJBDI ("Athey & Co."), and the unaudited consolidated statement of condition of SJBDI as of March 31, 1999 and the related unaudited consolidated statements of income and cash flows for the three months ended March 31, 1998 and 1999, as reported in SJBDI's Quarterly Report on Form 10-Q, filed with the SEC under the Securities Exchange Act of 1934, as amended ("1934 Act") (collectively, the "SJBDI Financial Statements"). In the opinion of the management of SJBDI and its accountants, as of December 31, 1998, the allowance for loan losses in the SJBDI Financial Statements was adequate pursuant to generally accepted accounting principles ("GAAP") (consistently applied), and the methodology used to compute the loan loss reserve complies in all material respects with GAAP (consistently applied) and all applicable policies of the OCC. In the opinion of the management of SJBDI and its accountants, as of December 31, 1998, the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) in the SJBDI Financial Statements was adequate pursuant to GAAP (consistently applied), and the methodology used to compute the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) complies in all material respects with GAAP (consistently applied) and all applicable policies of the OCC. In all other respects, the SJBDI Financial Statements (including the related notes) have been prepared in accordance with GAAP consistently applied during the periods involved (except as may be indicated therein or in the notes thereto), and fairly present the consolidated financial condition of SJBDI as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and cash flows fairly present the results of the consolidated operations, changes in shareholders' equity and cash flows of SJBDI for the respective periods set forth therein.

                  (b) The books and records of SJBDI and all of the SJBDI Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements.

                  (c) Except as and to the extent reflected, disclosed or reserved against in the SJBDI Financial Statements (including the notes thereto), as of December 31, 1998, neither SJBDI nor any SJBDI Subsidiary had any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of SJBDI and the SJBDI Subsidiaries, taken as a whole which were required by GAAP (consistently applied) to be disclosed in SJBDI's consolidated statement of condition as of December 31, 1998 or the notes thereto. Since December 31, 1998, neither SJBDI nor any SJBDI Subsidiary has incurred any liabilities except in the ordinary course of business and consistent with past business practice, except as related to the transactions contemplated by this Agreement or except as set forth in the SJBDI Disclosure Schedule.

                  3.5.  Broker's and Other Fees.  Except as set forth on Section
3.5 of the SJBDI Disclosure Schedule, neither SJBDI nor the SJBDI Subsidiaries nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. Other than as set forth on Section 3.5 of the SJBDI Disclosure Schedule, there are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with this transaction or which would be triggered by consummation of this transaction or the termination of the services of such consultants by SJBDI or the SJBDI Subsidiaries.

                  3.6.  Absence of Certain Changes or Events.

                  (a) Except as disclosed in the SJBDI Disclosure Schedule, there has not been any SJBDI Material Adverse Change (as hereinafter defined) since December 31, 1998 and to the knowledge of SJBDI, no fact or condition exists which SJBDI believes will cause such a SJBDI Material Adverse Change in the future. "SJBDI Material Adverse Change" means any change which is material and adverse to the consolidated financial condition, results of operations, business or assets of SJBDI and the SJBDI Subsidiaries taken as a whole, other than (i) a change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, (ii) reasonable expenses incurred in connection with this Agreement and the transactions contemplated hereby, (iii) payments to executive officers or other employees of SJBDI or FAMNB pursuant to agreements or arrangements with such persons, which agreements or arrangements are included in the SJBDI Disclosure Schedule, or (iv) actions or omissions of SJBDI or any SJBDI Subsidiary either specifically permitted by this Agreement or taken with the prior written consent of HUB in contemplation of the transactions contemplated hereby (including without limitation any actions taken by SJBDI or FAMNB pursuant to Section 5.15 of this Agreement).

                  (b) Except as set forth in the SJBDI Disclosure Schedule, neither SJBDI nor any SJBDI Subsidiary has taken or permitted to be taken any of the actions set forth in Section 5.2 hereof between December 31, 1998 and the date hereof and, except for execution of this Agreement, and the other documents contemplated hereby, SJBDI and each SJBDI Subsidiary has conducted their respective businesses only in the ordinary course, consistent with past practice.

                  3.7. Legal Proceedings. Except as disclosed in the SJBDI Disclosure Schedule, and except for ordinary routine litigation incidental to the business of SJBDI and the SJBDI Subsidiaries, neither SJBDI nor any SJBDI Subsidiary is a party to any, and there are no pending or, to the knowledge of SJBDI, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against SJBDI or any SJBDI Subsidiary which, if decided adversely to SJBDI or any SJBDI Subsidiary, are reasonably likely to have a material adverse effect on the business, operations, assets or financial condition of SJBDI and the SJBDI Subsidiaries taken as a whole. Except as disclosed in the SJBDI Disclosure Schedule, neither SJBDI nor any SJBDI Subsidiary is a party to any order, judgment or decree entered in any lawsuit or proceeding which is material to SJBDI or such SJBDI Subsidiary.

                  3.8.  Taxes and Tax Returns.

                  (a) SJBDI and each SJBDI Subsidiary has duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed by it on or before the Effective Time in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and has duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and disclosed to HUB in writing) or against which reserves have been established. SJBDI and each SJBDI Subsidiary has established (and until the Effective Time will establish) on its books and records reserves that are adequate for the payment of all federal, state and local taxes not yet due and payable, but are incurred in respect of SJBDI or such SJBDI Subsidiary through such date. None of the federal or state income tax returns of SJBDI or any SJBDI Subsidiary have been examined by the Internal Revenue Service (the "IRS") or the New Jersey or Delaware Divisions of Taxation within the past six years. To the knowledge of SJBDI, except as disclosed in the SJBDI Disclosure Schedule, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending with respect to, or claims asserted for, taxes or assessments upon SJBDI or any SJBDI Subsidiary, nor has SJBDI or any SJBDI Subsidiary given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

                  (b) Except as disclosed in the SJBDI Disclosure Schedule, neither SJBDI nor any SJBDI Subsidiary (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of a voluntary change in accounting method initiated by SJBDI or such SJBDI Subsidiary (nor, to the knowledge of SJBDI, has the IRS proposed any such adjustment or change of accounting method), or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

                  (c) Except as set forth in Note 13 to the 1998 SJBDI Financial
Statements,   neither  SJBDI  nor  any  SJBDI   Subsidiary   has  any  tax  loss
carryforwards.

                  3.9.  Employee Benefit Plans.

                  (a) Except as set forth on the SJBDI Disclosure Schedule, neither SJBDI nor any SJBDI Subsidiary maintains or contributes to any "employee pension benefit plan" (the "SJBDI Pension Plans") within the meaning of such term in Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), "employee welfare benefit plan" (the "SJBDI Welfare Plans") within the meaning of such term in Section 3(1) of ERISA, stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement, director retirement program or other similar plan, program or arrangement. Neither SJBDI nor any SJBDI Subsidiary has, since September 2, 1974, contributed to any "Multiemployer Plan," within the meaning of Section 3(37) of ERISA.

                  (b) SJBDI has previously delivered to HUB, and included in the
SJBDI Disclosure Schedule, a complete and accurate copy of each of the following with respect to each of the SJBDI Pension Plans and SJBDI Welfare Plans, if any:
(i) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any; (iv) most recent actuarial report, if any; and (v) most recent annual report on Form 5500.

                  (c) The present value of all accrued benefits, both vested and non-vested, under each of the SJBDI Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for funding purposes in the most recent actuarial valuation prepared by such SJBDI Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits. To the knowledge of SJBDI, the actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflect then current market conditions.

                  (d) During the last six years, the Pension Benefit Guaranty Corporation ("PBGC") has not asserted any claim for liability against SJBDI or any SJBDI Subsidiary which has not been paid in full.

                  (e) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each SJBDI Pension Plan have been paid. All contributions required to be made to each SJBDI Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of SJBDI which have not been paid have been properly recorded on the books of SJBDI .

                  (f) Except as disclosed in the SJBDI Disclosure Schedule, each of the SJBDI Pension Plans, SJBDI Welfare Plans and each other employee benefit plan and arrangement identified on the SJBDI Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, except as disclosed in the SJBDI Disclosure Schedule, if SJBDI maintains any SJBDI Pension Plan, SJBDI has received or applied for a favorable determination letter from the IRS which takes into account the Tax Reform Act of 1986 and (to the extent it mandates currently applicable requirements) subsequent legislation, and SJBDI is not aware of any fact or circumstance which would disqualify any plan.

                  (g) To the knowledge of SJBDI, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any SJBDI Welfare Plan or SJBDI Pension Plan that would result in any material tax or penalty for SJBDI or any SJBDI Subsidiary.

                  (h) No SJBDI Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" (notice of which has not been waived by the PBGC), within the meaning of Section 4034(b) of ERISA, with respect to any SJBDI Pension Plan.

                  (i) No "accumulated funding deficiency," within the meaning of
Section 412 of the Code,  has been  incurred  with respect to any SJBDI  Pension
Plan.

                  (j) There are no material pending, or, to the knowledge of SJBDI, material threatened or anticipated claims (other than routine claims for benefits) by, on behalf of, or against any of the SJBDI Pension Plans or the SJBDI Welfare Plans, any trusts created thereunder or any other plan or arrangement identified in the SJBDI Disclosure Schedule.

                  (k) Except as disclosed in the SJBDI Disclosure Schedule, no SJBDI Pension Plan or SJBDI Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee's retirement or other termination of service, other than (i) coverage mandated by law or pursuant to conversion or continuation rights set out in such Plan or an insurance policy providing benefits thereunder, or (ii) death benefits under any SJBDI Pension Plan.

                  (l) Except with respect to customary health, life and disability benefits, there are no unfunded benefit obligations which are not accounted for by reserves shown on the SJBDI Financial Statements and established in accordance with GAAP.

                  (m) With respect to each SJBDI Pension Plan and SJBDI Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of SJBDI or any SJBDI Subsidiary as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

                  (n) Except (i) for payments and other benefits due pursuant to the employment agreements included within the SJBDI Disclosure Schedule, and
(ii) as set forth in the SJBDI Disclosure Schedule, or as expressly agreed to by HUB in writing either pursuant to this Agreement or otherwise, or as required by law, the consummation of the transactions contemplated by this Agreement will not (x) entitle any current or former employee of SJBDI or any SJBDI Subsidiary to severance pay, unemployment compensation or any similar payment, or (y) accelerate the time of payment or vesting, or increase the amount of any compensation or benefits due to any current or former employee under any SJBDI Pension Plan or SJBDI Welfare Plan.

                  (o) Except for the SJBDI Pension Plans and the SJBDI Welfare Plans, and except as set forth on the SJBDI Disclosure Schedule, SJBDI has no deferred compensation agreements, understandings or obligations for payments or benefits to any current or former director, officer or employee of SJBDI or any SJBDI Subsidiary or any predecessor of any thereof. The SJBDI Disclosure Schedule sets forth: (i) true and complete copies of the agreements, understandings or obligations with respect to each such current or former director, officer or employee, and (ii) the most recent actuarial or other calculation of the present value of such payments or benefits.

                  (p) Except as set forth in the SJBDI Disclosure Schedule, SJBDI does not maintain or otherwise pay for life insurance policies (other than group term life policies on employees) with respect to any director, officer or employee. The SJBDI Disclosure Schedule lists each such insurance policy and includes a copy of each agreement with a party other than the insurer with respect to the payment, funding or assignment of such policy. To the knowledge of SJBDI, neither SJBDI nor any SJBDI Pension Plan or SJBDI Welfare Plan owns any individual or group insurance policies issued by an insurer which has been found to be insolvent or is in rehabilitation pursuant to a state proceeding.

                  (q) Except as set forth in the SJBDI Disclosure Schedule, SJBDI does not maintain any retirement plan or retiree medical plan or arrangement for directors. The SJBDI Disclosure Schedule sets forth the complete documentation and actuarial evaluation of any such plan.

                  3.10.  Reports.

                  (a) The SJBDI Disclosure Schedule lists, and as to item (i) below SJBDI has previously delivered to HUB a complete copy of, each (i) final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement filed by SJBDI since January 1, 1997 pursuant to the Securities Act of 1933, as amended ("1933 Act"), or the 1934 Act and (ii) communication (other than general advertising materials and press releases) mailed by SJBDI to its shareholders as a class since January 1, 1997, and each such communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date shall be deemed to modify information as of an earlier date.

                  (b) Since January 1, 1997, (i) SJBDI has filed all reports that it was required to file with the SEC under the 1934 Act, and (ii) SJBDI and FAMNB each has duly filed all material forms, reports and documents which it was required to file with each agency charged with regulating any aspect of its business, in each case in form which was correct in all material respects, and, subject to permission from such regulatory authorities, SJBDI promptly will deliver or make available to HUB accurate and complete copies of such reports. As of their respective dates, each such form, report, or document, and each such final registration statement, prospectus, annual, quarterly or current report, definitive proxy statement or communication, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information contained in any such document as of a later date shall be deemed to modify information as of an earlier date. The SJBDI Disclosure Schedule lists the dates of all examinations of SJBDI or FAMNB conducted by either the FRB, the OCC or the FDIC since January 1, 1997 and the dates of any responses thereto submitted by SJBDI or FAMNB.

                  3.11. SJBDI and FAMNB Information. The information relating to SJBDI and FAMNB (unless objected to by SJBDI), this Agreement, and the transactions contemplated hereby (except for information relating solely to HUB) to be contained in the Proxy Statement-Prospectus (as defined in Section 5.6(a) hereof) to be delivered to shareholders of SJBDI in connection with the solicitation of their approval of the Merger, as of the date the Proxy Statement-Prospectus is mailed to shareholders of SJBDI, and up to and including the date of the meeting of shareholders to which such Proxy Statement-Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  3.12. Compliance with Applicable Law. Except as set forth in the SJBDI Disclosure Schedule, SJBDI and each SJBDI Subsidiary holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to SJBDI or such SJBDI Subsidiary (including, without limitation, consumer, community and fair lending laws) (other than where the failure to have a
license,   franchise,   permit  or   authorization  or  where  such  default  or
noncompliance will not result in a material adverse effect on the business, operations, assets or financial condition of SJBDI and the SJBDI Subsidiaries taken as a whole) and SJBDI has not received notice of violation of, and does not know of any violations of, any of the above.

                  3.13.  Certain Contracts.

                  (a) Except for plans referenced in Section 3.9 and disclosed in the SJBDI Disclosure Schedule, (i) neither SJBDI nor any SJBDI Subsidiary is a party to or bound by any written contract or any understanding with respect to the employment of any officers, employees, directors or consultants, and (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from SJBDI or any SJBDI Subsidiary to any officer, employee, director or consultant thereof. The SJBDI Disclosure Schedule sets forth true and correct copies of all severance or employment agreements with officers, directors, employees, agents or consultants to which SJBDI or any SJBDI Subsidiary is a party.

                  (b) Except as disclosed in the SJBDI Disclosure Schedule and except for loan commitments, loan agreements and loan instruments entered into or issued by FAMNB in the ordinary course of business, (i) as of the date of this Agreement, neither SJBDI nor any SJBDI Subsidiary is a party to or bound by any commitment, agreement or other instrument which is material to the business, operations, assets or financial condition of SJBDI and the SJBDI Subsidiaries taken as a whole, (ii) no commitment, agreement or other instrument to which SJBDI or any SJBDI Subsidiary is a party or by which either of them is bound limits the freedom of SJBDI or any SJBDI Subsidiary to compete in any line of business or with any person, and (iii) neither SJBDI nor any SJBDI Subsidiary is a party to any collective bargaining agreement.

                  (c) Except as disclosed in the SJBDI Disclosure Schedule, neither SJBDI nor any SJBDI Subsidiary or, to the knowledge of SJBDI, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which FAMNB is or will be the creditor) or arrangement, except for defaults which individually or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of SJBDI and the SJBDI Subsidiaries, taken as a whole.

                  3.14.  Properties and Insurance.

                  (a) Except as set forth in the SJBDI Disclosure Schedule, SJBDI or a SJBDI Subsidiary has good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in SJBDI's consolidated balance sheet as of December 31, 1998, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business since December 31, 1998 either (A) to third parties in arms' length transactions or (B) to insiders or to directors or officers of SJBDI pursuant to the approval of the board of directors of SJBDI and for fair value), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of SJBDI and the SJBDI Subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports delivered to HUB prior to the date hereof. Except as affected by the transactions contemplated hereby, SJBDI or a SJBDI Subsidiary as lessees have the right under valid and subsisting leases to occupy, use, possess and control all real property leased by SJBDI and such SJBDI Subsidiaries in all material respects as presently occupied, used, possessed and controlled by SJBDI and SJBDI Subsidiaries.

                  (b) Except as set forth in the SJBDI Disclosure Schedule, the business operations and all insurable properties and assets of SJBDI and each SJBDI Subsidiary are insured for their benefit against all risks which, in the reasonable judgment of the management of SJBDI, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of SJBDI adequate for the business engaged in by SJBDI and the SJBDI Subsidiaries. As of the date hereof, neither SJBDI nor any SJBDI Subsidiary has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The SJBDI Disclosure Schedule sets forth in summary form a list of all insurance policies of SJBDI and the SJBDI Subsidiaries.

                  3.15. Minute Books. The minute books of SJBDI and the SJBDI Subsidiaries contain records of all meetings and other corporate action held of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors) that are complete and accurate in all material respects.

                  3.16. Environmental Matters. Except as set forth in the SJBDI Disclosure Schedule:

                  (a) Neither SJBDI nor any SJBDI Subsidiary has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that SJBDI or such SJBDI Subsidiary (either directly or as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters, which correction or cleanup would be material to the business, operations, assets or financial condition of SJBDI and the SJBDI Subsidiaries taken as a whole. SJBDI has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any real property owned or leased by SJBDI or any SJBDI Subsidiary, as OREO or otherwise, or owned or controlled by SJBDI or any SJBDI Subsidiary as a trustee or fiduciary (collectively, "Properties"), in any manner that violates or, after the lapse of time is reasonably likely to violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of SJBDI and the SJBDI Subsidiaries, taken as a whole.

                  (b) SJBDI has no knowledge that any of the Properties has been operated in any manner in the three years prior to the date of this Agreement that violated any applicable federal, state or local law or regulation governing or pertaining to toxic or hazardous substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of SJBDI and the SJBDI Subsidiaries taken as a whole.

                  (c) To the knowledge of SJBDI, SJBDI, each SJBDI Subsidiary and any and all of their tenants or subtenants have all necessary permits and have filed all necessary registrations material to permit the operation of the Properties in the manner in which the operations are currently conducted under all applicable federal, state or local environmental laws, excepting only those permits and registrations the absence of which would not have a material adverse effect upon the operations that require the permit or registration.

                  (d) To the knowledge of SJBDI, there are no underground storage tanks on, in or under any of the Properties and no underground storage tanks have been closed or removed from any of the Properties while the property was owned, operated or controlled by SJBDI or any SJBDI Subsidiary.

                  3.17. No Parachute Payments. No officer, director, employee or agent (or former officer, director, employee or agent) of SJBDI or any SJBDI Subsidiary is entitled now, or will or may be entitled to as a consequence of this Agreement or the Merger, to any payment or benefit from SJBDI, a SJBDI Subsidiary, HUB or any HUB Subsidiary which if paid or provided would constitute an "excess parachute payment", as defined in Section 280G of the Code or regulations promulgated thereunder.

                  3.18. Agreements with Bank Regulators.  Except as disclosed in
Section 3.18 in the SJBDI Disclosure Schedule, neither SJBDI nor any SJBDI Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity") which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to HUB by SJBDI prior to the date of this Agreement, nor has SJBDI been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in writing to HUB by SJBDI prior to the date of this Agreement. Except as disclosed in Section 3.18 in the SJBDI Disclosure Schedule, neither SJBDI nor any SJBDI Subsidiary is required by
Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to HUB by SJBDI prior to the date of this Agreement.

                  3.19. Year 2000 Compliance. SJBDI and the SJBDI Subsidiaries have taken all reasonable steps necessary to address the software, accounting and record keeping issues raised in order for the data processing systems used in the business conducted by SJBDI and the SJBDI Subsidiaries to be substantially Year 2000 compliant on or before the end of 1999 and, except as set forth in the SJBDI Disclosure Schedule, SJBDI does not expect the future cost of addressing such issues to be material. Neither SJBDI nor any SJBDI Subsidiary has received a rating of less than satisfactory from any bank regulatory agency with respect to Year 2000 compliance.

                  3.20. Accounting for the Merger: Reorganization. As of the date hereof, after reviewing the terms of this Agreement, the stock repurchases by HUB and SJBDI, and the employee benefit plans of SJBDI and FAMNB with SJBDI's independent auditors, SJBDI does not have any reason to believe that the Merger will fail to qualify (i) for pooling-of-interests accounting treatment under GAAP, or (ii) as a reorganization under Section 368(a) of the Code.

                  3.21.  Disclosure.  No representation or warranty contained in
Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.


               ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF HUB

                  References herein to the "HUB Disclosure Schedule" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, which have been delivered on the date hereof by HUB to SJBDI. HUB hereby represents and warrants to SJBDI as follows:

                  4.1.  Corporate Organization.

                  (a) HUB is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey. HUB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of HUB and the HUB Subsidiaries (defined below), taken as a whole. HUB is registered as a bank holding company under the BHCA.

                  (b) Each HUB Subsidiary is listed in the HUB Disclosure Schedule. For purposes of this Agreement, the term "HUB Subsidiary" means any corporation, partnership, joint venture or other legal entity in which HUB directly or indirectly, owns at least a 50% stock or other equity interest or for which HUB, directly or indirectly, acts as a general partner provided that to the extent that any representation or warranty set forth herein covers a period of time prior to the date of this Agreement, the term "HUB Subsidiary" shall include any entity which was an HUB Subsidiary at any time during such period. Each HUB Subsidiary is duly organized and validly existing under the laws of the jurisdiction of its incorporation. The Bank is a state-chartered commercial banking corporation duly organized and validly existing under the laws of the State of New Jersey. All eligible accounts of depositors issued by the BIF to the fullest extent permitted by law. Each HUB Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of HUB and the HUB Subsidiaries, taken as a whole. The HUB Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation and Bylaws of HUB as in effect on the date hereof.

                  4.2. Capitalization. The authorized capital stock of HUB consists of 54,636,350 common shares, no par value ("HUB Common Stock"), and 10,609,000 shares of preferred stock ("HUB Authorized Preferred Stock"). As of May 31, 1999, there were 40,633,204 shares of HUB Common Stock issued and 39,998,576 outstanding, and 634,628 shares of treasury stock, and no shares of HUB Authorized Preferred Stock outstanding. Except as described in the HUB Disclosure Schedule, there are no shares of HUB Common Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of HUB Common Stock and HUB Authorized Preferred Stock, and all issued and outstanding shares of capital stock of HUB's Subsidiaries, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are free and clear of all liens, encumbrances, charges, restrictions or rights of third parties. All of the outstanding shares of capital stock of the HUB Subsidiaries are owned by HUB free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except as described in the HUB Disclosure Schedule, neither HUB nor any HUB Subsidiary has granted or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of HUB or any HUB Subsidiary or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares.

                  4.3.  Authority; No Violation.

                  (a) Subject to the receipt of all necessary governmental approvals, HUB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of HUB in accordance with its Certificate of Incorporation and applicable laws and regulations. Except for such approvals, no other corporate proceedings on the part of HUB are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by HUB and constitutes a valid and binding obligation of HUB, enforceable against HUB in accordance with its terms, except to the extent that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of bank holding companies, (ii) general equitable principles, and (iii) laws relating to the safety and soundness of insured depository institutions and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief..

                  (b) Neither the execution or delivery of this Agreement by HUB and the Bank, nor the consummation by HUB and the Bank of the transactions contemplated hereby in accordance with the terms hereof, or compliance by HUB and the Bank with any of the terms or provisions hereof will (i) violate any provision of the Certificate of Incorporation or Bylaws of HUB or the Bank, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HUB, any HUB Subsidiary, or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of HUB or any HUB Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which HUB is a party, or by which it or any of their properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operation, assets or financial condition of HUB and the HUB Subsidiaries, taken as a whole, and which will not prevent or materially delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the FDIC, the FRB, the OCC, the Department, the SEC, or the Department of Treasury, State of New Jersey, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of HUB in connection with (x) the execution and delivery by HUB of this Agreement, and (y) the consummation by HUB of the Merger and the other transactions contemplated hereby, except such as are listed in the HUB Disclosure Schedule or in the aggregate will not (if not obtained) have a material adverse effect on the business, operation, assets or financial condition of HUB and the HUB Subsidiaries, taken as a whole. To the knowledge of HUB, no fact or condition exists which HUB has reason to believe will prevent it from obtaining the aforementioned consents and approvals.

                  4.4.  Financial Statements.

                  (a) The HUB Disclosure Schedule sets forth copies of the consolidated statements of financial condition of HUB as of December 31, 1997 and 1998, and the related consolidated statements of income, changes in stockholders' equity and of cash flows for the periods ended December 31, in each of the three fiscal years 1996 through 1998, in each case accompanied by the audit report of Arthur Andersen, LLP, independent public accountants with respect to HUB ("Arthur Andersen"), and the unaudited consolidated statement of condition of HUB as of March 31, 1999 and the related unaudited consolidated statements of income and cash flows for the three months ended March 31, 1998 and 1999, as reported in HUB's Quarterly Report on Form 10-Q, filed with the SEC under the Securities Exchange Act of 1934, as amended ("1934 Act") (collectively, the "HUB Financial Statements"). The HUB Financial Statements (including the related notes) have been prepared in accordance with GAAP consistently applied during the periods involved (except as may be indicated therein or in the notes thereto), and fairly present the consolidated financial position of HUB as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and of cash flows (including the related notes, where applicable) fairly present the consolidated results of operations, changes in stockholders' equity and cash flows of HUB for the respective fiscal periods set forth therein.

                  (b) The books and records of HUB and the HUB Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

                  (c) Except as and to the extent reflected, disclosed or reserved against in the HUB Financial Statements (including the notes thereto), as of December 31, 1998 neither HUB nor any of the HUB Subsidiaries had any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of HUB or any of the HUB Subsidiaries which were required by GAAP (consistently applied) to be disclosed in HUB's consolidated statement of condition as of December 31, 1998 or the notes thereto. Except for the transactions contemplated by this Agreement, and any other proposed acquisitions by HUB reflected in any Form 8-K filed by HUB with the SEC since December 31, 1998, neither HUB nor any HUB Subsidiary has incurred any liabilities since December 31, 1998 except in the ordinary course of business and consistent with past practice (including for other pending or contemplated acquisitions).

                  4.5. Broker's and Other Fees. Neither HUB nor any of its directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

                  4.6. Absence of Certain Changes or Events. There has not been any HUB Material Adverse Change since December 31, 1998 and to the knowledge of HUB, no facts or condition exists which HUB believes will cause a HUB Material Adverse Change in the future. "HUB Material Adverse Change" means any change which is material and adverse to the consolidated financial condition, results of operations, business or assets of HUB and the HUB Subsidiaries taken as a whole, other than (i) a change in the value of the respective investment and loan portfolios of HUB and the HUB Subsidiaries as the result of a change in interest rates generally, (ii) a change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, (iii) reasonable expenses incurred in connection with this Agreement and the transactions contemplated hereby, (iv) changes resulting from acquisitions by HUB or any HUB Subsidiary pending on the date hereof or known to SJBDI, or (v) the entry, after the date hereof, by HUB or any HUB Subsidiary into an agreement to acquire another entity.

                  4.7 Legal Proceedings. Except as disclosed in the HUB Disclosure Schedule, and except for ordinary routine litigation incidental to the business of HUB or any HUB Subsidiaries, neither HUB nor any HUB Subsidiary is a party to any, and there are no pending or, to the knowledge of HUB, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against HUB or any of its Subsidiaries which, if decided adversely to HUB or any HUB Subsidiaries, are reasonably likely to have a material adverse effect on the business, operations, assets or financial condition of HUB and the HUB Subsidiaries, taken as a whole. Except as disclosed in the HUB Disclosure Schedule, neither HUB nor any HUB Subsidiary is a party to any order, judgment or decree entered in any lawsuit or proceeding which is material to HUB and the HUB Subsidiaries, taken as a whole.

                  4.8 Reports. Since January 1, 1997, HUB has filed all reports that it was required to file with the SEC under the 1934 Act, all of which complied in all material respects with all applicable requirements of the 1934 Act and the rules and regulations adopted thereunder. As of their respective dates, each such report and each registration statement, proxy statement, form or other document filed by HUB with the SEC, including without limitation, any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. Since January 1, 1997, HUB and each HUB Subsidiary has duly filed all material forms, reports and documents which they were required to file with each agency charged with regulating any aspect of their business, in each case which was correct in all material respects.

                  4.9 HUB Information. The information relating to HUB and the HUB Subsidiaries (including, without limitation, information regarding other transactions which HUB is required to disclose), this Agreement and the transactions contemplated hereby in the Registration Statement and Proxy Statement-Prospectus (as defined in Section 5.6(a) hereof), as of the date of the mailing of the Proxy Statement-Prospectus, and up to and including the date of the meeting of stockholders of SJBDI to which such Proxy Statement-Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement shall comply as to form in all material respects with the provisions of the 1933 Act, the 1934 Act and the rules and regulations promulgated thereunder.

                  4.10 Compliance With Applicable Law. Except as set forth in the HUB Disclosure Schedule, each of HUB and HUB's Subsidiaries holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to HUB or HUB's Subsidiaries (including without limitation consumer, community and fair lending laws) (other than where such default or noncompliance will not result in a material adverse effect on the business, operations, assets or financial condition of HUB and HUB's Subsidiaries taken as a whole) and HUB has not received notice of violation of, and does not know of any violations of, any of the above.

                  4.11 Funding and Capital Adequacy. At the Effective Time, after giving pro forma effect to the Merger and any other acquisition which HUB or the HUB Subsidiaries have agreed to consummate, HUB will be deemed "well capitalized" under prompt corrective action regulatory capital requirements.

                  4.12 HUB Common Stock. As of the date hereof, HUB has available and reserved shares of HUB Common Stock sufficient for issuance pursuant to the Merger. The HUB Common Stock to be issued hereunder pursuant to the Merger, when so issued, will be duly authorized and validly issued, fully paid, nonassessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through HUB, with no personal liability attaching to the ownership thereof. The HUB Common Stock to be issued hereunder pursuant to the Merger, when so issued, will be registered under the 1933 Act and issued in accordance with all applicable state and federal laws, rules and regulations, and will be approved or listed for trading on the NYSE.

                  4.13 Agreements with Bank Regulators. Except as set forth in the HUB Disclosure Schedule, neither HUB nor any HUB Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Government Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has HUB been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Except as set forth in the HUB Disclosure Schedule, neither HUB nor any HUB Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

                  4.14     Taxes and Tax Returns.

                  (a) HUB and the HUB Subsidiaries have duly filed (and until the Effective Time will so file) all Returns required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and have duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and disclosed to SJBDI in writing) or against which reserves have been established. HUB and the HUB Subsidiaries have established on their books and records reserves that are adequate for the payment of all federal, state and local taxes not yet due and payable, but are incurred in respect of HUB through such date. The HUB Disclosure Schedule identifies the federal income tax returns of HUB and the HUB Subsidiaries which have been examined by the IRS within the past six years. No deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. The HUB Disclosure Schedule identifies the applicable state income tax returns of HUB and the HUB Subsidiaries which have been examined by the applicable authorities. No deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the knowledge of HUB, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending with respect to, or claims asserted for, taxes or assessments upon HUB or the HUB Subsidiaries, nor has HUB or the HUB Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

                  (b) Except as set forth in the HUB Disclosure Schedule, neither HUB nor any HUB Subsidiary (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by HUB or the HUB Subsidiaries (nor does HUB have any knowledge that the IRS has proposed any such adjustment or change of accounting method) or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

                  4.15     Employee Benefit Plans.

                  (a) Except as set forth on the HUB Disclosure Schedule, neither HUB nor any HUB Subsidiary maintains or contributes to any "employee pension benefit plan" (the "HUB Pension Plans") within the meaning of such term in Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), "employee welfare benefit plan" (the "HUB Welfare Plans") within the meaning of such term in Section 3(1) of ERISA, stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement, director retirement program or other similar plan, program or arrangement. Neither HUB nor any HUB Subsidiary has, since September 2, 1974, contributed to any "Multiemployer Plan," within the meaning of Section 3(37) of ERISA.

                  (b) HUB has previously delivered to SJBDI, and included in the HUB Disclosure Schedule, a complete and accurate copy of each of the following with respect to each of the HUB Pension Plans and HUB Welfare Plans, if any: (i) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any; (iv) most recent actuarial report, if any; and (v) most recent annual report on Form 5500.

                  (c) The present value of all accrued benefits, both vested and non-vested, under each of the HUB Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for funding purposes in the most recent actuarial valuation prepared by such HUB Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits. To the best of HUB' knowledge, the actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflect then current market conditions.

                  (d) During the last six years, the Pension Benefit Guaranty Corporation ("PBGC") has not asserted any claim for liability against HUB or any HUB Subsidiary which has not been paid in full.

                  (e) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each HUB Pension Plan have been paid. All contributions required to be made to each HUB Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of HUB which have not been paid have been properly recorded on the books of HUB .

                  (f) Except as disclosed in the HUB Disclosure Schedule, each of the HUB Pension Plans, HUB Welfare Plans and each other employee benefit plan and arrangement identified on the HUB Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, except as disclosed in the HUB Disclosure Schedule, if HUB maintains any HUB Pension Plan, HUB has received or applied for a favorable determination letter from the IRS which takes into account the Tax Reform Act of 1986 and (to the extent it mandates currently applicable requirements) subsequent legislation, and HUB is not aware of any fact or circumstance which would disqualify any plan.

                  (g) To the best knowledge of HUB, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any HUB Welfare Plan or HUB Pension Plan that would result in any material tax or penalty for HUB or any HUB Subsidiary.

                  (h) No HUB Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" (notice of which has not been waived by the PBGC), within the meaning of Section 4034(b) of ERISA, with respect to any HUB Pension Plan.

                  (i) No "accumulated funding deficiency," within the meaning of
Section 412 of the Code, has been incurred with respect to any HUB Pension Plan.

                  (j) There are no material pending, or, to the best knowledge of HUB, material threatened or anticipated claims (other than routine claims for benefits) by, on behalf of, or against any of the HUB Pension Plans or the HUB Welfare Plans, any trusts created thereunder or any other plan or arrangement identified in the HUB Disclosure Schedule.

                  (k) Except as disclosed in the HUB Disclosure Schedule, no HUB
Pension Plan or HUB Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee's retirement or other termination of service, other than (i) coverage mandated by law or pursuant to conversion or continuation rights set out in such Plan or an insurance policy providing benefits thereunder, or (ii) death benefits under any HUB Pension Plan.

                  (l) Except with respect to customary health, life and disability benefits, there are no unfunded benefit obligations which are not accounted for by reserves shown on the HUB Financial Statements and established in accordance with GAAP.

                  (m) With respect to each HUB Pension Plan and HUB Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of HUB or any HUB Subsidiary as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

                  (n) Except (i) for payments and other benefits due pursuant to the employment agreements included within the HUB Disclosure Schedule, and (ii) as set forth in the HUB Disclosure Schedule, or as expressly agreed to by HUB in writing either pursuant to this Agreement or otherwise, or as required by law, the consummation of the transactions contemplated by this Agreement will not (x) entitle any current or former employee of HUB or any HUB Subsidiary to severance pay, unemployment compensation or any similar payment, or (y) accelerate the time of payment or vesting, or increase the amount of any compensation or benefits due to any current or former employee under any HUB Pension Plan or HUB Welfare Plan.

                  (o) Except for the HUB Pension Plans and the HUB Welfare Plans, and except as set forth on the HUB Disclosure Schedule, HUB has no deferred compensation agreements, understandings or obligations for payments or benefits to any current or former director, officer or employee of HUB or any HUB Subsidiary or any predecessor of any thereof. The HUB Disclosure Schedule sets forth: (i) true and complete copies of the agreements, understandings or obligations with respect to each such current or former director, officer or employee, and (ii) the most recent actuarial or other calculation of the present value of such payments or benefits.

                  (p) Except as set forth in the HUB Disclosure Schedule, HUB does not maintain or otherwise pay for life insurance policies (other than group term life policies on employees) with respect to any director, officer or employee. The HUB Disclosure Schedule lists each such insurance policy and includes a copy of each agreement with a party other than the insurer with respect to the payment, funding or assignment of such policy. To the best of HUB `s knowledge, neither HUB nor any HUB Pension Plan or HUB Welfare Plan owns any individual or group insurance policies issued by an insurer which has been found to be insolvent or is in rehabilitation pursuant to a state proceeding.

                  (q) Except as set forth in the HUB Disclosure Schedule, HUB does not maintain any retirement plan or retiree medical plan or arrangement for directors. The HUB Disclosure Schedule sets forth the complete documentation and actuarial evaluation of any such plan.

                  4.16 Contracts. Except as disclosed in the HUB Disclosure Schedule, neither HUB nor any of the HUB Subsidiaries, or to the knowledge of HUB, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which a banking subsidiary of HUB is or will be the creditor) or arrangement, except for defaults which individually or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of HUB and the HUB Subsidiaries, taken as a whole.

                  4.17     Properties and Insurance.

                  (a) HUB and the HUB Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in HUB's consolidated balance sheet as of December 31, 1998, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1998), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of HUB and the HUB Subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports. Except as disclosed in the HUB Disclosure Schedule, HUB and the HUB Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by HUB or the HUB Subsidiaries in all material respects as presently occupied, used, possessed and controlled by HUB and the HUB Subsidiaries.

                  (b) The business operations and all insurable properties and assets of HUB and the HUB Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of HUB, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of HUB adequate for the business engaged in by HUB and the HUB Subsidiaries. As of the date hereof, neither HUB nor any of the HUB Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

                  4.18. Environmental Matters. Except as disclosed in the HUB Disclosure Schedule, neither HUB nor any of the HUB Subsidiaries has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that HUB or any of the HUB Subsidiaries (either directly or as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters which correction or cleanup would be material to the business, operations, assets or financial condition of HUB and the HUB Subsidiaries taken as a whole. Except as disclosed in the HUB Disclosure Schedule, HUB has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any real property owned or leased by HUB or any of the HUB Subsidiaries , as OREO or otherwise, or owned or controlled by HUB or any HUB Subsidiary as a trustee or fiduciary, in any manner that violates or, after the lapse of time is reasonably likely to violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of HUB and the HUB Subsidiaries, taken as a whole.

                  4.19 Reserves. As of December 31, 1998, the allowance for possible loan losses in the HUB Financial Statements was adequate pursuant to GAAP (consistently applied), and the methodology used to compute the allowance for possible loan losses complies in all material respects with GAAP (consistently applied) and all applicable policies of the OCC. As of December 31, 1998, the valuation allowance for OREO properties in the HUB Financial Statements was adequate pursuant to GAAP (consistently applied), and the methodology used to compute the valuation allowance for OREO properties complies in all material respects with GAAP (consistently applied) and all applicable policies of the OCC.

                  4.20. Year 2000 Compliance. HUB and the HUB Subsidiaries have taken all reasonable steps necessary to address the software, accounting and record keeping issues raised in order for the data processing systems used in the business conducted by HUB and the HUB Subsidiaries to be substantially Year 2000 compliant on or before the end of 1999 and HUB does not expect the future cost of addressing such issues to be material. Neither HUB nor any HUB Subsidiary has received a rating of less than satisfactory from any bank regulatory agency with respect to Year 2000 compliance.

                  4.21 Accounting for the Merger; Reorganization. As of the date hereof, after reviewing the terms of this Agreement, the stock repurchases by HUB and SJBDI, other pending transactions involving HUB, and the employee benefit plans of SJBDI and FAMNB with HUB's independent auditors, HUB does not have any reason to believe that the Merger will fail to qualify (i) for pooling-of-interests treatment under GAAP, or (ii) as a reorganization under
Section 368(a) of the Code. As of the date hereof, neither HUB nor any HUB Subsidiary owns any shares of SJBDI Common Stock.

                  4.22 No Approval of HUB's Shareholders Currently Required. Based upon laws and regulations applicable to HUB and currently in effect, including the rules, regulations and policies of the NYSE, as of the date of this Agreement, neither approval of this Agreement by the shareholders of HUB nor approval of the transactions contemplated hereby by the shareholders of HUB will be required.

                  4.23 Disclosure.  No representation  or warranty  contained in
Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.


                      ARTICLE V - COVENANTS OF THE PARTIES

                  5.1. Conduct of the Business of SJBDI. During the period from the date of this Agreement to the Effective Time, SJBDI and FAMNB shall, and shall cause each SJBDI Subsidiary to, conduct their respective businesses only in the ordinary course and consistent with past business practice, except for transactions permitted hereunder or with the prior written consent of HUB, which consent will not be unreasonably withheld. Each of SJBDI and FAMNB also shall use its reasonable best efforts to (i) preserve its business organization and that of the SJBDI Subsidiaries intact, (ii) keep available to itself and the SJBDI Subsidiaries the present services of their respective employees, and (iii) preserve for itself and HUB the goodwill of its customers and those of the SJBDI Subsidiaries and others with whom business relationships exist.

                  5.2. Negative Covenants. From the date hereof to the Effective Time, except as otherwise approved by HUB in writing, or as set forth in the SJBDI Disclosure Schedule, or as permitted or required by this Agreement, neither SJBDI nor FAMNB will:

                  (a) change any provision of its Certificate or Articles of Incorporation or any similar governing documents;

                  (b) change any provision of its Bylaws without the consent of HUB which consent shall not be unreasonably withheld;

                  (c) change the number of shares of its authorized or issued capital stock (other than upon exercise of stock options or warrants described on the SJBDI Disclosure Schedule in accordance with the terms thereof) or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock, or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock other than as necessary to redeem the rights granted under its Amended Stockholders Right Agreement dated April 11, 1996; provided, however, that nothing contained herein shall be deemed to affect the ability of FAMNB to pay dividends on their capital stock to SJBDI; and provided, further, that this paragraph shall not prohibit SJBDI from taking actions contemplated by Section 5.18 of this Agreement;

                  (d) grant any severance or termination pay (other than pursuant to policies or contracts of SJBDI in effect on the date hereof and disclosed to HUB in the SJBDI Disclosure Schedule) to, or enter into or amend any employment or severance agreement with, any of its directors, officers or employees; adopt any new employee benefit plan or arrangement of any type; or award any increase in compensation or benefits to its directors, officers or employees except in each case (i) as required by law or (ii) as specified in
Section 5.2 of the SJBDI Disclosure Schedule;

                  (e) sell or dispose of any substantial amount of assets or voluntarily incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies or in response to substantial financial demands upon the business of SJBDI or FAMNB;

                  (f) make any capital expenditures in excess of $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof, expenditures necessary to maintain existing assets in good repair and expenditures described in business plans or budgets previously furnished to HUB, except as set forth in Section 5.2 of the SJBDI Disclosure Schedule;

                  (g) file any applications or make any contract with respect to branching or site location or relocation;

                  (h) agree to acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity or make any new investments in securities other than investments in government, municipal or agency bonds having a maturity of less than five years;

                  (i) make any material change in its accounting methods or practices, other than changes required in accordance with generally accepted accounting principles or regulatory authorities;

                  (j) take any action that would result in any of its representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time or that would cause any of its conditions to Closing not to be satisfied;

                  (k) without first conferring with HUB, make or commit to make any new loan or other extension of credit in an amount of $100,000 or more, renew for a period in excess of one year any existing loan or other extension of credit in an amount of $100,000 or more, or increase by $100,000 or more the aggregate credit outstanding to any borrower or group of affiliated borrowers except such loan initiations, renewals or increases that are committed as of the date of this Agreement and identified on the SJBDI Disclosure Schedule and residential mortgage loans made in the ordinary course of business in accordance with past practice; or

                  (l) agree to do any of the foregoing.

                  5.3. No Solicitation. So long as this Agreement remains in effect, SJBDI and FAMNB shall not, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than HUB) concerning any merger or sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business, or similar transactions involving SJBDI or either of FAMNB (an "Acquisition Transaction"). Notwithstanding the foregoing, SJBDI may enter into discussions or negotiations or provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of SJBDI, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such discussions or negotiations should be commenced or such information should be furnished. SJBDI shall promptly communicate to HUB the terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and the fact that it is having discussions or negotiations with a third party about an Acquisition Transaction.

                  5.4. Current Information. During the period from the date of this Agreement to the Effective Time, each of SJBDI and HUB will cause one or more of its designated representatives to confer with representatives of the other party on a monthly or more frequent basis regarding its business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. On a monthly basis, SJBDI agrees to provide HUB, and HUB agrees to provide SJBDI, with internally prepared profit and loss statements no later than 25 days after the close of each calendar month. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), SJBDI will deliver to HUB and HUB will deliver to SJBDI their respective quarterly reports on Form 10-Q, as filed with the SEC under the 1934 Act. As soon as reasonably available, but in no event more than 90 days after the end of each calendar year, SJBDI will deliver to HUB and HUB will deliver to SJBDI their respective Annual Reports on Form 10-K as filed with the SEC under the 1934 Act.

                  5.5.  Access to Properties and Records; Confidentiality.

                  (a) SJBDI and FAMNB shall permit HUB and its representatives, and HUB shall permit, and cause each HUB Subsidiary to permit, SJBDI and its representatives, reasonable access to their respective properties, and shall disclose and make available to HUB and its representatives, or SJBDI and its representatives as the case may be, all books, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which HUB and its representatives or SJBDI and its representatives may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would waive any privilege. Under circumstances in which the restrictions of the preceding sentence apply, the parties will use their reasonable best efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements. Notwithstanding the foregoing, SJBDI acknowledges that HUB may be involved in discussions concerning other potential acquisitions and HUB shall not be obligated to disclose such information to SJBDI except as such information is disclosed to HUB's shareholders generally.

                  (b) All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger contemplated hereby and shall be treated as the sole property of the party delivering the information until consummation of the Merger contemplated hereby and, if such Merger shall not occur, each party and each party's advisors shall return to the other party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall use its reasonable best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. In the event that the Merger contemplated hereby does not occur, all documents, notes and other writings prepared by a party hereto or its advisors based on information furnished by the other party shall be promptly destroyed. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the other party; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving such information; or (D) was disclosed to the party receiving such information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

                  (c) Without limiting the foregoing, HUB, directly or through agents, for the 15 calendar day period (the "Due Diligence Period") immediately following the date of this Agreement, shall have the right to perform due diligence on SJBDI and FAMNB and a complete audit acquisition of SJBDI and FAMNB. Within the Due Diligence Period, HUB shall have the right to terminate this Agreement if the due diligence review by HUB causes HUB to reach a conclusion about the financial condition, business, assets or the quality of the representations and warranties of SJBDI or FAMNB, adverse from conclusions about the same matters which HUB's senior executives held at the time HUB executed this Agreement.

                  5.6.  Regulatory Matters.

                  (a) For the purposes of holding the  Shareholders  Meeting (as defined in Section 5.7 hereof), and qualifying under applicable federal and state securities laws the HUB Common Stock to be issued to SJBDI shareholders in connection with the Merger, the parties hereto shall cooperate in the preparation and filing by HUB with the SEC of a Registration Statement including a combined proxy statement and prospectus satisfying all applicable requirements of applicable state and federal laws, including the 1933 Act, the 1934 Act and applicable state securities laws and the rules and regulations thereunder (such proxy statement and prospectus in the form mailed by SJBDI and HUB to the SJBDI shareholders together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement-Prospectus" and the various documents to be filed by HUB under the 1933 Act with the SEC to register the HUB Common Stock for sale, including the Proxy Statement-Prospectus, are referred to herein as the "Registration Statement").

                  (b) HUB shall furnish SJBDI with such information concerning HUB and HUB Subsidiaries (including, without limitation, information regarding other transactions which HUB is required to disclose) as is necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to such corporations, to comply with Section 5.6(a) hereof. HUB agrees promptly to advise SJBDI if at any time prior to the Shareholders Meeting any information provided by HUB in the Proxy Statement-Prospectus becomes incorrect or incomplete in any material respect and promptly to provide SJBDI with the information needed to correct such inaccuracy or omission. HUB shall promptly furnish SJBDI with such supplemental information as may be necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to HUB and the HUB Subsidiaries, to comply with Section 5.6(a) after the mailing thereof to SJBDI shareholders.

                  (c) SJBDI shall furnish HUB with such information concerning SJBDI as is necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to SJBDI, to comply with Section 5.6(a) hereof. SJBDI agrees promptly to advise HUB if at any time prior to the Shareholders Meeting, any information provided by SJBDI in the Proxy Statement-Prospectus becomes incorrect or incomplete in any material respect and promptly to provide HUB with the information needed to correct such inaccuracy or omission. SJBDI shall promptly furnish HUB with such supplemental information as may be necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to SJBDI and FAMNB to comply with Section 5.6(a) after the mailing thereof to SJBDI shareholders.

                  (d) HUB shall as promptly as practicable make such filings as are necessary in connection with the offering of the HUB Common Stock with applicable state securities agencies and shall use all reasonable efforts to qualify the offering of such stock under applicable state securities laws at the earliest practicable date. SJBDI shall promptly furnish HUB with such information regarding the SJBDI shareholders as HUB requires to enable it to determine what filings are required hereunder. SJBDI authorizes HUB to utilize in such filings the information concerning SJBDI and FAMNB provided to HUB in connection with, or contained in, the Proxy Statement-Prospectus. HUB shall furnish SJBDI's counsel with copies of all such filings and keep SJBDI advised of the status thereof. HUB and SJBDI shall as promptly as practicable file the Registration Statement containing the Proxy Statement-Prospectus with the SEC, and each of HUB and SJBDI shall promptly notify the other of all communications, oral or written, with the SEC concerning the Registration Statement and the Proxy Statement-Prospectus.

                  (e) HUB shall cause the HUB Common Stock issuable pursuant to the Merger to be listed on the NYSE at the Effective Time.

                  (f) The parties hereto will cooperate with each other and use their reasonable best efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement as soon as possible, including, without limitation, those required by the FDIC, the FRB, the OCC, the Department and (if required) the DEP. Without limiting the foregoing, the parties shall use reasonable business efforts to file for approval of the Merger or waiver of the need for such approval by the appropriate bank regulatory agencies within 45 days after the date hereof. The parties shall each have the right to review in advance (and shall do so promptly) all filings with, including all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or Governmental Entity in connection with the transactions contemplated by this Agreement.

                  (g) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

                  (h) SJBDI acknowledges that HUB is in or may be in the process of acquiring other banks and financial institutions and that in connection with such acquisitions, information concerning SJBDI may be required to be included in the registration statements, if any, for the sale of securities of HUB or in SEC reports in connection with such acquisitions. SJBDI agrees to provide HUB with any non-confidential information, certificates, documents or other materials about SJBDI as are reasonably necessary to be included in such other SEC reports or registration statements, including registration statements which may be filed by HUB prior to the Effective Time. SJBDI shall use its reasonable efforts to cause its attorneys and accountants to provide HUB and any underwriters for HUB with any consents, comfort letters, opinion letters, reports or information which are necessary to complete the registration statements and applications for any such acquisition or issuance of securities. HUB shall reimburse SJBDI for reasonable expenses thus incurred by SJBDI should this transaction be terminated for any reason. HUB shall not file with the SEC any registration statement or amendment thereto or supplement thereof containing information regarding SJBDI unless SJBDI shall have consented in writing to such filing, which consent shall not be unreasonably delayed or withheld.

                  (i) Between the date of this Agreement and the Effective Time, SJBDI shall cooperate with HUB to reasonably conform SJBDI's policies and procedures regarding applicable regulatory matters to those of HUB, as HUB may reasonably identify to SJBDI from time to time.

                  5.7. Approval of Shareholders. SJBDI will (i) take all steps necessary duly to call, give notice of, convene and hold a meeting of the shareholders of SJBDI (the "Shareholders Meeting") for the purpose of securing the approval of those shareholders of this Agreement, (ii) subject to the qualification set forth in Section 5.3 hereof and the right not to make a recommendation or to withdraw a recommendation if (x) its investment banker withdraws its fairness opinion prior to the Shareholders Meeting or (y) SJBDI's Board of Directors, after consulting with counsel, determines in the exercise of its fiduciary duties that such recommendation should not be made or should be withdrawn, recommend to the shareholders of SJBDI the approval of this Agreement and the transactions contemplated hereby and use its reasonable best efforts to obtain, as promptly as practicable, such approval, and (iii) cooperate and consult with HUB with respect to each of the foregoing matters.

                  5.8.  Further Assurances.

                  (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using its reasonable best efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

                  (b) HUB agrees that from the date hereof to the Effective Time, except as otherwise approved by SJBDI in writing or as permitted or required by this Agreement, HUB will use reasonable business efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships, and HUB will not, nor will it permit any HUB Subsidiary to, take any action: (i) that would result in any of its representations and warranties contained in Article IV of this Agreement not being true and correct in any material respect at, or prior to, the Effective Time, or (ii) that would cause any of its conditions to Closing not to be satisfied, or (iii) that would constitute a breach or default of its obligations under this Agreement, or (iv) to declare, set aside, make or pay any extraordinary cash dividend in excess of $.05 per share of HUB Common Stock, or
(v) to enter into any agreement after the date hereof with respect to one or more acquisitions that, individually or in the aggregate, can reasonably be expected to materially adversely affect the ability of HUB to consummate the Merger prior to the Cutoff Date (as such term is hereinafter defined), or (vi) to agree to do any of the foregoing.

                  (c) HUB, the Bank, SJBDI and FAMNB will use reasonable efforts to cause the Merger to occur on or before November 30, 1999.

                  5.9. Public Announcements. HUB and SJBDI shall cooperate with each other in the development and distribution of all news releases and other public filings and disclosures with respect to this Agreement or the Merger transactions contemplated hereby, and HUB and SJBDI agree that unless approved mutually by them in advance, they will not issue any press release or written statement for general circulation relating primarily to the transactions contemplated hereby, except as may be otherwise required by law or regulation upon the advice of counsel.

                  5.10. Failure to Fulfill Conditions.  In the event that HUB or
SJBDI determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to April 30, 2000 (the "Cutoff Date") and that it will not waive that condition, it will promptly notify the other party. Except for any acquisition or merger discussions HUB may enter into with other parties, SJBDI and HUB will promptly inform the other of any facts applicable to SJBDI or HUB, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any Governmental Entity or which would otherwise prevent or materially delay completion of the Merger.

                  5.11.    Employee Matters.

                  (a) Following consummation of the Merger, HUB agrees with SJBDI to honor the existing written employment and severance contracts with officers and employees of SJBDI and FAMNB that are included in the SJBDI Disclosure Schedule, including without limitation the deferred compensation agreements with Clarence D. McCormick, Sr., the Chairman of SJBDI ("McCormick, Sr.") and Clarence D. McCormick, Jr., the President of SJBDI ("McCormick, Jr.").

                  (b) Following consummation of the Merger, HUB will decide whether to continue FAMNB and/or SJBDI's pension and welfare plans for the benefit of employees of FAMNB and SJBDI, or to have such employees become covered under a HUB Pension and Welfare Plan. If HUB decides to cover FAMNB and SJBDI employees under a HUB Pension and Welfare Plan, such employees will receive credit for prior years of service with FAMNB and/or SJBDI for purposes of determining eligibility to participate, and vesting, if applicable. No prior existing condition limitation shall be imposed with respect to any medical coverage plan as a result of the Merger.

                  (c) Any person who was serving as an employee of either SJBDI or FAMNB immediately prior to the Effective Time (other than those employees covered by either a written employment agreement or the arrangements set forth in Section 5.11 of the SJBDI Disclosure Schedule) whose employment is discontinued by HUB or the Bank or any of the HUB Subsidiaries within six months after the Effective Time (unless termination of such employment is for Cause (as defined below)) shall be entitled to a severance payment from the Bank equal in amount to one week's base pay for each full year such employee was employed by SJBDI or FAMNB or any successor or predecessor thereto or other SJBDI Subsidiary, subject to a minimum of two weeks' severance and a maximum of 26 weeks' severance, together with any accrued but unused vacation leave with respect to the calendar year in which termination occurs. For purposes of this
Section 5.11, "Cause" shall mean termination because of the employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule, or regulation (other than traffic violations or similar offenses). Following the expiration of the foregoing severance policy, any years of service recognized for purposes of this Section 5.11(c) will be taken into account under the terms of any applicable severance policy of HUB.

                  (d) Employees of SJBDI and FAMNB who become employees of HUB or any HUB Subsidiary shall become entitled to participate in HUB's defined benefit pension plan in accordance with its terms. In this regard, each such employee shall (i) receive, for purposes of participation and vesting only, credit for all service with SJBDI or FAMNB and (ii) enter the HUB defined benefit pension plan on the entry date concurrent with or next following the employee's satisfaction of such plan's minimum participation requirements.

                  (e) Employees of SJBDI and FAMNB who become employees of HUB or any HUB Subsidiary shall become entitled to participate in the applicable HUB retirement savings plan ("401(k) Plan") in accordance with its terms. In this regard, each such employee shall (i) receive, for purposes of participation and vesting only, credit for all service with SJBDI or FAMNB, and (ii) enter the applicable 401(k) Plan on the entry date concurrent with or next following the employee's satisfaction of such plan's minimum participation requirements.

                  (f) SJBDI and FAMNB may continue to administer such bonus programs and arrangements as are disclosed pursuant to this Agreement through the Effective Time, provided that bonuses shall be paid only to the extent they have been previously accrued and their payment will not cause SJBDI's earnings to fall below budgeted amounts.

                  (g) During the Due Diligence Period, HUB and SJBDI shall agree upon those employees of SJBDI or FAMNB who shall be eligible to receive a "retention" bonus in an amount that HUB and SJBDI shall agree upon. Each retention bonus shall be payable in the event that the employee (i) remains an employee of SJBDI or FAMNB, as applicable, until the earlier of the fifteenth day following successful substantial completion of the conversion of FAMNB's computer systems to those of the Bank or June 30, 2000 and (ii) satisfactorily fulfills the duties and responsibilities of the position of the employee through such time; provided that HUB at its option may select an earlier time for payment of any retention bonus; and provided, further, that retention bonuses, in the aggregate, shall not exceed $250,000.

                  (h) HUB shall pay the cost of out-placement services for employees who are terminated without Cause in connection with the Merger within six (6) months after the Effective Time. HUB shall not be obligated to pay any out-placement fees in connection with the foregoing or more than $50,000 in the aggregate for such services.

                  (j) Prior to the Closing and effective as of the Effective Time, HUB and SJBDI shall enter into non-compete agreements (the "Non-Compete Agreements") with McCormick, Sr. and McCormick, Jr. having the terms set forth in Section 5.11(j) of the HUB Disclosure Schedule, and other terms reasonably satisfactory to HUB, and shall enter into such other agreements or arrangements with HUB as are described in Section 5.11(j) of the HUB Disclosure Schedule.

                  (k) HUB at the Closing will offer each director of SJBDI a position on a HUB regional advisory board.

                  5.12. Disclosure Supplements. From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Article VI and subject to Sections 6.2(a) and 6.3(a), no supplement or amendment to the parties' respective Disclosure Schedules which corrects any representation or warranty which was untrue when made shall eliminate the other party's right (if any) to terminate this Agreement based on the original untruth of the representation or warranty; provided, that the other party shall be deemed to have waived such right if it does not exercise such right within 15 days after receiving the correcting supplement or amendment.

                  5.13.  Transaction Expenses of SJBDI.

                  (a) For planning purposes, SJBDI shall, within 30 days from the date hereof, provide HUB with its estimated budget of transaction-related expenses reasonably anticipated to be payable by SJBDI in connection with this transaction based on facts and circumstances then currently known, including the fees and expenses of counsel, accountants, investment bankers and other professionals. SJBDI shall promptly notify HUB if or when it determines that it will expect to exceed its budget.

                  (b) Promptly after the execution of this Agreement, SJBDI shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. SJBDI shall accrue and/or pay all of such amounts as soon as possible.

                  (c) SJBDI shall cause its professionals to render monthly invoices within 15 days after the end of each month. SJBDI shall advise HUB monthly of all out-of-pocket expenses which SJBDI has incurred in connection with this transaction.

                  (d) HUB, in reasonable consultation with SJBDI, shall make all
arrangements   with   respect  to  the   printing   and  mailing  of  the  Proxy
Statement-Prospectus.

                  5.14       Indemnification.

                  (a) For a period of six years after the Effective Time, HUB shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director, officer, employee or agent of SJBDI or FAMNB or serves or has served at the request of SJBDI or FAMNB in any capacity with any other person
(collectively, the "Indemnitees") against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, without limitation, reasonable costs of investigation, and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee by reason of the fact that he or she is or was a director, officer, employee or agent of SJBDI or FAMNB or serves or has served at the request of SJBDI or FAMNB in any capacity with any other person, in connection with, arising out of or relating to (i) any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against SJBDI or FAMNB or any of their respective affiliates, or by any former or present shareholder of SJBDI (each a "Claim" and collectively, "Claims"), including, without limitation, any Claim which is based upon, arises out of or in any way relates to the Merger, the Proxy Statement/Prospectus, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee's service as a member of the Board of Directors of SJBDI or FAMNB or of any committee of SJBDI's or FAMNB's Board of Directors, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, or (ii) the enforcement of the obligations of HUB set forth in this Section 5.14, in each case to the fullest extent which SJBDI or FAMNB would have been permitted under any applicable law and their respective Certificates of Incorporation or Bylaws had the Merger not occurred (and HUB shall also advance expenses as incurred to the fullest extent so permitted). Notwithstanding the foregoing, but subject to subsection (b) below, HUB shall not provide any indemnification or advance any expenses with respect to any Claim which relates to a personal benefit improperly paid or provided, or alleged to have been improperly paid or provided, to the Indemnitee, but HUB shall reimburse the Indemnitee for costs incurred by the Indemnitee with respect to such Claim when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the Indemnitee was not improperly paid or provided with the personal benefit alleged in the Claim.

                  (b) From and after the Effective Time, HUB shall assume and honor any obligation of SJBDI or FAMNB immediately prior to the Effective Time with respect to the indemnification of the Indemnitees arising out of the Certificate of Incorporation or Bylaws of SJBDI or FAMNB, or arising out of any written indemnification agreements between SJBDI and/or FAMNB and such persons disclosed in the SJBDI Disclosure Schedule, as if such obligations were pursuant to a contract or arrangement between HUB and such Indemnitees.

                  (c) In the event HUB or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of HUB assume the obligations set forth in this Section 5.14.

                  (d) HUB shall cause SJBDI's and FAMNB's officers and directors to be covered under HUB's then current officers' and directors' liability insurance policy for a period of six years after the Effective Time, or, in the alternative, to be covered under an extension of SJBDI's and FAMNB's existing officers' and directors' liability insurance policy. However, HUB shall only be required to insure such persons upon terms and for coverages substantially similar to SJBDI's and FAMNB's existing officers' and directors' liability insurance.

                  (e) Any Indemnitee wishing to claim indemnification under this
Section 5.14 shall promptly notify HUB upon learning of any Claim, but the failure to so notify shall not relieve HUB of any liability it may have to such Indemnitee if such failure does not materially prejudice HUB. In the event of any Claim (whether arising before or after the Effective Time) as to which indemnification under this Section 5.14 is applicable, (x) HUB shall have the right to assume the defense thereof and HUB shall not be liable to such Indemnitees for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if HUB elects not to assume such defense, or counsel for the Indemnitees advises that there are issues which raise conflicts of interest between HUB and the Indemnitees, the Indemnitees may retain counsel satisfactory to them, and HUB shall pay the reasonable fees and expenses of such counsel for the Indemnitees as statements therefor are received; provided, however, that HUB shall be obligated pursuant to this Section 5.14(e) to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for multiple Indemnitees would present such counsel with a conflict of interest that is not waived, and (y) the Indemnitees will cooperate in the defense of any such matter. HUB shall not be liable for settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent. Notwithstanding anything to the contrary in this Section 5.14, HUB shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable law or public policy.

                  5.15 Bank Policies and Bank Merger. Notwithstanding that SJBDI believes  that it has  established  all  reserves and taken all  provisions  for possible loan losses required by GAAP and applicable laws, rules and regulations, SJBDI recognizes that HUB may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Effective Time and in order to formulate the plan of integration for the Bank Merger, SJBDI and HUB shall consult and cooperate with each other with respect to (i) conforming to the extent appropriate, based upon such consultation, SJBDI's loan, accrual and reserve policies and SJBDI's other policies and procedures regarding applicable regulatory matters, including without limitation Federal Reserve, the Bank Secrecy Act and FDIC matters, to those policies of HUB as HUB may reasonably identify to SJBDI from time to time, (ii) new extensions of credit or material revisions to existing terms of credits by FAMNB, in each case where the aggregate exposure exceeds $100,000, and (iii) conforming, based upon such consultation, the composition of the investment portfolio and overall asset/liability management position of SJBDI and FAMNB to the extent appropriate; provided that any required change in SJBDI's practices in connection with the matters described in clause (i) or (iii) above need not be effected (A) more than five days prior to the Effective Time and (B) unless and until HUB agrees in writing that all conditions precedent to the Closing have occurred and HUB has provided the Closing Notice. No accrual or reserve made by SJBDI or any SJBDI Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 7.1(d) or Section 7.1(g) hereof.

                  5.16 Pooling and Tax-Free Reorganization Treatment. Before the Effective Time, neither HUB nor SJBDI shall intentionally take, fail to take, or cause to be taken or not taken any action within its control, which would disqualify the Merger as a "pooling-of-interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code. Subsequent to the Effective Time, HUB shall not take and shall cause the Surviving Corporation not to take any action within their control that would disqualify the Merger as such a "reorganization" under the Code.

                  5.17 Comfort Letters. HUB shall cause Arthur Andersen, its independent public accountants, to deliver to SJBDI, and SJBDI shall cause Athey & Co., its independent public accountants, to deliver to HUB and to its officers and directors who sign the Registration Statement for this transaction, a short-form "comfort letter" or "agreed upon procedures" letter, dated the date of the mailing of the Proxy Statement-Prospectus for the Shareholders Meeting, in the form customarily issued by such accountants at such time in transactions of this type.

                  5.18 Regulatory Capital Issues. FAMNB is currently required by the OCC to attain a leverage capital ratio of 6% by September 30, 1999 (the "Regulatory Capital Requirement"). Promptly following the execution of this Agreement, FAMNB shall request a waiver of the Regulatory Capital Requirement from the OCC pending consummation of the Merger. If FAMNB fails to obtain such a waiver, or if the OCC imposes conditions to the granting of such a waiver, SJBDI and FAMNB shall confer with HUB regarding the appropriate method of complying with the Regulatory Capital Requirement or the conditions to the waiver, as the case may be, and SJBDI and FAMNB shall use their best efforts to comply with the Regulatory Capital Requirement or the conditions to the waiver in a manner which
(a) does not involve the issuance of additional shares of SJBDI Common Stock and
(b) would not cause the Merger to fail to qualify for pooling-of-interests accounting treatment. If, despite compliance with this Section 5.18, SJBDI or FAMNB must take actions which would cause the Merger not to qualify for pooling-of-interests accounting treatment, HUB shall have the right to terminate this Agreement upon the taking of such actions by SJBDI or FAMNB.


                  5.19 Affiliates. Promptly, but in any event within two weeks, after the execution and delivery of this Agreement, SJBDI shall deliver to HUB
(a) a letter  identifying  all persons who, to the  knowledge  of SJBDI,  may be deemed to be affiliates of SJBDI under Rule 145 of the 1933 Act and the pooling-of-interests accounting rules, including, without limitation, all directors and executive officers of SJBDI and (b) use its reasonable best efforts to cause each person who may be deemed to be an affiliate of SJBDI to execute and deliver to HUB a letter agreement, substantially in the form of
Exhibit  5.19-1,   agreeing  to  comply  with  Rule  145  and  to  refrain  from transferring shares as required by the pooling-of-interests accounting rules. Within two weeks after the date hereof, HUB shall use its reasonable best efforts to cause its directors and executive officers to enter into letter agreements in the form of Exhibit 5.19-2 with HUB concerning the pooling-of-interests accounting rules. HUB hereby agrees to publish, or file a Form 8-K, Form 10-K or Form 10-Q containing, financial results covering at least 30 days of post-Merger combined operations of HUB and SJBDI as soon as practicable (but in no event later than 15 days) following the close of the first calendar month ending 30 days after the Effective Time, in form and substance sufficient to remove the restrictions set forth in paragraph "B" of
Exhibit 5.19-1.


                         ARTICLE VI - CLOSING CONDITIONS

                  6.1. Conditions to Each Party's Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

                  (a) Approval of Shareholders; SEC Registration. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of SJBDI. The HUB Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the HUB Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities laws. The HUB Common Stock to be issued in connection with the Merger shall have been approved for listing on the NYSE.

                  (b) Regulatory Filings. All necessary regulatory or governmental approvals and consents (including without limitation any required approval of the FDIC, the Department, the FRB, the OCC, the SEC and (if necessary) the DEP) required to consummate the transactions contemplated hereby shall have been obtained without the imposition of any non-standard or non-customary term or condition which would materially impair the value of SJBDI and FAMNB, taken as a whole, to HUB. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof (including the Hart-Scott-Rodino waiting period if applicable) shall have expired.

                  (c) Suits and Proceedings. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any Governmental Entity in which it is sought to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or Governmental Entity in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement and which HUB or SJBDI determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.

                  (d) Tax Opinion. HUB and SJBDI shall each have received an opinion, dated as of the Effective Time, of Pitney, Hardin, Kipp & Szuch, reasonably satisfactory in form and substance to SJBDI and its counsel and to HUB, based upon representation letters reasonably required by such counsel, dated on or about the date of such opinion, and such other facts and representations as such counsel may reasonably deem relevant, to the effect that: (i) the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Code; (ii) no gain or loss will be recognized by SJBDI; (iii) no gain or loss will be recognized by the SJBDI shareholders upon the exchange of SJBDI Common Stock solely for HUB Common Stock; (iv) the tax basis of any HUB Common Stock received in exchange for SJBDI Common Stock shall equal the basis of the recipient's SJBDI Common Stock surrendered in the exchange, reduced by the amount of cash received, if any, in the exchange, and increased by the amount of the gain recognized, if any, in the exchange (whether characterized as dividend or capital gain income); and (v) the holding period for any HUB Common Stock received in exchange for SJBDI Common Stock will include the period during which SJBDI Common Stock surrendered in the exchange was held, provided such stock was held as a capital asset on the date of the exchange.

                  (e) Pooling of Interests. HUB shall have received a letter, dated the Closing Date, from its accountants, Arthur Andersen, reasonably satisfactory to HUB and SJBDI, to the effect that, based on a review of this Agreement and related agreements and the facts and circumstances known to it, the Merger shall be qualified to be treated by HUB as a pooling-of-interests for accounting purposes.

                  6.2. Conditions to the Obligations of HUB Under this Agreement. The obligations of HUB under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                  (a) Representations and Warranties; Performance of Obligations of SJBDI and FAMNB. Except for those representations which are made as of a particular date, the representations and warranties of SJBDI contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date, except to the extent waived pursuant to Section 5.12 hereof. SJBDI shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the SJBDI Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the SJBDI Disclosure Schedule, materially adversely affect the representation as to which the supplement or amendment relates.

                  (b) Opinion of Counsel. HUB shall have received an opinion of counsel to SJBDI, dated the Closing Date, in form and substance reasonably satisfactory to HUB, substantially to the effect set forth in accordance with
Exhibit 6.2(b) hereto.

                  (c) Certificates. SJBDI shall have furnished HUB with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 6.2 as HUB may reasonably request.

                  (d) Legal Fees. SJBDI shall have furnished HUB with letters from all attorneys representing SJBDI and FAMNB in any matters confirming that all material legal fees have been paid in full for services rendered as of the Effective Time.

                  (e) Merger Related Expense. SJBDI shall have provided HUB with an accounting of all merger related expenses incurred by it through the Closing Date, including a good faith estimate of such expenses incurred but as to which invoices have not been submitted as of the Closing Date. The merger related expenses of SJBDI, other than printing expenses (which are within the control of HUB), shall be reasonable, taking into account normal and customary billing rates, fees and expenses for similar transactions.

                  (f)  Non-Compete  Agreements.   Each  of  McCormick,  Sr.  and
McCormick, Jr. shall have executed and delivered to HUB the Non-Compete Agreements as set forth in Section 5.11.

                  6.3. Conditions to the Obligations of SJBDI Under this Agreement. The obligations of SJBDI under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                  (a) Representations and Warranties; Performance of Obligations of HUB. Except for those representations which are made as of a particular date, the representations and warranties of HUB contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date, except to the extent waived pursuant to Section 5.12 hereof. HUB shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the HUB Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the HUB Disclosure Schedule, materially adversely affect the representation as to which the supplement or amendment relates.

                  (b) Opinion of Counsel to HUB. SJBDI shall have received an opinion of counsel to HUB, dated the Closing Date, in form and substance reasonably satisfactory to SJBDI, substantially to the effect set forth in accordance with Exhibit 6.3(b) hereto.

                  (c)  Fairness  Opinion.  SJBDI shall have  received an opinion from First Capital Group, LLC, dated no more than three days prior to the date the Proxy Statement-Prospectus is mailed to SJBDI's shareholders (and if it shall become necessary to resolicit proxies thereafter, dated no more than three days prior to the date of any substantive amendment to the Proxy Statement-Prospectus), to the effect that, in its opinion, the consideration to be paid to shareholders of SJBDI hereunder is fair to such shareholders from a financial point of view ("Fairness Opinion").

                  (d) Certificates. HUB shall have furnished SJBDI with such certificates of its officers and such other documents to evidence fulfillment of the conditions set forth in this Section 6.3 as SJBDI may reasonably request.


                 ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER

                  7.1. Termination. This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of SJBDI:

                  (a)      by mutual written consent of the parties hereto;

                  (b) by HUB or SJBDI (i) if the Effective Time shall not have occurred on or prior to the Cutoff Date unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time, or (ii) if a vote of the shareholders of SJBDI is taken and such shareholders fail to approve this Agreement at the meeting (or any adjournment or postponement thereof) held for such purpose (provided that the terminating party shall not be in material breach of any of its obligations under Section 5.7 hereof), or (iii) if a vote of the shareholders of HUB is required by NYSE rules, such vote is taken and such shareholders fail to approve this Agreement at the meeting (or any adjournment or postponement thereof) held for such purpose (provided that the terminating party shall not be in material breach of any of its obligations under Section 5.7 hereof);

                  (c) by HUB or SJBDI upon written notice to the other if any application for regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or Governmental Entity or by HUB upon written notice to SJBDI if any such application is approved with conditions (other than conditions which are customary or standard in such regulatory approvals) which would materially impair the value of SJBDI and FAMNB, taken as a whole, to HUB;

                  (d) by HUB if (i) there shall have occurred a SJBDI Material Adverse Change from that disclosed by SJBDI in SJBDI's Annual Report on Form 10-K for the year ended December 31, 1998, which change shall have resulted in a material adverse effect on SJBDI (it being understood that those matters disclosed in the SJBDI Disclosure Schedule shall not be deemed to constitute such a material adverse effect); or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of SJBDI hereunder and such breach shall not have been remedied within 30 days after receipt by SJBDI of notice in writing from HUB to SJBDI specifying the nature of such breach and requesting that it be remedied;

                  (e) by SJBDI, if (i) there shall have occurred a HUB Material Adverse Change from that disclosed by HUB in HUB's Annual Report on Form 10-K for the year ended December 31, 1998, which change shall have resulted in a material adverse effect on HUB (it being understood that those matters disclosed in the HUB Disclosure Schedule shall not be deemed to constitute such a material adverse effect); or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of HUB hereunder and such breach shall not have been remedied within 30 days after receipt by HUB of notice in writing from SJBDI specifying the nature of such breach and requesting that it be remedied;

                  (f) by SJBDI, if SJBDI's Board of Directors shall have approved an Acquisition Transaction after determining, upon advice of counsel, that such approval was necessary in the exercise of its fiduciary obligations under applicable laws;

                  (g) by HUB if the conditions set forth in Sections 6.1 and 6.2 are not satisfied and are not capable of being satisfied by the Cutoff Date;

                  (h) by SJBDI if the  conditions  set forth in Sections 6.1 and
6.3 are not satisfied and are not capable of being satisfied by the Cutoff Date; or

                  (i) by HUB within the Due Diligence Period if HUB, if the due diligence review by HUB causes HUB to reach a conclusion about the financial condition, business, assets or the quality of the representations and warranties of SJBDI or FAMNB, adverse from conclusions about the same matters which HUB's senior executives held at the time HUB executed this Agreement; or

                  (j) by SJBDI, if (either before or after the approval of this Agreement by the stockholders of SJBDI) its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the three business day period commencing with (and including) the Determination Date, if both of the following conditions are satisfied:

                           (x) the Median  Pre-Closing Price of HUB Common Stock
on the Determination Date (the "Determination Price"), is less than the HUB Floor Price. The "HUB Floor Price" is 70% of the HUB Average Starting Date Price. The "HUB Average Starting Date Price" is the average of the high and low sale prices of HUB Common Stock on the trading day immediately preceding the date hereof (the "Starting Date"), as the same shall be adjusted to reflect any Capital Change; and

                           (y)  (A)  the  quotient   obtained  by  dividing  the
Determination Price by the HUB Average Starting Date Price (the "HUB Ratio") is less than (B) the quotient obtained by dividing the number calculated using the index of financial institutions set forth on Exhibit A hereto (the "Index Price") as of the close of business on the Determination Date by the Index Price as of the close of business on the Starting Date and subtracting 0.20 from the quotient in this clause (y)(B) (such number being referred to herein as the "Index Ratio").

                  Notwithstanding the foregoing, if SJBDI elects to exercise its termination right pursuant to this subsection (j), it shall give prompt written notice to HUB (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three business day period)). During the two business day period commencing with its receipt of such notice, HUB shall have the option of increasing the consideration to be received by the holders of SJBDI Common Stock hereunder by increasing the Exchange Ratio to equal the lesser of (i) a number (rounded to four decimals) equal to a quotient, the numerator of which is the HUB Floor Price multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Determination Price, and
(ii) a number (rounded to four decimals) equal to a quotient, the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the HUB Ratio. If HUB makes an election contemplated by the preceding sentence, within such two business day period, it shall give prompt written notice to SJBDI of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this subsection (j) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this subsection (j).

                  (k) by HUB during the Due Diligence Period if the due diligence review by HUB causes HUB to reach a conclusion about the financial condition, business, assets or the quality of the representations and warranties of SJBDI or FAMNB, adverse from conclusions about the same matters which HUB's senior executives held at the time HUB executed this Agreement.

                  7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement by either HUB or SJBDI pursuant to Section 7.1, this Agreement (other than Section 5.5(b), the penultimate sentence of Section 5.6(h), this Section 7.2 and Section 8.1) shall forthwith become void and have no effect, without any liability on the part of any party or its officers, directors or shareholders. Nothing contained herein, however, shall relieve any party from any liability for any breach of this Agreement.

                  7.3. Amendment. This Agreement may be amended by action taken by the parties hereto at any time before or after adoption of this Agreement by the shareholders of SJBDI but, after any such adoption, no amendment shall be made which reduces the amount or changes the form of the consideration to be delivered to the shareholders of SJBDI without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

                  7.4. Extension; Waiver. The parties may, at any time prior to the Effective Time of the Merger, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which the waiver is sought to be enforced.


                          ARTICLE VIII - MISCELLANEOUS

                  8.1.  Expenses.

                  (a) Except as otherwise expressly stated herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses. Notwithstanding the foregoing, SJBDI may bear the expenses of FAMNB.

                  (b) Notwithstanding any provision in this Agreement to the contrary, in the event that either of the parties shall willfully default in its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder.

                  8.2. Survival. The respective representations, warranties, covenants and agreements of the parties to this Agreement shall not survive the Effective Time, but shall terminate as of the Effective Time, except for Article II, this Section 8.2 and Sections 5.5(b), 5.8(a), 5.11 and 5.14.

                  8.3. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or by reputable overnight courier or sent by registered or certified mail, postage prepaid, as follows:

         (a)  If to HUB, to:

                  Hudson United Bancorp.
                  1000 MacArthur Boulevard
                  Mahwah, NJ 07430
                  Attn.: Kenneth T. Neilson, Chairman,
                         President and Chief Executive Officer

                  Copy to:

                  Hudson United Bancorp.
                  1000 MacArthur Boulevard
                  Mahwah, NJ 07430
                  Attn.: D. Lynn Van Borkulo-Nuzzo, Esq.

                  And copy to:

                  Pitney, Hardin, Kipp & Szuch
                  (mail to) P.O. Box 1945
                  Morristown, NJ 07962
                  (deliver to) 200 Campus Drive
                  Florham Park, NJ 07932
                  Attn.: Ronald H. Janis, Esq.

         (b)      If to SJBDI, to:

                  Southern Jersey Bancorp of Delaware, Inc.
                  53 South Laurel Street
                  Bridgeton, NJ 08302
                  Attn: Clarence D. McCormick, Sr., Chairman and CEO

                  Copy to:

                  Block and Balestri, P.C.
                  15851 Dallas Parkway
                  Suite 1020
                  Addison, TX 75001
                  Attn: Steven R. Block, Esq.

or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date actually received.

                  8.4. Parties in Interest; Assignability. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement except the Indemnitees described in Section 5.14. This Agreement and the rights and obligations of the parties hereunder may not be assigned. In the event HUB reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, then proper provision shall be made so that such resulting, continuing or surviving corporation or entity assumes the obligations of HUB in this Agreement.

                  8.5. Entire Agreement. This Agreement, which includes the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire Agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto, other than any confidentiality agreements entered into by the parties hereto.

                  8.6. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                  8.7. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.

                  8.8. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

                  8.9. Knowledge. Whenever the phrase "to the knowledge of SJBDI" or another similar qualification is used herein, the relevant knowledge shall refer to the actual knowledge of McCormick Sr., McCormick, Jr., and the Chief Financial Officer of SJBDI. Whenever the phrase "to the knowledge of HUB" or another similar qualification is used herein, the relevant knowledge shall refer to the actual knowledge of HUB's Chief Executive Officer, Chief Financial Officer and Senior Loan Officer.

                  IN WITNESS WHEREOF, HUB, the Bank, SJBDI and FAMNB have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:                                  HUDSON UNITED BANCORP

     VIRGINIA A. LAZALA                      D. LYNN VAN BORKULO-NUZZO
By: ________________________             By: ___________________________
     Virginia A. Lazala                      D. Lynn Van Borkulo-Nuzzo,
     Assistant Corporate Secretary           Executive Vice-President


ATTEST:                                  SOUTHERN JERSEY BANCORP
                                         OF DELAWARE, INC.

     PAUL J. RITTER, III                     CLARENCE D. McCORMICK, SR.
By: ________________________             By: _________________________________
     Paul J. Ritter, III,                    Clarence D. McCormick, Sr.,
     Assistant Secretary                     Chairman and CEO

ATTEST:                                  HUDSON UNITED BANK

     VIRGINA A. LAZALA                       D. LYNN VAN BORKULO-NUZZO
By: ________________________             By: _________________________________
     Virgina A. Lazala,                      D. Lynn Van Borkulo-Nuzzo,
     Assistant Corporate Secretary           Executive Vice-President


ATTEST:                                  FARMERS AND MERCHANTS
                                         NATIONAL BANK

      PAUL J. RITTER, III                    CLARENCE D. McCORMICK, SR.
By: ________________________             By: _________________________________
      Paul J. Ritter, III,                   Clarence D. McCormick, Sr.,
      Assistant Secretary                    Chairman

                                                                    Exhibit A to
                                                                Merger Agreement

                                      Index


Company Name                                      Ticker
------------                                      ------

Carolina First                                    CAFC
Centura Banks                                     CBC
Commerce Bancorp                                  CBH
Commercial Federal                                CFB
Community First Bank                              CFBX
Cullen/Frost                                      CFR
First Bancorp                                     FBP
First Midwest                                     FMBI
FirstMerit Corp.                                  FMER
Premier Bancshs                                   PMB
Provident Bancshs                                 PBKS
Riggs National Corp                               RIGS
Silicon Val Bkshrs                                SIVB
Susquehan Bkshs                                   SUSQ
Trust Co Bank NY                                  TRST
United Bancshares                                 UBSI
Whitney Hldg                                      WTNY


The "Index Price" is determined by adding the price per common share of each of the companies listed above on the appropriate date (i.e., the Starting Date or the Determination Date, as the case nay be). If any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the price per share of the common stock of such company on the Determination Date shall be appropriately adjusted.

If, at any time after the Starting Date and before the Determination Date, the common stock of any company on this Exhibit A ceases to be publicly traded or any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization, such company shall be removed from the Index Group effective as of the Starting Date (i.e., such Company shall not be considered part of the Index Group for any purposes in connection with this Merger Agreement).

                                                                      APPENDIX B


                             STOCK OPTION AGREEMENT


                  THIS STOCK OPTION AGREEMENT ("Agreement") dated as of June 28, 1999, is by and between Hudson United Bancorp, a New Jersey corporation and registered bank holding company ("HUB"), and Southern Jersey Bancorp of Delaware, Inc., a Delaware corporation and registered bank holding company ("SJBDI").

                                   BACKGROUND

                  WHEREAS, HUB and SJBDI, as of the date hereof, are prepared to execute a definitive agreement and plan of merger (the "Merger Agreement") pursuant to which SJBDI will be merged with and into HUB (the "Merger"); and

                  WHEREAS, HUB has advised SJBDI that it will not execute the Merger Agreement unless SJBDI executes this Agreement and SJBDI has advised HUB that it will not execute the Merger Agreement unless HUB executes this Agreement; and

                  WHEREAS, the Board of Directors of SJBDI has determined that the Merger Agreement provides substantial benefits to the shareholders of SJBDI; and

                  WHEREAS, the Board of Directors of HUB has determined that the Merger Agreement provides substantial benefits to the shareholders of HUB; and

                  WHEREAS, as an inducement to HUB to enter into the Merger Agreement and in consideration for such entry, SJBDI desires to grant to HUB an option to purchase authorized but unissued shares of common stock of SJBDI in an amount and on the terms and conditions hereinafter set forth; and

                  WHEREAS, as an inducement to SJBDI to enter into the Merger Agreement and in consideration for such entry, HUB desires to grant to SJBDI the right to require HUB to purchase authorized but unissued shares of common stock of SJBDI to HUB in an amount and on the terms and conditions hereinafter set forth.

                                    AGREEMENT

                  In consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, HUB and SJBDI, intending to be legally bound hereby, agree:

                  1. Grant of Option. SJBDI hereby grants to HUB an option to purchase 200,000 shares of common stock, $1.67 par value, of SJBDI (the "Common Stock") at a price of $24.00 per share (the "Option Price"), on the terms and conditions set forth herein (the "Option").

                  2. Exercise of Option. The Option shall not be exercisable until the occurrence of an Option Triggering Event (as such term is hereinafter defined). Upon or after the occurrence of an Option Triggering Event, HUB may exercise the Option, in whole or in part, at any time or from time to time, subject to the terms and conditions set forth herein and the termination provisions of Section 22 of this Agreement.

                  The term "Option Triggering Event" means the occurrence of any of the following events:

                  A person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than HUB or an affiliate of HUB:

                  a. acquires beneficial ownership (as such term is defined in Rule 13d-3 as promulgated under the Exchange Act) of at least 10% of the then outstanding shares of Common Stock; or

                  b. enters into a letter of intent or an agreement, whether oral or written, with SJBDI pursuant to which such person or any affiliate of such person would (i) merge or consolidate, or enter into any similar transaction, with SJBDI, (ii) acquire all or a significant portion of the assets or liabilities of SJBDI, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of Common Stock; or

                  c. makes a filing with any bank or thrift regulatory authorities with respect to or publicly announces a bona fide proposal (a "Proposal") for (i) any merger with, consolidation with or acquisition of all or a significant portion of all the assets or liabilities of, SJBDI or any other business combination involving SJBDI, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the outstanding shares of Common Stock, and in either case thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 15 days prior to the meeting of stockholders of SJBDI called to vote on the Merger and SJBDI's stockholders fail to approve the Merger by the vote required by applicable law at the meeting of stockholders called for such purpose; or

                  d. makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, SJBDI willfully takes any action in any manner which would materially interfere with its ability to consummate the Merger or materially reduce the value of the transaction to HUB.

                  The term "Option Triggering Event" also means the taking of any material direct or indirect action by SJBDI or any of its directors, senior executive officers, investment bankers or other person with actual or apparent authority to speak for the Board of Directors, inviting, encouraging or soliciting any proposal (other than from HUB or an affiliate of HUB) which has as its purpose a tender offer for the shares of Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of SJBDI, or a sale of a significant number of shares of Common Stock or any significant portion of its assets or liabilities.

                  The term "significant portion" means 10% of the assets or liabilities of SJBDI. The term "significant number" means 10% of the outstanding shares of Common Stock.

                  "Publicly Withdrawn", for purposes of clauses (c) and (d) above, shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over SJBDI or in soliciting or inducing any other person (other than HUB or any affiliate) to do so.

                  Notwithstanding the foregoing, the Option may not be exercised at any time (i) in the absence of any required governmental or regulatory approval or consent, including, without limitation, any filing, approval or consent required under the rules and regulations of the National Association of Securities Dealers, Inc., (the "NASD"), necessary for SJBDI to issue the shares of Common Stock covered by the Option (the "Option Shares") or HUB to exercise the Option or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares.

                  SJBDI shall notify HUB promptly in writing of the occurrence of any Option Triggering Event known to it, it being understood that the giving of such notice by SJBDI shall not be a condition to the right of HUB to exercise the Option. SJBDI will not take any action which would have the effect of preventing or disabling SJBDI from delivering the Option Shares to HUB upon exercise of the Option or otherwise performing its obligations under this Agreement, except to the extent required by applicable securities and banking laws and regulations.

                  In the event HUB wishes to exercise the Option, HUB shall send a written notice to SJBDI (the date of which is hereinafter referred to as the "Option Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date between two and ten business days inclusive from the Option Notice Date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals and the expiration of any legally required notice or waiting period, if any.

                  3. Grant of Put. HUB hereby grants to SJBDI the right to require HUB to purchase 200,000 shares of Common Stock at the Option Price, on the terms and conditions set forth herein (the "Put").

                  4. Exercise of Put. This Put shall be exercisable following the "Put Triggering Event," which is the termination of the merger agreement by any party thereto. Upon or after the occurrence of a Put Triggering Event, SJBDI may exercise the Put, in whole or in part, on one occasion only, within six months after the Put Triggering Event, subject to the terms and conditions set forth herein and the termination provisions of Section 22 of this Agreement.

                  Notwithstanding the foregoing, HUB shall not be obligated to purchase any Put Shares (i) in the absence of any required governmental or regulatory approval or consent, including, without limitation, any filing, approval or consent required under the rules and regulations of the NASD necessary for SJBDI to issue the shares of Common Stock covered by the Put (the "Put Shares") or HUB to purchase the Put Shares or prior to the expiration or termination of any waiting period required by law, or (ii) if as a condition precedent to obtaining any regulatory approval or consent, HUB is required to take or refrain from taking any action or to agree to take or refrain from taking any action which HUB reasonably determines would materially impair the value of the Put Shares or would impose a material operating or financial burden on HUB, or (iii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Put Shares. HUB will make reasonable efforts promptly to obtain all necessary regulatory approvals upon exercise of the Put.

                  HUB will not take any action which would have the effect of preventing or disabling HUB from purchasing the Put Shares from SJBDI upon exercise of the Put or otherwise performing its obligations under this Agreement, except to the extent required by applicable securities and banking laws and regulations, provided, however, that this paragraph shall not restrict in any way HUB's ability to negotiate, enter into, or consummate mergers or acquisitions.

                  In the event SJBDI wishes to exercise the Put, SJBDI shall send a written notice (the "Put Notice") to HUB (the date of which is hereinafter referred to as the "Put Notice Date") specifying the total number of Put Shares it wishes to sell and a place and date between two and ten business days inclusive from the Put Notice Date for the closing of such a sale (a "Closing"); provided, however, that a Closing shall not occur prior to two days nor more than ten days after the later of receipt of any necessary regulatory approvals and the expiration of any legally required notice or waiting period, if any.

                  5. Payment and Delivery of Certificates. At any Closing hereunder (a) HUB will make payment to SJBDI of the aggregate price for the Option or Put Shares so purchased by wire transfer of immediately available funds to an account designated by SJBDI; (b) SJBDI will deliver to HUB a stock certificate or certificates representing the number of Option or Put Shares so purchased, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever created by or through SJBDI, registered in the name of HUB or its designee, in such denominations as were specified by HUB in its notice of exercise and, if necessary, bearing a legend as set forth below; and
(c) HUB shall pay any transfer or other taxes required by reason of the issuance of the Option or Put Shares so purchased.

                  If required under applicable federal securities laws, a legend will be placed on each stock certificate evidencing Option or Put Shares issued pursuant to this Agreement, which legend will read substantially as follows:

         The shares of stock evidenced by this certificate have not been registered for sale under the Securities Act of 1933 (the "1933 Act"). These shares may not be sold, transferred or otherwise disposed of unless a registration statement with respect to the sale of such shares has been filed under the 1933 Act and declared effective or, in the opinion of counsel reasonably acceptable to SJBDI, said transfer would be exempt from registration under the provisions of the 1933 Act and the regulations promulgated thereunder.

No such legend shall be required if a registration statement is filed and declared effective under Section 6 hereof.

                  6. Registration Rights. Upon or after the occurrence of an Option Triggering Event or a Put Exercise and upon receipt of a written request from HUB, SJBDI shall, if necessary for the resale of the Option or the Option or Put Shares by HUB, prepare and file a registration statement with the Securities and Exchange Commission and any state securities bureau covering the Option and such number of Option or Put Shares as HUB shall specify in its request. SJBDI shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares or Put Shares, as the case may be, provided that HUB shall in no event have the right to have more than one such registration statement become effective, and provided further that SJBDI shall not be required to prepare and file any such registration statement in connection with any proposed sale with respect to which counsel to SJBDI delivers to SJBDI and to HUB (which is reasonably acceptable to HUB) its opinion to the effect that no such filing is required under applicable laws and regulations with respect to such sale or disposition; provided further, however, that SJBDI may delay any registration of Option or Put Shares above for a period not exceeding 90 days in the event that SJBDI shall in good faith determine that any such registration would adversely effect an offering of securities by SJBDI for cash. HUB shall provide all information reasonable requested by SJBDI for inclusion in any registration statement to be filed hereunder.

                  In connection with such filing, SJBDI shall use its best efforts to cause to be delivered to HUB such certificates, opinions, accountant's letters and other documents as HUB shall reasonably request and as are customarily provided in connection with registrations of securities under the Securities Act of 1933, as amended. All expenses incurred by SJBDI in complying with the provisions of this Section 4, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for SJBDI and blue sky fees and expenses shall be paid by SJBDI. Underwriting discounts and commissions to brokers and dealers relating to the Option or Put Shares, fees and disbursements of counsel to HUB and any other expenses incurred by HUB in connection with such registration shall be borne by HUB. In connection with such filing, SJBDI shall indemnify and hold harmless HUB against any losses, claims, damages or liabilities, joint or several, to which HUB may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of a material fact required to be stated therein or necessary to make the statements therein not misleading; and SJBDI will reimburse HUB for any legal or other expense reasonably incurred by HUB in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that SJBDI will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of HUB specifically for use in the preparation thereof. HUB will indemnify and hold harmless SJBDI to the same extent as set forth in the immediately preceding sentence but only with reference to written information specifically furnished by or on behalf of HUB for use in the preparation of or inclusion in such preliminary or final registration statement or such amendment or supplement thereto; and HUB will reimburse SJBDI for any legal or other expense reasonably incurred by SJBDI in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding anything to the contrary herein, no indemnifying party shall be liable for any settlement effected without its prior written consent.

                  7. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, then the number and kind of Option or Put Shares and the Option Price shall be appropriately adjusted.

                  In the event any capital reorganization or reclassification of the Common Stock, or any consolidation, merger or similar transaction of SJBDI with another entity, or any sale of all or substantially all of the assets of SJBDI, shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holder hereof) shall be made whereby the holder hereof shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of the Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by the Option, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by the Option had such reorganization, reclassification, consolidation, merger or sale not taken place; provided, however, that if such transaction results in the holders of Common Stock receiving only cash, the holder hereof shall be paid the difference between the Option Price and such cash consideration without the need to exercise the Option.

                  8. Filings and Consents. Each of HUB and SJBDI will use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

                  Exercise of the Option or Put herein provided shall be subject to compliance with all applicable laws including, in the event HUB is the holder hereof, approval of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or the New Jersey Department of Banking, and each party agrees to cooperate with and furnish to the other such information and documents as may be reasonably required to secure such approvals.

                  9. Representations and Warranties of SJBDI. SJBDI hereby represents and warrants to HUB as follows:

                  a. Due Authorization. SJBDI has full corporate power and authority to execute, deliver and perform this Agreement and all corporate action necessary for execution, delivery and performance of this Agreement has been duly taken by SJBDI.

                  b. Authorized Shares. SJBDI has taken and, as long as the Option is outstanding, will take all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

                  c. No Conflicts. Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate regulatory approvals) will violate or result in any violation or default of or be in conflict with or constitute a default under any term of the Certificate of Incorporation or Bylaws of SJBDI or any agreement, instrument, judgment, decree or order applicable to SJBDI.

                  10.   Representations   and  Warranties  of  HUB.  HUB  hereby
represents and warrants to SJBDI as follows:

                  a. Due Authorization. HUB has full corporate power and authority to execute, deliver and perform this Agreement and all corporate action necessary for execution, delivery and performance of this Agreement has been duly taken by HUB.

                  b. No Conflicts. Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate regulatory approvals) will violate or result in any violation or default of or be in conflict with or constitute a default under any term of the Certificate of Incorporation or Bylaws of HUB or any agreement, instrument, judgment, decree or order applicable to HUB.

                  11. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable. Notwithstanding the foregoing, each party shall have the right to seek money damages against the other for a breach of this Agreement.

                  12. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

                  13. Assignment or Transfer. Neither party may sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons, except that HUB may transfer its rights hereunder to an affiliate. HUB represents that it is acquiring the Option for HUB's own account and not with a view to or for sale in connection with any distribution of the Option or the Option Shares. HUB is aware that neither the Option nor the Option or Put Shares are the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to Section 5 of the Securities Act, but instead each is being offered in reliance upon the exemption from the registration requirement provided by
Section 4(2) thereof and the representations and warranties made by HUB in connection therewith.

                  14. Amendment of Agreement. Upon mutual consent of the parties hereto, this Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

                  15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                  16. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by express service, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                  If to HUB:

                           Hudson United Bancorp
                           1000 MacArthur Boulevard
                           Mahwah, New Jersey  07430
                           Attention: Kenneth T. Neilson
                                      President and Chief Executive Officer

                  With a copy to:

                           Pitney, Hardin, Kipp & Szuch
                           200 Campus Drive
                           Florham Park, New Jersey  07932-0950
                           Attention: Ronald H. Janis, Esq.
                                      Michael W. Zelenty, Esq.

                  If to SJBDI:

                           Southern Jersey Bancorp of Delaware, Inc.
                           53 South Laurel Street
                           Bridgeton, New Jersey 08302
                           Attention: Clarence D. McCormick, Sr.
                                      Chairman and Chief Executive Officer

                  With a copy to:

                           Block & Balestri, P.C.
                           15851 Dallas Parkway
                           Suite 1020
                           Addison, Texas 75001
                           Attention: Steven R. Block, Esq.

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

                  17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

                  18. Captions. The captions in the Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

                  19. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (a) compliance with any of the covenants of the other party contained in this Agreement and/or (b) the other party's performance of any of its obligations set forth in this Agreement.

                  20. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                  21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  22. Termination. This Agreement shall terminate upon either the termination of the Merger Agreement as provided therein or the consummation of the transactions contemplated by the Merger Agreement; provided, however, that (i) if termination of the Merger Agreement occurs after the occurrence of an Option Triggering Event (as defined in Section 2 hereof), this Agreement shall not terminate until the later of 24 months following the date of the termination of the Merger Agreement or the consummation of any proposed transactions which constitute the Triggering Event and (ii) if termination of the Merger Agreement occurs pursuant to a Put Triggering Event (as defined in Section 4 hereof), this Agreement shall terminate six 6 months after such Put Triggering Event, unless the Put Notice has been delivered prior thereto, in which case this Agreement shall terminate following the Closing under such Put Notice.

                  23. Cut-Back. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock subject to the Option and the Put shall be automatically reduced if, and only to the extent, necessary to avoid HUB becoming (either by virtue of the execution and delivery of this Agreement or by virtue of the exercise of the Option or Put) an "Acquiring Person" under the Amended Stockholders Rights Agreement dated as of April 11, 1996 by and between SJBDI and The Farmers and Merchants National Bank of Bridgeton.

                  IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Stock Option Agreement to be executed by its duly authorized officer, all as of the day and year first above written.


                              SOUTHERN JERSEY BANCORP
                              OF DELAWARE, INC.

                                   CLARENCE D. McCORMICK, SR.
                              By:--------------------------------------
                                   Clarence D. McCormick, Sr.
                                   Chairman & Chief Executive Officer

                              HUDSON UNITED BANCORP

                                   D. LYNN VAN BORKULO-NUZZO
                              By:---------------------------------------
                                   D. Lynn Van Borkulo-Nuzzo,
                                   Executive Vice-President

                                                                      APPENDIX C



                           FIRST CAPITAL GROUP, L.L.C.
                     INVESTMENT BANKERS & FINANCIAL ADVISORS


August 10, 1999

Board of Directors
Southern Jersey Bancorp of Delaware, Inc.
53 South Laurel Street
Bridgeton, New Jersey 08302

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Southern Jersey Bancorp of Delaware, Inc. ("SJBD"), of the consideration (the "Merger Consideration") to be received by such holders pursuant to the Agreement and Plan of Merger dated as of June 28, 1999 (the "Merger Agreement"), incorporated by reference therein, which provides for the merger (the "Merger") of SJBD with and into Hudson United Bancorp, Inc. ("HUB"). Pursuant to Section 2.1 of the Merger Agreement, subject to certain conditions, each shareholder of the outstanding common stock of SJBD (the "SJBD Common Stock") has a right to receive 1.26 shares of the common stock of HUB (the "HUB Common Stock") for each share of SJBD Common Stock tendered. The terms and guidelines of the transaction are more fully set forth in the Reorganization Agreement and the Merger Agreement.

In connection with our opinion, we have: (i) analyzed certain internal financial statements and other financial and operating data concerning SJBD prepared by the management of SJBD; (ii) analyzed certain publicly available financial statements, both audited and unaudited, and other information of SJBD and HUB, including those included in SJBD's Annual Reports for the three years ended December 31, 1998, HUB's Annual Reports for the three years ended December 31, 1998, HUB's Quarterly Reports for the periods ended June 30, 1998, September 30, 1998, and March 31, 1999, and SJBD's Quarterly Reports for the periods ended June 30, 1998, September 30, 1998, and March 31, 1999; (iii) analyzed certain financial projections of SJBD prepared by the management of SJBD; (iv) discussed the past and current operations and financial condition of SJBD with senior executives of SJBD; (v) reviewed the reported stock prices and trading activity for HUB Common Stock; (vi) compared the financial performance of HUB Common Stock and trading activity with that of certain other comparable publicly-traded companies and their securities; (vii) reviewed and compared certain security analysis reports of HUB's Common Stock prepared by various investment banking firms; (viii) reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions; (ix) reviewed the Merger Agreement; and (x) performed such other analyses as deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. We have not made an independent evaluation of the assets or liabilities of SJBD, nor have we been furnished with any such appraisals. With respect to financial forecasts, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments or management of SJBD as to the future financial performance of SJBD. We have assumed such forecasts and projections will be realized in the amounts and at the times contemplated thereby. With respect to HUB, we relied solely upon publicly available data and we did not conduct discussions with the management of HUB regarding HUB's financial condition, performance and prospects. We did not conduct any independent evaluation or appraisal of the assets, liabilities or business prospects of HUB, we were not furnished with any evaluations or appraisals, and we did not review any individual credit files of HUB. We are not experts in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for losses with respect thereto and have assumed that such allowances for each of the companies are in the aggregate, adequate to cover such losses.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.

Our opinion is limited to the fairness, from a financial point of view, to the holders of SJBD Common Stock of the Merger Consideration to be received by the holders of the SJBD Common Stock as stated in the Merger Agreement and does not address SJBD's underlying business decision to undertake the Merger. Moreover, this letter, and the opinion expressed herein, does not constitute a recommendation to any shareholder as to any approval of the Merger or the Merger Agreement. It is understood that this letter is for the information of the Board of Directors of SJBD and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by SJBD with the Securities and Exchange Commission with respect to the Merger.

Based on the foregoing and such other matters we have deemed relevant, we are of the opinion, as of the date hereof, that the Merger Consideration is fair, from a financial point of view, to the holders of SJBD Common Stock.

                                                 Respectfully submitted,



                                                 FIRST CAPITAL GROUP, L.L.C.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers.

         (i) Limitation of Liability of Directors and Officers. Section 14A:2-7(3) of the New Jersey Business Corporation Act permits a corporation to provide in its Certificate of Incorporation that a director or officer shall not be personally liable to the corporation or its shareholders for breach of any duty owed to the corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of any improper personal benefit. Hudson United's Certificate of Incorporation includes limitations on the liability of officers and directors to the fullest extent permitted by New Jersey law.

         (ii) Indemnification of Directors, Officers, Employees and Agents. Under Article X of its Certificate of Incorporation, Hudson United must, to the fullest extent permitted by law, indemnify its directors, officers, employees and agents. Section 14A:3-5 of the New Jersey Business Corporation Act provides that a corporation may indemnify its directors, officers, employees and agents against judgments, fines, penalties, amounts paid in settlement and expenses, including attorneys' fees, resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified therein. Determinations concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the Board of Directors, (b) independent legal counsel, or (c) an affirmative vote of a majority of shares held by the shareholders. No indemnification is permitted to be made to or on behalf of a corporate director, officer, employee or agent if a judgment or other final adjudication adverse to such person establishes that his acts or omissions (A) were in breach of his duty of loyalty to the corporation or its shareholders, (B) were not in good faith or involved a knowing violation of law or (C) resulted in receipt by such person of an improper personal benefit.

         (iii) Insurance. Hudson United's directors and officers are insured against losses arising from any claim against them such as wrongful acts or omissions, subject to certain limitations.


Item 21.  Exhibits and Financial Statement Schedules.

A.  Exhibits

Exhibit
Number            Description
------            -----------

2(a) Agreement and Plan of Merger, dated as of June 28, 1999, by and among Hudson United Bancorp ("HUB"), Hudson United Bank (the "Bank"), Southern Jersey Bancorp of Delaware, Inc. ("SOJB") and Farmers and Merchants National Bank ("FAM") (included as Appendix A to the Proxy Statement). *

2(b) Stock Option Agreement, dated as of June 28, 1999, by and between HUB and SOJB (included as Appendix B to the Proxy Statement). *

5 Opinion of Pitney, Hardin, Kipp & Szuch as to the legality of the securities to be registered.

8 Opinion of Pitney, Hardin, Kipp & Szuch as to certain tax consequences of the Merger.

23(a)    Consent of Athey & Company, CPAs, P.A.

23(b)    Consent of Belfint, Lyons & Schuman, P.A.

23(c)    Consent of Arthur Andersen LLP.

23(d)    Consent of First Capital Group, LLC.

23(e) Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibits 5 and 8 hereto).

99(a)    Form of Proxy Card

-------------------------


*        Included elsewhere in this registration statement.
**       Incorporated by reference.


B.  Report, Opinion or Appraisals

         Form of Fairness Opinion of First Capital Group, LLC is included as Appendix C to the Proxy Statement-Prospectus.

Item 22.  Undertakings

1. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

3. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 2 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

6. Subject to appropriate interpretation, the undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

7. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 and Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

8. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

9. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

10. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Mahwah, State of New Jersey, on the 9th day of August, 1999.

                                       HUDSON UNITED BANCORP

                                           KENNETH T. NEILSON
                                       By: _________________________
                                           Kenneth T. Neilson,
                                           Chairman, President and
                                           Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                  Signature                                     Title                      Date

                                                     Chairman, President, Chief
KENNETH T. NEILSON                                 Executive Officer and Director
--------------------------------------------        (Principal Executive Officer)     August 9, 1999
(Kenneth T. Neilson)


ROBERT J. BURKE
--------------------------------------------                  Director                August 9, 1999
(Robert J. Burke)


DONALD P. CALCAGNINI
--------------------------------------------                  Director                August 9, 1999
(Donald P. Calcagnini)



--------------------------------------------                  Director                August _, 1999
(Joan David)


NOEL DeCORDOVA, JR.
--------------------------------------------                  Director                August 9, 1999
(Noel deCordova, Jr.)



--------------------------------------------                  Director                August _, 1999
(Thomas R. Farley)



--------------------------------------------                  Director                August _, 1999
(Bryant D. Malcolm)


W. PETER McBRIDE
--------------------------------------------                  Director                August 2, 1999
(W. Peter McBride)


CHARLES F.X. POGGI
--------------------------------------------                  Director                August 9, 1999
(Charles F.X. Poggi)



-------------------------------------------                   Director                August _ 1999
(David A. Rosow)


JAMES E. SCHIERLOH
--------------------------------------------                  Director                August 9, 1999
(James E. Schierloh)



--------------------------------------------                  Director                August _, 1999
(Sister Grace Frances Strauber)


JOHN H. TATIGIAN, JR.
--------------------------------------------                  Director                August 9, 1999
(John H. Tatigian, Jr.)


JOSEPH F. HURLEY                                    Executive Vice President and
--------------------------------------------           Chief Financial Offer          August 9, 1999
(Joseph F. Hurley)


RICHARD ALBAN
--------------------------------------------                 Controller               August 9, 1999
(Richard Alban)



                                INDEX TO EXHIBITS

Exhibit
Number            Description

2(a) Agreement and Plan of Merger, dated as of June 28, 1999, by and among Hudson United Bancorp ("HUB"), Hudson United Bank (the "Bank"), Southern Jersey Bancorp of Delaware, Inc. ("SOJB"), and Farmers and Merchants National Bank ("FAM") (included as Appendix A to the Proxy Statement). *

2(b) Stock Option Agreement, dated as of June 28, 1999, by and between HUB and SOJB (included as Appendix B to the Proxy Statement). *

5 Opinion of Pitney, Hardin, Kipp & Szuch as to the legality of the securities to be registered.

8 Opinion of Pitney, Hardin, Kipp & Szuch as to certain tax consequences of the Merger.

23(a)    Consent of Athey & Company, CPAs, P.A.

23(b)    Consent of Belfint, Lyons & Schuman, P.A.

23(c)    Consent of Arthur Andersen LLP.

23(d)    Consent of First Capital Group, LLC.

23(e) Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibits 5 and 8 hereto).

99(a)    Form of Proxy Card
-------------------------

*        Included elsewhere in this registration statement.
**       Incorporated by reference.